Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SHUTTERSTOCK, INC.,

GRAMMY HOLDCO, INC.,

GRAMMY MERGER SUB ONE, INC.,

GETTY IMAGES HOLDINGS, INC.,

GRAMMY MERGER SUB 2, INC.,

and

GRAMMY MERGER SUB 3, LLC

Dated as of January 6, 2025

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EXHIBITS
Exhibit A	Form of Amended and Restated Registration Rights Agreement
Exhibit B	Form of Stockholder Written Consent

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 6, 2025, is by and among Shutterstock, Inc., a Delaware corporation (the “Company”), Grammy HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), Grammy Merger Sub One, Inc., a Delaware corporation and a directly wholly owned subsidiary of HoldCo (“Merger Sub 1”), Getty Images Holdings, Inc., a Delaware corporation (“Parent”), Grammy Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), and Grammy Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 3” and together with Merger Sub 2, “Parent Merger Subs”).  Parent, Parent Merger Subs, the Company, HoldCo and Merger Sub 1 are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties intend that at the Initial Effective Time, Merger Sub 1 be merged with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of HoldCo (the “First Merger”), followed by a conversion by the Company into a Delaware limited liability company (the “LLC Conversion”) taking place at the LLC Conversion Effective Time, in each case, upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, in connection with the First Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Initial Effective Time will be automatically converted into the right to receive one outstanding share of common stock, par value $0.01 per share, of HoldCo upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Parties intend that at the Effective Time, Merger Sub 2 be merged with and into HoldCo, with HoldCo surviving such merger (the “Holdco Surviving Corporation”) as a wholly owned subsidiary of Parent (the “Second Merger”), immediately followed by a merger of the Holdco Surviving Corporation with and into Merger Sub 3, with Merger Sub 3 surviving such merger as a wholly owned subsidiary of Parent (the “Third Merger” and, together with the First Merger, the Second Merger, and the LLC Conversion, the “Transactions”), in each case subject to the terms and conditions of this Agreement;

WHEREAS, in connection with the Second Merger, each outstanding share of common stock, par value $0.01 per share, of HoldCo (the “HoldCo Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (a) approved the terms of this Agreement and the Transactions, (b) determined that it is advisable to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, and (d) resolved to submit this Agreement to the stockholders of the Company and to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has unanimously (a) approved the terms of this Agreement and the Transactions, (b) determined that it is advisable to enter into this Agreement, (c) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, including the issuance of the Parent Common Stock in connection with the Second Merger (the “Parent Share Issuance”), and (d) resolved to submit the Parent Share Issuance to the stockholders of the Parent and to recommend approval of the Parent Share Issuance in connection with the Second Merger by the stockholders of the Parent (the “Parent Recommendation”);

WHEREAS, the board of directors of Merger Sub 1 has approved this Agreement and determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub 1 and its sole stockholder;

WHEREAS, the board of directors of Merger Sub 2 has approved this Agreement and determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub 2 and its sole stockholder;

WHEREAS, the sole member of Merger Sub 3 has approved this Agreement and determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub 3 and its sole member;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, (a) the First Merger and LLC Conversion, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and applicable Treasury Regulations (the “Qualified F Reorg”), (b) the Second Merger and the Third Merger, taken together, qualify as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321 that is treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and applicable Treasury Regulations and (c) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations;

WHEREAS, as a condition to Parent and the Parent Merger Subs’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company Significant Stockholder is entering into a voting and support agreement (the “Voting and Support Agreement”) pursuant to which such stockholder is agreeing, among other things, on the terms and subject to the conditions of such Voting and Support Agreement to vote such Stockholder’s shares of Company Common Stock in favor of the approval of the Transactions and to take certain other actions in furtherance thereof;

WHEREAS, as a condition to the Company, HoldCo and Merger Sub 1’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each Parent Significant Stockholder is entering into a letter agreement (the “Letter Agreement”) pursuant to which such stockholder is agreeing, among other things, on the terms and subject to the conditions of such Letter Agreement to certain restrictions on the transfer of shares of Parent Common Stock held by such stockholder.

WHEREAS, as a condition to the Company, HoldCo and Merger Sub 1’s willingness to enter into this Agreement, substantially concurrently with the execution and delivery of this Agreement, the Parent Significant Stockholders will execute and deliver to Parent an irrevocable written consent pursuant to which they will adopt this Agreement in accordance with Section 228 of the DGCL;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, the Parent Significant Stockholders and the Company Significant Stockholder are entering into a letter agreement (the “Significant Stockholder Agreement”) regarding, among other matters, transfer restrictions on the Parent Common Stock, which shall be conditioned upon, and become effective as of, the Closing; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1           The Transactions.

(a)          Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Initial Effective Time, Merger Sub 1 shall be merged with and into the Company, whereupon the separate existence of Merger Sub 1 will cease with the Company surviving the First Merger (the “Company Surviving Corporation”) such that, following the First Merger, the Company will be a direct wholly owned subsidiary of HoldCo.  The First Merger shall have the effects provided in this Agreement and as specified in the DGCL.

(b)          Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the LLC Conversion Effective Time, the Company Surviving Corporation shall be converted to a Delaware limited liability company (the “Company LLC”).

(c)          Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub 2 shall be merged with and into HoldCo, whereupon the separate existence of Merger Sub 2 will cease with HoldCo surviving the Second Merger such that, following the Second Merger, the HoldCo Surviving Corporation will be a direct wholly owned subsidiary of Parent.  The Second Merger shall have the effects provided in this Agreement and as specified in the DGCL.

(d)        Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, immediately following the Effective Time, the HoldCo Surviving Corporation shall be merged with and into Merger Sub 3, whereupon the separate existence of the HoldCo Surviving Corporation will cease with Merger Sub 3 surviving the Third Merger (the “HoldCo Surviving Company”) such that, immediately following the Third Merger, the HoldCo Surviving Company will be a direct wholly owned subsidiary of Parent.  The Third Merger shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA.

Section 1.2         Closing.  The closing of the Transactions (the “Closing”) shall be effected by the electronic exchange of signatures by electronic transmission or, if such exchange is not practicable, such Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York at 10:00 a.m., Eastern Time, on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VI to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, that if all of the conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions would be satisfied or validly waived were the Closing to occur at such time) and (x) Parent has not obtained each of the Existing Debt Modifications or (y) Parent does not have immediately available funds sufficient for Parent to satisfy the Financing Uses, then the Closing shall not occur prior to the date that is three (3) Business Days after the Marketing Period expires.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3           Effective Time.

(a)          Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Parties under the DGCL in connection with the First Merger.  The First Merger shall become effective at 11:59 p.m., Eastern Time, on the Closing Date or on such other date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “Initial Effective Time”).

(b)          Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the applicable Parties shall file with the Delaware Secretary a certificate of conversion for the LLC Conversion, executed in accordance with the relevant provisions of the DLLCA (the “Certificate of Conversion”) and shall make all other filings or recordings required under the DGCL and the DLLCA in connection with the LLC Conversion. The Certificate of Conversion shall provide that the LLC Conversion shall become effective at 12:01 a.m., Eastern Time, on the day immediately following the Closing Date or at such other date and time as is agreed to by the Parties and specified in the Certificate of Conversion (such date and time being hereinafter referred to as the “Conversion Effective Time”); provided, that the LLC Conversion Effective Time (as specified in the Certificate of Conversion) shall be at least two (2) minutes after the Initial Effective Time.

(c)          Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and make any other filings, recordings or publications required to be made by the Parties under the DGCL in connection with the Second Merger.  The Second Merger shall become effective at 12:02 a.m., Eastern Time, on the day immediately following the Closing Date or on such other date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”); provided, that the Effective Time shall be at least one minute after the LLC Conversion Effective Time.

(d)          Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Third Merger (the “Third Certificate of Merger” and together with the First Certificate of Merger and the Second Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the Parties under the DGCL and the DLLCA in connection with the Third Merger.  The Third Merger shall become effective at 12:03 a.m., Eastern Time, on the day immediately following the Closing Date or on such other date and time as shall be agreed to by the Company and Parent and specified in the Third Certificate of Merger (such date and time being hereinafter referred to as the “Third Merger Effective Time”); provided, that the Third Merger Effective Time shall be at least one minute after the Effective Time.

Section 1.4          Effects of the Mergers and the LLC Conversion.

(a)         The effects of the First Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Initial Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the Company, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of the Company, all as provided under the DGCL. After the consummation of the First Merger, all references in this Agreement to the Company, including references to Company Common Stock, Company Options, Company PSU Awards, Company RSU Awards and Company Equity Awards and other securities of the Company shall be deemed, where applicable, to be references to HoldCo and the same securities of HoldCo, and all references to Company Stockholders shall be deemed to be references to common stockholders of HoldCo.

(b)          The effects of the Conversion shall be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, (i) the Company LLC shall be deemed to be the same entity as the Company, (ii) all of the property, rights, privileges, powers and franchises of the Company shall remain vested in the Company LLC, and all debts, liabilities and duties of the Company shall remain attached to the Company LLC and (iii) such property, rights, privileges, powers, franchises, debts, liabilities and duties, shall not be deemed, as a consequence of the Conversion, to have been transferred, all as provided under the DGCL and DLLCA.

(c)         The effects of the Second Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the HoldCo and Merger Sub 2 shall vest in the HoldCo Surviving Corporation, and all debts, liabilities and duties of the HoldCo Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the HoldCo Surviving Corporation, all as provided under the DGCL.

(d)         The effects of the Third Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Third Merger Effective Time, all of the property, rights, privileges, powers and franchises of the HoldCo Surviving Corporation and Merger Sub 3 shall vest in the HoldCo Surviving Company, and all debts, liabilities and duties of the Company Surviving Corporation and Merger Sub 3 shall become the debts, liabilities and duties of the HoldCo Surviving Company, all as provided under the DGCL and the DLLCA.

Section 1.5           Organizational Documents.

(a)          Prior to the Initial Effective Time, the Company and HoldCo shall take all necessary actions to ensure that the certificate of incorporation and the bylaws of HoldCo are the same as the certificate of incorporation and bylaws of the Company as of the date of this Agreement, except for the name of HoldCo.

(b)         At the Initial Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Initial Effective Time shall be the certificate of incorporation and bylaws of the Company following the First Merger, until the Conversion Effective Time.

(c)          At the Conversion Effective Time, the Company LLC shall adopt a limited liability company agreement in a form customary for a single member, member-managed limited liability company that is treated as disregarded as an entity separate from HoldCo for U.S. federal income tax purposes, which limited liability company agreement must be acceptable in form and substance to Parent.

(d)         At the Effective Time, the certificate of incorporation and the bylaws of HoldCo, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the bylaws of the HoldCo Surviving Corporation, until the Third Merger Effective Time.

(e)        At the Third Merger Effective Time, the certificate of formation and operating agreement of Merger Sub 3 shall be the certificate of formation and operating agreement of the HoldCo Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and operating agreement.

Section 1.6           Officers and Directors.

(a)          Subject to applicable Law, each of the Company, HoldCo and Merger Sub 1 shall take all actions necessary to cause the directors of Merger Sub 1 immediately prior to the Initial Effective Time to be the directors of the Company at the Initial Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  Each of the Company, HoldCo and Merger Sub 1 shall take all actions necessary to cause the officers of Merger Sub 1 immediately prior to the Initial Effective Time to be the officers of the Company as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. From and after the Initial Effective Time until the Effective Time, HoldCo shall, and the Company shall cause HoldCo to, ensure that the officers and directors of the Company immediately prior to the Initial Effective Time shall be the officers and directors of HoldCo, each to hold office in accordance with this Agreement and the certificate of incorporation and bylaws of HoldCo.

(b)          Subject to applicable Law, the directors of Merger Sub 2 immediately prior to the Effective Time shall be the directors of the HoldCo Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of Merger Sub 2 immediately prior to the Effective Time shall be the officers of the HoldCo Surviving Corporation as of the Effective Time, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(c)         Subject to applicable Law, the directors of the HoldCo Surviving Corporation immediately prior to the Third Merger Effective Time shall resign as of the Third Merger Effective Time, and the HoldCo Surviving Company shall be managed by Parent as its sole member.  The officers of Merger Sub 3 immediately prior to the Third Merger Effective Time shall be the officers of the HoldCo Surviving Company as of the Third Merger Effective Time, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7           Parent Board of Directors.

(a)         Prior to the Effective Time, Parent shall take all actions as may be necessary or appropriate to cause the number of directors constituting the Parent Board of Directors as of the Effective Time to be eleven (11), consisting of the Chief Executive Officer of Parent, six (6) directors to be designated by Parent from among the directors serving on the Parent Board of Directors as of immediately prior to the Effective Time and four (4) directors to be designated by the Company from among the directors serving on the Company Board of Directors as of immediately prior to the Initial Effective Time (the “Company Designated Directors”) (and Parent and Company shall use commercially reasonable efforts to make such designations no later than thirty (30) days prior to the anticipated Closing Date); provided, that a majority of each of Parent’s and the Company’s designees must qualify as an “independent director” under applicable New York Stock Exchange listing standards and any other independence requirements adopted by the Parent Board of Directors and applicable to directors generally; provided, further, that a director nominee shall not be deemed non-independent solely as a result of such director nominee’s or his or her Affiliates’ ownership of Parent Common Stock; provided, further, that the Company Designated Directors shall be classified as follows with respect to the classes of directors of the Parent Board: one (1) Company Designated Director in Class I, one (1) Company Designated Director in Class II and two (2) Company Designated Directors in Class III.  From and after the Effective Time, each person designated as a director of Parent pursuant to this Section 1.7(a) shall serve as a director of Parent until such person’s successor shall be appointed or such person’s earlier death, resignation or removal in accordance with the Organizational Documents of Parent and, if (i) the Effective Time has occurred prior to the 2025 annual meeting of the stockholders of Parent, each Company Designated Director in Class III of the Parent Board of Directors shall be nominated for election to a subsequent term at the 2025 annual meeting of the stockholders of Parent, (ii) the Effective Time has occurred after the 2025 annual meeting of the stockholder of Parent but prior to the 2026 annual meeting of the stockholders of Parent, each Company Designated Director in Class I of the Parent Board of Directors shall be nominated for election to a subsequent term at the 2026 annual meeting of the stockholders of Parent and (iii) the Effective Time has occurred after the 2026 annual meeting of the stockholders of Parent but prior to the 2027 annual meeting of the stockholders of Parent, each Company Designated Director in Class II of the Parent Board of Directors shall be nominated for election to a subsequent term at the 2027 annual meeting of the stockholders of Parent.

(b)         At the Effective Time, (i) Mark Getty or such other designee of Parent shall be the Chairman of the Parent Board of Directors and (ii) Craig Peters or such other designee of Parent shall be the Chief Executive Officer of Parent.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1          Effect on Capital Stock.

(a)          At the Initial Effective Time, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1 or their respective stockholders:

(i)         each share of common stock of Merger Sub 1, par value $0.01 per share, issued and outstanding immediately prior to the Initial Effective Time, shall be converted into one share of common stock, par value $0.01 per share, of the Company; and

(ii)         each share of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into one share of common stock, par value $0.01 per share, of HoldCo (“HoldCo Common Stock”).

(b)         Each certificate (or book-entry share) representing outstanding shares of Company Common Stock or other instrument representing any Company Equity Award shall be deemed for all purposes, from and after the Initial Effective Time, to represent the same number of shares of capital stock or other securities of HoldCo, as the case may be, into which such shares of Company Common Stock and Company Equity Award shall be converted in the First Merger. Holders of such certificates (or book-entry shares) or other instruments shall not be asked to surrender such certificates (or book-entry shares) or instruments for cancellation. The registered owner on the books and records of the Company of all such certificates (or book-entry shares) or other instruments shall have and be entitled to exercise all voting and other rights with respect to, and to receive dividends and other distributions upon, the shares of capital stock or other securities of HoldCo, as applicable, into which the shares of Company Common Stock and other Company Equity Awards shall be converted in the First Merger.

(c)          At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares of capital stock of the Company, each issued and outstanding share of capital stock of Company shall be converted into one limited liability company interest of Company LLC.

(d)        For purposes of this Section 2.1, Section 2.2, Section 2.3 and elsewhere in this Agreement where applicable, after the consummation of the First Merger, all references to the Company, the Company Common Stock, the Company Options, the Company PSU Awards, the Company RSU Awards and the Company Equity Awards and other securities of the Company shall be deemed, as applicable, to be references to HoldCo, HoldCo Common Stock and the same securities and awards of HoldCo, and all references to Company Stockholders shall be deemed to be references to common stockholders of HoldCo. At the Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or any shares of Merger Sub 2 Common Stock:

(i)        Conversion of Company Common Stock.  Subject to Section 2.1(h) and Section 2.2(a), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares and any Dissenting Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest and less any applicable withholding pursuant to Section 2.5:

(A)        Mixed Election Shares: For each share of Company Common Stock with respect to which an election to receive a mixture of cash and Parent Common Stock (a “Mixed Election”) has been effectively made (or deemed made in accordance with Section 2.2(b)(v)) and not revoked or deemed revoked pursuant to Section 2.2(b) (collectively, the “Mixed Election Shares”), (1) an amount in cash equal to the Mixed Election Per Share Cash Consideration and (2) a number of shares of Parent Common Stock equal to the Mixed Election Exchange Ratio (the “Mixed Election Consideration”);

(B)         Cash Election Shares: For each share of Company Common Stock with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2(b) (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Election Consideration”); and

(C)        Stock Election Shares: For each share of Company Common Stock with respect to which an election to receive only Parent Common Stock (an “Equity Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2(b) (collectively, the “Stock Election Shares”), a number of shares of Parent Common Stock equal to the Stock Only Exchange Ratio (the “Stock Election Consideration”).

For purposes of this Agreement, the following terms shall have the following meanings:

“Equity Award Exchange Ratio” means the sum of (i) the Mixed Election Exchange Ratio and (ii) the quotient of (x) the Mixed Election Per Share Cash Consideration divided by (y) the Parent Closing Stock Price.

“Merger Consideration” means the Mixed Election Consideration, Cash Election Consideration and/or Stock Election Consideration described in this Section 2.1(d)(i), as applicable.

“Maximum Cash Election Consideration” means an amount equal to the difference between (x) the product of (1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares and any Dissenting Shares, and adjusted for any Company RSU Awards or Company PSU Awards in Section 2.3(b)(i) or 2.3(d)(i)) multiplied by (2) the Mixed Election Per Share Cash Consideration, minus (y) the product of (1) the Mixed Election Per Share Cash Consideration multiplied by (2) the number of Mixed Election Shares.

“Maximum Stock Election Consideration” means a number of shares of Parent Common Stock equal to the difference between (x) the product of (1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares and any Dissenting Shares, and adjusted for any Company RSU Awards or Company PSU Awards in Section 2.3(b)(i) or 2.3(d)(i)) multiplied by (2) the Mixed Election Exchange Ratio minus (y) the product of (1) the Mixed Election Exchange Ratio multiplied by (2) the number of Mixed Election Shares.

“Mixed Election Exchange Ratio” means 9.17.

“Mixed Election Per Share Cash Consideration” means $9.50.

“Parent Closing Stock Price” is the ten (10)-day average closing stock price of Parent Common Stock for the period ending two (2) Business Days prior to the Closing as quoted on NYSE.

“Per Share Cash Consideration” means $28.84870.

“Stock Only Exchange Ratio” means 13.67237.

From and after the Effective Time, all such shares of Company Common Stock (including all uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including, if applicable, the right to receive, pursuant to Section 2.1(h), the Fractional Share Cash Amount) upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, together with the amounts, if any, payable pursuant to Section 2.2(g), less any applicable withholding pursuant to Section 2.5.

(ii)         Cancellation of Company Common Stock.  Each share of Company Common Stock issued immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Parent Merger Subs shall no longer be outstanding and shall automatically be canceled and shall cease to exist (the “Canceled Shares”), and no consideration shall be delivered in exchange therefor.

(iii)       Treatment of Merger Sub 2 Common Stock.  The Merger Sub 2 Common Stock issued and outstanding immediately prior to the Effective Time shall be converted on a one-for-one basis into shares of common stock, par value $0.01 per share, of the HoldCo Surviving Corporation (the “HoldCo Surviving Corporation Shares”).

(e)          At the Third Merger Effective Time, by virtue of the Third Merger and without any action on the part of any of the Parties or the holder of the HoldCo Surviving Corporation Shares or the Merger Sub 3 Common Interests, each HoldCo Surviving Corporation Share issued and outstanding immediately prior to the Third Merger Effective Time shall be canceled and retired and cease to exist.  Each Merger Sub 3 Common Interest shall remain outstanding as a limited liability company interest in the HoldCo Surviving Company owned by Parent.

(f)         Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares) and held by a holder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and who has properly exercised appraisal rights with respect thereto in accordance with, and who has complied in all respects with, Section 262 of the DGCL (“DGCL 262,” and any such shares meeting the requirement of this sentence, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares to the extent afforded by DGCL 262). If any such holder fails to perfect or withdraws or loses any such right to appraisal prior to the Election Deadline, each such share of Company Common Stock of such holder shall thereupon be deemed to be Mixed Election Shares for all purposes of this Agreement, unless such holder of Dissenting Shares shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such holder’s right to dissent from the adoption of this Agreement after the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration and shall be treated as having made a Mixed Election.  The Company shall promptly (and in any event within two (2) Business Days of becoming aware) provide Parent written notice of any demands received by the Company for fair market value of any shares of Company Common Stock (including copies of such demands), any withdrawals of such demands and of any other communications received by the Company pursuant to DGCL 262 and any alleged dissenter’s rights, and Parent shall have the opportunity to participate in and direct all negotiations and Proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make or offer any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(g)         Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.1(g) shall be construed to permit Parent, Parent Merger Subs, HoldCo, Merger Sub 1 or the Company to take any action that is prohibited by the terms of this Agreement.

(h)        No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in connection with the Second Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 2.1(d)(i), and such fractional shares of Parent Common Stock shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock.  In lieu of fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the Second Merger a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest and less any applicable withholding pursuant to Section 2.5) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of fractional shares of Parent Common Stock that would otherwise be issued (the “Fractional Shares Cash Amount”).  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.

Section 2.2          Exchange of Shares.

(a)          Proration.

(i)         Promptly (and in any event no later than five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Mixed Election Consideration, the Cash Election Consideration and the Stock Election Consideration as follows:

(A)         If the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) exceeds the Maximum Cash Election Consideration, then:

(1)          all Stock Election Shares shall be converted into the right to receive the Stock Election Consideration;

(2)         all Mixed Election Shares (including shares of Company Common Stock with respect to which a Mixed Election has been deemed to have been made pursuant to Section 2.2(b)(v)) shall be converted into the right to receive the Mixed Election Consideration; and

(3)         all Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Election Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Cash Election Consideration and the denominator of which is the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares (prior to the conversion contemplated by this Section 2.2(a)(i)(A)(3)) (with fractions of Cash Election Shares to be rounded down to the nearest whole share), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Election Consideration.

In the circumstances where this Section 2.2(a)(i)(A) is applicable, each record holder of Cash Election Shares shall, to the extent reasonably practical receive, the same proportion of Cash Election Consideration, and the same proportion of Stock Election Consideration, with respect to their aggregate Cash Election Shares as each other record holder of Cash Election Shares receives in respect of their aggregate Cash Election Shares pursuant to this Section 2.2(a)(i)(A).

(B)        If the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares exceeds the Maximum Stock Election Consideration, then:

(1)         all Cash Election Shares shall be converted into the right to receive the Cash Election Consideration;

(2)         all Mixed Election Shares (including shares of Company Common Stock with respect to which a Mixed Election has been deemed to have been made pursuant to Section 2.2(b)(v)) shall be converted into the right to receive the Mixed Election Consideration; and

(3)         all Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Election Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Stock Election Consideration and the denominator of which is the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares (prior to the conversion contemplated by this Section 2.2(a)(i)(B)(3)) (with fractions of Stock Election Shares to be rounded down to the nearest whole share), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Election Consideration.

In the circumstances where this Section 2.2(a)(i)(B) is applicable, each record holder of Stock Election Shares shall, to the extent reasonably practical, receive the same proportion of Stock Election Consideration, and the same proportion of Cash Election Consideration, with respect to their aggregate Stock Election Shares as each other record holder of Stock Election Shares receives in respect of their aggregate Stock Election Shares pursuant to this Section 2.2(a)(i)(B).

(b)         Election Procedures.  Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, the provisions of this Article II (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(i)          Each Holder may specify in a request made in accordance with the provisions of this Section 2.2(b) (herein called an “Election”) (A) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make an Equity Election, (B) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election, and (C) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Mixed Election.

(ii)        Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election. The Election Form shall include (A) a form of letter of transmittal (which shall (1) specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (2) be in customary form and contain such other provisions as Parent, the Company and the Exchange Agent shall reasonably agree upon prior to the Election Form Record Date), and (B) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(g) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(h).

(iii)        Parent shall (A) initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to (x) each holder of Company RSU Awards entitled to receive the Merger Consideration in accordance with Section 2.3(a), (y) each holder of Company PSU Award entitled to receive the Merger Consideration in accordance with Section 2.3(d) and (z) each Holder, in each case, of record as of a date no earlier than the fifteen (15) Business Days prior to such mailing date, and (B) following such mailing date, use reasonable efforts to make available as promptly as practicable a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline.  The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(iv)      Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and executed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States.  As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m., Eastern Time, on the date which the Parties shall agree is as near as practicable to five (5) Business Days preceding the Closing Date.  The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least five (5) Business Days prior to the Election Deadline.

(v)        Any (A) holder of Company RSU Awards entitled to receive the Merger Consideration in accordance with Section 2.3(b)(i), (B) holder of Company PSU Award entitled to receive the Merger Consideration in accordance with Section 2.3(d)(i) and (z) Holder may, at any time during the Election Period, (x) change his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and executed revised Form of Election or (y) revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent.  If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, Merger Sub 2, the Company or the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be a Mixed Election, unless a proper Election is thereafter timely made. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.

(vi)        Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (B) the method of issuance of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Second Merger and (C) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Mixed Election Consideration, Cash Election Consideration and cash in lieu of fractional shares of Parent Common Stock.

(c)        Appointment of Exchange Agent.  Prior to the Effective Time, Parent shall appoint Equiniti Trust Company, LLC or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration in the Second Merger and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(d)        Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate cash component of the Mixed Election Consideration and Cash Election Consideration payable in the Second Merger and the Fractional Shares Cash Amount (to the extent determinable) as is necessary for the payment to holders of Company Common Stock and (ii) deposit, or cause to be deposited, with the Exchange Agent the number of shares of Parent Common Stock sufficient to deliver the aggregate equity component of the Mixed Election Consideration and Stock Election Consideration payable in the Second Merger to holders of Company Common Stock (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”).  In the event that the cash portion of the Exchange Fund shall be insufficient to pay the aggregate amount of the cash component of the Mixed Election Consideration and all Cash Election Consideration and Fractional Shares Cash Amounts (including as a result of any investment of the Exchange Fund), Parent shall promptly deposit additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the cash component of the Mixed Election Consideration, Cash Election Consideration and Fractional Shares Cash Amounts in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Parent.  Any interest and other income resulting from such investments shall be paid to Parent upon demand.

(e)         Exchange Procedures.  As soon as reasonably practicable, and in any event within seven (7) Business Days, after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates whose shares of Company Common Stock were converted pursuant to Section 2.1(d)(i) into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably designate (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration and the Fractional Shares Cash Amount and any dividends or other distributions to which such Certificates become entitled in accordance with Section 2.2(g).

(f)          Surrender of Certificates or Book-Entry Shares.  Upon (i) in the case of shares of Company Common Stock represented by a Certificate, surrender of Certificates (or affidavits of loss in lieu thereof) for cancelation to the Exchange Agent together with the Letter of Transmittal, if applicable, duly completed and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Common Stock represented by Book-Entry Shares, the receipt of an “agent’s message” by the Exchange Agent, in each case together with such other documents as may customarily be required by the Exchange Agent, such holder shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Shares Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(g).  The Exchange Agent shall accept such Certificates (or affidavit of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose, to effect an orderly exchange thereof in accordance with normal exchange practices.  Any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(g) shall become payable in accordance with Section 2.2(g).  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock shall be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent and Parent that any applicable stock transfer or other similar Taxes have been paid or are not applicable.  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.  Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Shares Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(g).

(g)          Treatment of Unexchanged Shares.  No dividends or other distributions, if any, with a record date after the Effective Time with respect to shares of Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(d)(i) until such holder shall surrender such share in accordance with this Section 2.2.  After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(d)(i), Parent shall cause the holder thereof to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock, in each case less any deduction or withholding pursuant to Section 2.5.  After the Effective Time, Parent shall cause the Company to pay on the applicable payment date the amount of dividends or other distributions on shares of Company Common Stock that have a record date prior to the Effective Time and a payment date after the Effective Time, such payment to be made to the holders of Company Common Stock who held such Company Common Stock on such record date.

(h)         No Further Ownership Rights in Company Common Stock.  The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to DGCL 262).  From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(f) (together with the Fractional Shares Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(g)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the HoldCo Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(i)          Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one hundred and eighty (180) days after the Effective Time shall be delivered to Parent upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II, in each case, without any interest thereon.

(j)          No Liability.  None of Parent, HoldCo, Merger Sub 2, the HoldCo Surviving Company or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official if required by any applicable abandoned property, escheat or similar Law.  Any other provision of this Agreement to the contrary notwithstanding, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(k)         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the HoldCo Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(i), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3          Company Equity Awards.

(a)          Each of the Company and HoldCo shall take all actions as may be necessary so that at the Initial Effective Time, each Company Equity Award shall automatically be converted into an equity award covering that number of shares of HoldCo Common Stock equal to the number of shares of Company Common Stock subject to such Company Equity Award. All terms and conditions applicable to each such Company Equity Award immediately prior to the Initial Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the Initial Effective Time. HoldCo shall remain subject to the obligations of the Company with respect to any such Company Equity Awards immediately after the Initial Effective Time.

(b)          Company RSU Awards.

(i)         At the Effective Time, each award of restricted stock units (other than Company PSU Awards) in respect of shares of Company Common Stock granted under any Company Equity Plan (each, a “Company RSU Award”) that (A) is vested and outstanding as of immediately prior to the Effective Time or (B) pursuant to its terms as in effect as of the date of this Agreement, would become vested as of the Effective Time, shall, by virtue of the Second Merger and without any action on the part of the holder thereof, be canceled and converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company RSU Award, the Merger Consideration in accordance with Sections 2.1 and 2.2 (as if the holders of such Company RSU Awards held shares of Company Common Stock), less any applicable withholding pursuant to Section 2.5 and other applicable deductions, which shall be paid or provided by Parent or one of its Subsidiaries as soon as practicable following the Effective Time, but in no event later than ten (10) Business Days following the Effective Time; provided, however, with respect to any Company RSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Equity Plan that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii)        With respect to each Company RSU Award that is outstanding immediately prior to the Effective Time and that is not converted into a right to receive the Merger Consideration in accordance with Section 2.3(b)(i), at the Effective Time, such Company RSU Award shall, by virtue of the Second Merger and without further action on the part of the holder thereof, be assumed by Parent and converted into a restricted stock unit (a “Converted Parent RSU Award”) in respect of (i) an amount in cash equal to the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by the Mixed Election Per Share Cash Consideration and (ii) that number of shares of Parent Common Stock, rounded down to the nearest whole number of shares of Parent Common Stock, equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (B) the Mixed Election Exchange Ratio.  Except as otherwise provided in this Section 2.3(b)(ii), each such Converted Parent RSU Award assumed and converted pursuant to this Section 2.3(b)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(c)        Company Options.  At the Effective Time, each outstanding and unexercised option to purchase shares of Company Common Stock (whether vested or unvested) granted under any Company Equity Plan (each, a “Company Option”) shall, by virtue of the Second Merger and without further action on the part of the holder thereof, be assumed by Parent and converted into an option to acquire shares of Parent Common Stock (each, a “Converted Parent Option”) on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Option immediately prior to the Effective Time, except that (A) the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares of Parent Common Stock, subject to such Converted Parent Option shall equal the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio and (B) the per share exercise price of such Converted Parent Option, rounded up to the nearest whole cent, shall equal the quotient of (x) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time, divided by (y) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Converted Parent Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Company Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(d)         Company PSU Awards.

(i)         At the Effective Time, each outstanding award of performance stock units in respect of shares of Company Common Stock granted under any Company Equity Plan (each, a “Company PSU Award”) that is vested and outstanding as of immediately prior to the Effective Time shall, by virtue of the Second Merger and without any action on the part of the holder thereof, be canceled and converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company PSU Award, the Merger Consideration in accordance with Sections 2.1 and 2.2 (as if the holders of such Company PSU Awards held shares of Company Common Stock), less any applicable withholding pursuant to Section 2.5 and other applicable deductions, which shall be paid or provided by Parent or one of its Subsidiaries as soon as practicable following the Effective Time, but in no event later than ten (10) Business Days following the Effective Time; provided, however, with respect to any Company PSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Equity Plan that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii)        With respect to each Company PSU Award that is outstanding immediately prior to the Effective Time and that is not converted into a right to receive the Merger Consideration in accordance with Section 2.3(d)(i), at the Effective Time, such Company PSU Award shall, by virtue of the Second Merger and without further action on the part of the holder thereof, be assumed by Parent and converted into a time-based restricted stock unit (a “Converted Parent PSU Award”) in respect of (A) an amount in cash equal to the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (determined based on the achievement of target performance) multiplied by the Mixed Election Per Share Cash Consideration and (B) that number of shares of Parent Common Stock, rounded down to the nearest whole number of shares of Parent Common Stock, equal to the product of (x) the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (determined based on the achievement of target performance), multiplied by (y) the Mixed Election Exchange Ratio.  Except as otherwise provided in this Section 2.3(d)(ii), each such Converted Parent PSU Award assumed and converted pursuant to this Section 2.3(d)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU Award immediately prior to the Effective Time, except such Converted Parent PSU Award shall only be subject to time-based vesting through the applicable vesting date of the Company PSU Award (which shall be the vesting date set forth in the applicable award agreement governing such Company PSU Award without giving effect to any determination related to performance achievement).

(e)        At the Effective Time, Parent shall assume all the obligations of the Company under the Company Equity Plans, and the number and kind of shares available for issuance under the Company Equity Plans shall be adjusted to reflect shares of Parent Common Stock in accordance with the provisions of the Company Equity Plans.

(f)        As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable under Converted Parent RSU Awards or Converted Parent Options, Parent shall file a post-effective amendment to the Form S-4 and/or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Converted Parent RSU Awards or Converted Parent Options.

(g)         As soon as practicable following the date of this Agreement, the Company shall take all actions necessary pursuant to the terms of the Company’s 2012 Employee Stock Purchase Plan (the “Company ESPP”) to terminate the Company ESPP effective immediately prior to, and contingent upon, the Effective Time.

(h)        Prior to the Effective Time, the Company Board of Directors (and/or the compensation committee of the Company Board of Directors) and the Parent Board of Directors (and/or the compensation committee of the Parent Board of Directors) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.3.

Section 2.4       Further Assurances.  If at any time before or after the Effective Time, Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Parent Merger Subs, the Company, HoldCo, Merger Sub 1 and the HoldCo Surviving Company and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 2.5          Withholding Rights.  Each of Parent, Parent Merger Subs, the Company, HoldCo, Merger Sub I, the HoldCo Surviving Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld pursuant to applicable Law.  Any amounts so deducted or withheld and, if required, paid over to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, HOLDCO AND MERGER SUB 1

Except as disclosed in (a)  the Company SEC Documents filed or furnished since the Lookback Date, and publicly available prior to the date hereof (excluding any disclosures that are predictive, cautionary or forward looking in nature or any disclosures that are set forth in any “risk factor” or “forward-looking statements” sections or any similar precautionary sections), or (b)  the applicable section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement, except to the extent that the relevance of such disclosure to another section or representation is reasonably apparent on its face), the Company, HoldCo and Merger Sub 1 represent and warrant to Parent and Parent Merger Subs, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1          Organization; Authority; Enforceability.

(a)         Each of the Company, HoldCo and Merger Sub 1 is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each of the Company’s Subsidiaries is a corporation, limited liability company or other business entity, as the case may be, and each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Each of the Company and its Subsidiaries has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        Each of the Company and its Subsidiaries is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)         True and complete copies of the Organizational Documents of the Company have been made available to Parent, in each case, as amended and in effect as of the date of this Agreement.  The Organizational Documents of the Company are in full force and effect, and the Company is not in violation of any of its Organizational Documents, except as would not reasonably be expected to be material to the Company and the Company’s Subsidiaries, taken as a whole.  None of the Company’s Subsidiaries is in violation of any of its Organizational Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company or its Subsidiaries is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the ordinary course of business) or similar Proceeding.

(e)         Each of the Company, HoldCo and Merger Sub 1 has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Transactions, to the Company Stockholder Approval.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable.  This Agreement has been duly executed and delivered by the Company, HoldCo and Merger Sub 1 and constitutes a valid, legal and binding agreement of the Company, HoldCo and Merger Sub 1, enforceable against the Company, HoldCo and Merger Sub 1 in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(f)         The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that is necessary under applicable Law and the Organizational Documents of the Company to adopt, approve or authorize this Agreement, for the Company to engage in the transactions contemplated by this Agreement and for the Company to consummate the Transactions.  The Company Board of Directors (at a meeting duly called and held) on or prior to the date of this Agreement has unanimously (i) approved the terms of this Agreement and the Transactions, (ii) determined that it is advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to submit this Agreement to the stockholders of the Company and to recommend the adoption of this Agreement by the stockholders of the Company.

Section 3.2          Non-contravention.  Subject to the receipt of the Company Stockholder Approval, the filing of the Certificates of Merger and the filings pursuant to the HSR Act and as set forth on Section 5.7(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Company or any of its Subsidiaries will: (a) conflict with or result in any breach of any material provision of the Organizational Documents of the Company or any of its Subsidiaries; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Company Material Contract or Company Material Lease (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries; or (e) violate in any material respect any Law, Order, or Lien applicable to the Company or any of its Subsidiaries, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3          Capitalization.

(a)          The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Company Preferred Stock”).  As of the close of business on January 3, 2025 (the “Company Capitalization Date”), (i) 34,829,638 shares of Company Common Stock were issued and outstanding, (ii) 5,521,642  shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 1,970,573 shares of Company Common Stock were subject to outstanding Company RSU Awards (v) 909,379 shares of Company Common Stock were subject to outstanding Company PSU Awards (assuming achievement of the applicable performance goals at the target level), (vi) outstanding Company Options to acquire 299,267 shares of Company Common Stock, (vii) 3,940,681 shares of Company Common Stock were reserved for issuance but not yet granted pursuant to the Company Equity Plans and (viii) no other shares of capital stock or other voting or equity securities or interests of the Company were issued, reserved for issuance or outstanding.  Except as set forth in this Section 3.3(a) and except for changes since the Capitalization Date resulting from the issuance of shares of Company Common Stock pursuant to Company Equity Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 5.1 or the Company Equity Plans, no other shares of capital stock or other voting or equity securities or interests of the Company are issued, reserved for issuance or outstanding and, there are no outstanding subscriptions, options, warrants, puts, calls, convertible securities, exchangeable securities or other equity or equity-based rights or similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (whether or not currently exercisable) (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale, or make any payment with respect to, any shares of capital stock or other equity securities or interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares or equity securities or interests, (2) grant, extend or enter into any such subscription, option, warrant, put, call, convertible security or equity or equity-based right or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity securities or interests, or (4) make any payment to any person the value of which is derived from or calculated based on the value of the Company Common Stock or Company Preferred Stock, or (B) granting any right of first refusal, right of repurchase, right of participation, preemptive or antidilutive or similar rights with respect to any security or interest issued by the Company or its Subsidiaries.  All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  No Subsidiary of the Company owns any Company Common Stock or any other equity interests in the Company.  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party (x) with respect to the voting or registration of the capital stock or other equity securities or interests of the Company or any of its Subsidiaries or (y) that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Company Common Stock.  As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on the Company Common Stock or Company Preferred Stock and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of Company Common Stock.

(b)        The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities or interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity securities or interests are duly authorized, validly issued, fully paid and nonassessable.  Except for equity securities or interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity security or interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity security or interest in any person).  Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity security or interest, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(c)          There is no stockholder rights plan, “poison pill,” anti-takeover plan or similar device in effect to which the Company is a party or otherwise bound.

Section 3.4           Financial Statements.

(a)        Each of the Company and its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) since the Lookback Date.  As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents filed since the Lookback Date complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents filed since the Lookback Date contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is, or at any time since the Lookback Date has been, required to file any forms, reports or other documents with the SEC.  As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents and (ii) none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review.

(b)         The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents filed since the Lookback Date (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act and subject to normal year-end audit adjustments and the absence of footnote disclosure) as in effect on the date of such statement, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries in all material respects and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  As of the date of this Agreement, Pricewaterhousecoopers, LLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)         Neither the Company nor any of its Subsidiaries is a party to, or has, any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d)         Since the Lookback Date, (i) none of the Company or any Subsidiary of the Company nor, to the Knowledge of the Company, any director or officer of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material complaint, allegation, assertion or claim from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities Laws, material breach of fiduciary duty or similar material violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 3.5          Internal Controls and Procedures.

(a)         The Company has established and maintains, and since December 31, 2023, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure, that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2023.  Based on such evaluation, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors or the audit committee of the Company Board of Directors, if any, has been disclosed to Parent prior to the date hereof.

(b)         As of the date of this Agreement, the Company is in compliance in all material respects with all (i) the provisions of the Sarbanes-Oxley Act and (ii) current listing and corporate governance requirements of the NYSE applicable to the Company.

Section 3.6       No Undisclosed Liabilities.  There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities as (and to the extent) reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (or in the notes thereto), (b) Liabilities incurred under this Agreement or in connection with the transactions contemplated hereby, including the Transactions, (c) Liabilities incurred in the ordinary course of business since December 31, 2023, and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7        No Company Material Adverse Effect.  Since the Latest Company Balance Sheet Date through the date of this Agreement there has been no Company Material Adverse Effect.

Section 3.8          Absence of Certain Developments.  Since the Latest Company Balance Sheet Date through the date of this Agreement, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to discussions and negotiations regarding alternative transactions to the transactions contemplated hereby, and other than as contemplated by or required by this Agreement, the Company and each of its Subsidiaries has conducted its business in the ordinary course of business in all material respects.

Section 3.9          Real Property.

(a)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee simple title to all material real property owned by the Company and its Subsidiaries (the “Company Owned Real Property”), free and clear of all Liens, other than Permitted Liens.

(b)         With respect to each of the material leases, subleases, licenses or other occupancy agreements for real property to which the Company or any of its Subsidiaries is a party that are currently in effect, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (collectively, the “Company Leases,” and each, a “Company Lease”) (the real and personal property leased pursuant to the Company Leases, the “Company Leased Real Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company Leases has been assigned, amended or modified, and the Company or its applicable Subsidiary holds good and subsisting leasehold interests in the Company Leased Real Property, free and clear of all subtenancies and other occupancy rights and Liens, other than Permitted Liens; (ii) to the Knowledge of the Company, such Company Lease is valid, legal and binding on the Company or its applicable Subsidiary and in full force and effect; (iii) to the Knowledge of the Company neither the Company nor its applicable Subsidiary is in default under, nor has any event occurred or, to the Knowledge of the Company, does any circumstance exist that, with notice of lapse of time or both would constitute a default by the Company or its applicable Subsidiary under such Company Lease; and (iv) to the Knowledge of the Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Company Lease.

Section 3.10         Tax Matters.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)         All Tax Returns required to be filed by or with respect to each of the Company and its Subsidiaries have been timely filed (taking into account any applicable extensions) in accordance with applicable Laws, and all such Tax Returns are true, complete and correct;

(ii)        All Taxes due and payable by each of the Company and its Subsidiaries (whether or not shown as due and payable on any Tax Return) have been timely paid, and each of the Company and its Subsidiaries has timely and properly withheld and paid to the applicable Governmental Entity all Taxes required to have been withheld and paid by it;

(iii)        No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction;

(iv)        There is no audit, examination, claim, assessment, contest or judicial or administrative Proceeding with respect to any Taxes or Tax Returns, in each case, of the Company or any of its Subsidiaries that is ongoing, pending or threatened in writing;

(v)          There is no Lien for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(vi)        None of the Company or its Subsidiaries has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or any Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired (in each case, other than automatic extensions of time to file income Tax Returns entered into in the ordinary course of business); and

(vii)       None of the Company or its Subsidiaries (a) has ever been a member of any affiliated, combined, unitary or other similar group (other than any such group the common parent of which is the Company or any of its Subsidiaries) or (b) has any liability for Taxes of any other person (other than the Company or its Subsidiaries) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), as a transferee or successor, by Contract (other than pursuant to a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise by operation of Law.

(b)         No closing agreement, private letter ruling, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to material Taxes or any material Tax Return of the Company or any of its Subsidiaries.

(c)        None of the Company or its Subsidiaries are a party to any Tax allocation, Tax sharing, Tax protection or similar agreement, other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax.

(d)         During the three (3)-year period ending on the date hereof, none of the Company or its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction reported or intended to be governed by Section 355 or Section 361 of the Code.

(e)         None of the Company or its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).

(f)         After reasonable diligence, none of the Company or its Subsidiaries is aware of any facts, circumstances or plans, or has taken or agreed to take any action, that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 3.11          Material Contracts.

(a)        Except for any Company Employee Benefit Plan and the Contracts filed as exhibits to or incorporated by reference in the Company SEC Documents filed or furnished since the date of the Company’s most recent Annual Report on Form 10-K that are available as of the date prior to the date of this Agreement, Section 3.11(a) of the Company Disclosure Schedule sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 3.11(a) of the Company Disclosure Schedule, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.11(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Company Material Contracts”). Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a party to, or bound by, and no asset of the Company or any of its Subsidiaries is bound by, any:

(i)       Contract under which the Company or any of its Subsidiaries has borrowed, guaranteed, assumed or incurred any Indebtedness for borrowed money (including any indenture, note or other instrument evidencing Indebtedness for borrowed money) having an outstanding or committed amount in excess of $1,000,000 (other than intercompany financing arrangements);

(ii)         Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of the Company or any of its Subsidiaries;

(iii)       Contract providing for the Company or any of its Subsidiaries to make (or agreeing to make), directly or indirectly, any loan, advance, or assignment of payment to any person or to make any capital contribution to, or other investment in, any person (excluding any intercompany financing arrangements), in each case in excess of five hundred thousand dollars ($500,000), except where such advances are in respect of royalty payments made to content partners;

(iv)       Contract providing for aggregate payments to or from the Company or any of its Subsidiaries in excess of two million and five-hundred thousand dollars ($2,500,000) in any calendar year, other than those that can be terminated without material penalty by the Company or its applicable Subsidiary upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the ordinary course of business, except where such payments are in respect of minimum guarantees on royalty payments made to content partners;

(v)         Contract that limits or restricts the Company or any of its Subsidiaries (or after the Closing, Parent or any of its Affiliates) from (A) engaging or competing in any line of business or business activity in any jurisdiction or (B) acquiring any material product or asset or receiving material services from any person or selling any product or asset or performing services for any person;

(vi)        any Contract under which the Company or any of its Subsidiaries is lessee of or holds or operates, in each case, any material tangible property (other than real property), owned by any other person necessary to operate the business of the Company or any of its Subsidiaries;

(vii)      any Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such of the Company or its Subsidiaries, except for any Contract under which the aggregate annual rental payments do not exceed two hundred and fifty thousand dollars ($250,000);

(viii)     any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Company or any of its Subsidiaries in an amount in excess of one million dollars ($1,000,000) annually or one million dollars ($1,000,000) over the term of the Contract;

(ix)       Contract requiring the Company or any of its Subsidiaries to guarantee the Liabilities of any person (other than any other of the Company or its Subsidiaries) or pursuant to which any person (other than the Company or any of its Subsidiaries) has guaranteed the Liabilities of the Company or any of its Subsidiaries;

(x)          material interest rate, currency, or other hedging Contracts;

(xi)        Contracts providing for indemnification by the Company or any of its Subsidiaries, except for any such Contract that is entered into in the ordinary course of business;

(xii)      Contract concerning: (A) confidentiality obligations other than in the ordinary course of business; and (B) non-solicitation obligations that are ongoing (other than (I) non-solicitation agreements with customers or prospective customers of the Company or its Subsidiaries or with any of the Company’s or its Subsidiaries’ current or former service providers or employees (including release agreements) entered into in the ordinary course of business), (II) settlement agreements entered into in the ordinary course of business, or (III) confidentiality or similar agreements with non-solicitation obligations entered into by the Company or any of its Subsidiaries with respect to potential transactions, including any capital raising transaction);

(xiii)     Contract (including licenses, sublicenses, and development, collaboration or research agreements (whether inbound, outbound, or otherwise)) (A) under which the Company or any of its Subsidiaries (1) grants to any person any license, assignment, immunity from suit, right, or covenant not to assert under any Owned Intellectual Property of the Company or any of its Subsidiaries that is exclusive or otherwise material to the businesses of the Company and its Subsidiaries, taken as a whole, (2) is restricted from using any such material Owned Intellectual Property, or (3) receives any license, assignment, immunity from suit, right, or covenant not to assert under any Intellectual Property (or IT Assets) material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole, or (B) under which any Owned Intellectual Property that is material to the businesses of the Company and its Subsidiaries, taken as a whole, is or was created, conceived, or developed by or with any person, but, in each of clauses (A) and (B), excluding any Standard IP Agreements;

(xiv)     Contract that relates to any future or contemplated disposition or acquisition by the Company or any of its Subsidiaries of (A) any material business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for (1) any agreement related to the transactions contemplated hereby, or (2) any agreement for the purchase or sale of inventory or assets or services or licenses in the ordinary course of business; and

(xv)       Contract that binds or purports to bind the Company’s Affiliates, including after the Closing that would bind or would purport to bind Parent or its Affiliates (other than the Company and its Subsidiaries), that contain provisions that (A) prohibit the Company or any of its Subsidiaries from competing in any material line of business or marketing or selling any material products or services or (B) grant a right of exclusivity to any person that prevents the Company or any Subsidiary of the Company from entering any material territory, market or field or freely engaging in business or marketing or selling any material products or services anywhere in the world, other than in each of clauses (A) and (B) that can be terminated without material penalty by the Company or its applicable Subsidiary upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms (other than with respect to such restrictions).

(b)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is in full force and effect and is valid, legal and binding on the Company or applicable Subsidiary thereof party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.  The Company has delivered to, or made available for inspection by, Parent a complete and accurate copy of each Company Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto).  With respect to all Company Material Contracts, none of the Company or its Subsidiaries or, to the Knowledge of the Company any other party to any such Company Material Contract, is in breach thereof or default thereunder, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  During the last twelve (12) months, none of the Company or its Subsidiaries has received any written, or to the Knowledge of the Company, oral claim or notice of breach of or default under any such Company Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a breach of or a material default under any such Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  During the last twelve (12) months, none of the Company or its Subsidiaries has received written notice from any other party to any such Company Material Contract that such party intends to terminate or not renew any such Company Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12          Intellectual Property.

(a)         None of the Company, its Subsidiaries, or the former and current products, services or operation of the business of the Company and its Subsidiaries have since the Lookback Date infringed, misappropriated or otherwise violated, nor currently infringe, misappropriate or otherwise violate, any Intellectual Property rights of any person, in each case, except for any such infringement, misappropriation or violation which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company or its Subsidiaries has since the Lookback Date received any material written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such of the Company or its Subsidiaries must (or is invited or offered to) license or refrain from using any Intellectual Property rights of any person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property of the Company or its Subsidiaries.  To the Knowledge of the Company, no person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property of the Company and its Subsidiaries, and none of the Company or its Subsidiaries has since the Lookback Date brought any material written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or other violation.

(b)        Each of the Company and its Subsidiaries owns, or has a valid right to use (as used in its business), all Intellectual Property that is (A) used in and material to the business of the Company and its Subsidiaries, taken as a whole, and (B) necessary for the business of the Company or its applicable Subsidiary as currently conducted, in each case, free and clear of any Liens other than Permitted Liens; provided, that, the foregoing is not, and shall not be deemed, a representation or warranty with respect to Intellectual Property infringement, misappropriation or violation, which representations and warranties are solely as set forth in Section 3.12(a).  Section 3.12(b) of the Company Disclosure Schedule identifies each item of material Registered Intellectual Property (other than Copyrights) that is owned by or filed in the name of the Company or any of its Subsidiaries.  All material Registered Intellectual Property of the Company and its Subsidiaries is subsisting, and, to the Knowledge of the Company, valid and enforceable.  The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property purported to be owned by the Company or any of its Subsidiaries, free and clear of any Liens other than Permitted Liens, and such Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company or applicable Subsidiary as used in the business of the Company and its Subsidiaries.  All material Registered Intellectual Property of the Company and its Subsidiaries has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where the Company or its applicable Subsidiary has made a reasonable business judgment to permit such registrations or applications that are not material to the Company’s or its Subsidiaries’ business to expire, be canceled or become abandoned.

(c)         Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets included in its Owned Intellectual Property and any other material confidential information owned or purported to be owned by the Company or its applicable Subsidiary (and any confidential information owned by any person to whom the Company or any of its Subsidiaries has a valid, enforceable confidentiality obligation with respect to such confidential information).  Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such material Trade Secret or material confidential information has been, to the Knowledge of the Company, disclosed (or authorized to be disclosed) by the Company or any of its Subsidiaries (and none of the Company or its Subsidiaries has a duty or obligation to disclose or authorize to disclose) to any person other than to persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such person.

(d)         No person (including any current or former founder, employee, contractor, director, officer, or consultant of the Company or any of its Subsidiaries) owns any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property of the Company and its Subsidiaries.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each person who has developed any material Owned Intellectual Property for the Company or any of its Subsidiaries has (i) presently assigned all right, title and interest in and to such Intellectual Property to the Company or its Subsidiaries by a valid written assignment (or ownership of such Intellectual Property vests in the Company or its Subsidiaries by operation of Law), and (ii) entered into a valid written Contract providing for the non-disclosure by such person of all Trade Secrets included in the Owned Intellectual Property of the Company and its Subsidiaries.  To the Knowledge of the Company, no person is in violation of any such non-disclosure or Intellectual Property assignment agreement.

(e)        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets of the Company and its Subsidiaries are sufficient for the purposes for which such IT Assets are used in the current business operations of the Company and its Subsidiaries.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have in place industry standard disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of their IT Assets and all confidential data and information (including their Business Data) stored thereon, including from unauthorized access and infection by Malicious Code.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets of the Company and its Subsidiaries are free from any Malicious Code.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have maintained in the ordinary course of business all required licenses and service Contracts, including the purchase of a sufficient number of license seats for all Software, with respect to their IT Assets.

(f)       Each item of Intellectual Property owned or purported to be owned, or Intellectual Property licensed from a third party, by the Company or its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company and its Subsidiaries immediately subsequent to the Closing on identical terms and conditions as owned or licensed for use by the Company and its Subsidiaries immediately prior to the Closing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company or its Subsidiaries is a party to or bound by any Contract pursuant to which, immediately following the Closing, any rights under any of Parent’s or Parent’s Subsidiaries’ (other than the Company or its Subsidiaries immediately prior to the Closing) Owned Intellectual Property will be granted, licensed or otherwise transferred to a third party, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Parent or any of its controlled Affiliates.

(g)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have not experienced any material Security Incidents since the Lookback Date and (ii) there have been no written notices or complaints delivered to the Company or its Subsidiaries or, to the Knowledge of the Company, oral notices or complaints from any person regarding such material Security Incident.  Since the Lookback Date, none of the Company or its Subsidiaries has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any person regarding any of the Company’s or its Subsidiaries’ processing of Personal Data or compliance with applicable Privacy and Security Requirements, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since the Lookback Date, none of the Company or its Subsidiaries has provided or has been obligated to provide notice under any Privacy and Security Requirements regarding any Security Incident, or other suspected unauthorized access to or use of any of their IT Assets, Business Data or Owned Intellectual Property, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a valid, legal and binding right (whether contractually, by Law or otherwise) to access or use all Personal Data and Business Data that is subject to processing by or on behalf of the Company or its applicable Subsidiary in connection with the use or operation of its products, services and business, in the manner such Personal Data and Business Data is accessed or used by the Company and its Subsidiaries.  The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Company’s or its Subsidiaries’ right to own or process any Personal Data used in or necessary for the conduct of the business of the Company and its Subsidiaries, in any material respect.

(i)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Company and its Subsidiaries are in compliance with all such Privacy Policies.

(j)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate,  a Company Material Adverse Effect, the Company and its Subsidiaries have implemented, and have directed their third party vendors to implement, reasonable physical, technical and administrative safeguards, including adequate policies and commercially reasonable security, designed to protect the confidentiality, integrity, and availability of Business Data in their possession or control, including from unauthorized access, disclosure, use, or disabling, by any person, including each of the Company’s and its Subsidiaries’ employees and contractors, and designed to ensure compliance with all applicable Privacy and Security Requirements.

(k)         No material source code that constitutes a material Trade Secret included within the Owned Intellectual Property of the Company or its Subsidiaries has been (or has been authorized to be) disclosed, licensed, released, escrowed, or made available to any third party, other than a contractor, consultant or developer pursuant to a written commercially reasonable confidentiality agreement.  No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such material source code be disclosed, licensed, released, escrowed, or made available to any third party, or that an escrow agent disclose or deliver any such material source code to any third party.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Software included in the Owned Intellectual Property of the Company or its Subsidiaries links to or integrates with or is used with any code licensed under an “open source,” “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) (collectively, “Copyleft Terms”) in a manner that has or would require any public distribution of any Software, restrict in any material respect the Company’s or any of its Subsidiaries’ rights to use or license or otherwise exploit any Software included in the Owned Intellectual Property of the Company or its Subsidiaries, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

(l)         The key terms with respect to licensing of Intellectual Property (e.g., non-exclusive, royalty-free and perpetual term, restrictions on sublicensing) contained in the customer Contracts made available to Parent (or otherwise generally available on the Company’s or its Subsidiaries’ public-facing websites) are representative of the key terms with respect to licensing of Intellectual Property contained in such Contracts entered into by the Company and its Subsidiaries in the ordinary course of business.

Section 3.13        Information Supplied.  The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 (including the Proxy Statement/Prospectus), any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent (if required in connection with the Parent Stockholder Meeting); or (d) the time of Company Stockholder Meeting and the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)). Notwithstanding the foregoing provisions of this Section 3.13, no representation or warranty is made by the Company with respect to information or statements made in the Form S-4 (including the Proxy Statement/Prospectus) or any amendment thereof or supplement thereto which were not supplied by or on behalf of the Company.

Section 3.14        Litigation.  There are no (and have not been since the Lookback Date any) Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Proceeding that is not criminal in nature and has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15          Labor Matters.

(a)       Except as set forth in Schedule 3.15(a) of the Company Disclosure Schedule, other than national, trade, industry-wide or sector-level agreements, none of the Company or its Subsidiaries is a party to or bound by any CBA (including generally applicable collective bargaining agreements) and, to the Knowledge of the Company, no employees of the Company or its Subsidiaries are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Company or its Subsidiaries.  Since the Lookback Date, no labor union or other labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification Proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date hereof, there are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of the Company or any of its Subsidiaries and no such activities have occurred since the Lookback Date.  Since the Lookback Date, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no actual or, to the Knowledge of the Company, threatened, grievances, strikes, walkouts, work stoppages, lockouts, slowdowns, picketing, handbilling, arbitrations, unfair labor practice charges, or other labor disputes against the Company or any of its Subsidiaries.

(b)         The Company and its Subsidiaries are and, since the Lookback Date, have been in compliance with all applicable Laws relating to labor and employment, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)         Since the Lookback Date, the Company and its Subsidiaries have reasonably investigated all sexual harassment or other discrimination or retaliation allegations of or against any employee of  the Company or its Subsidiaries at the level of Vice President or above (in each case, in their capacity as such), and of which the Company and its Subsidiaries was made aware. With respect to each such allegation with potential merit, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment.

Section 3.16          Employee Benefits.

(a)        The Company has made available (or within thirty (30) Business Days following the date hereof will make available) to Parent true and complete copies (or a summary of the material terms) of each material Company Employee Benefit Plan.

(b)        (i) No Company Employee Benefit Plan provides, and none of the Company or its Subsidiaries has any current or potential obligation to provide, retiree, post-service, or post-employment health or life insurance or any other similar welfare-type benefits to any person other than as required under Section 4980B of the Code or any similar state Law and for which the covered person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and none of the Company or its Subsidiaries sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) none of the Company or its Subsidiaries contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA.  No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  None of the Company or its Subsidiaries has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other person.

(c)         Each Company Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan.  Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan.

(d)         Except as set forth in Schedule 3.16(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly: (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Company or any of its Subsidiaries under a Company Employee Benefit Plan or otherwise; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Company or any of its Subsidiaries under a Company Employee Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise; (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any current or former officer, employee, director or individual independent contractor of the Company or any of its Subsidiaries; or (v) result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) or in the imposition of an excise Tax under Section 4999 of the Code.

Section 3.17        Insurance.  The insurance policies held by the Company provide adequate coverage for all normal risks incident to the Company and its Subsidiaries and the properties and assets of the Company and its Subsidiaries, except for any such failures to maintain such policies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18          Compliance with Laws; Permits.

(a)        (i) Each of the Company and its Subsidiaries is and, since the Lookback Date has been, in compliance with all Laws and Orders applicable to the conduct of the Company and its Subsidiaries and (ii) since the Lookback Date, none of the Company or its Subsidiaries has received any written or oral notice from any Governmental Entity or any other person alleging a material violation of or noncompliance with any such Laws or Orders, except, in the case of each of the foregoing clauses (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries holds all permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, certificates and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Company Leased Real Property) (collectively, “Company Permits”) and is in compliance with all terms and conditions of such Company Permits.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of such Company Permits are valid and in full force and effect and none of such Company Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby.  None of the Company or its Subsidiaries is in default under any such Company Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under such Company Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Company Permit in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19       Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) Each of the Company and its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws; (b) each of the Company and its Subsidiaries has since the Lookback Date timely obtained and maintained, and is, and since the Lookback Date has been, in compliance in all material respects with, all Company Permits required by Environmental Laws (collectively, the “Environmental Company Permits”); (c) none of the Company or its Subsidiaries has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) none of the Company or its Subsidiaries has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of the Company or its Subsidiaries under Environmental Laws; and (e) none of the Company or its Subsidiaries has assumed, undertaken or become subject to any material Liability of any other person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws.

Section 3.20       Related Party Transactions.  No present or former director or executive officer, or, to the Knowledge of the Company, any stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any of such person’s Affiliates or immediate family members, is a party to any Contract with or binding upon the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since the Lookback Date, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 3.21         Trade & Anti-Corruption Compliance.

(a)        The Company and all of its Subsidiaries have since April 24, 2019 been in compliance with applicable Sanctions or Ex-Im Laws (together “Trade Controls”), in connection with the business of the Company and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)          In the last five (5) years, in connection with or relating to the business of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries, directors, officers or managers of the Company nor, to the Knowledge of the Company, any of its employees, agents or third party representatives acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback; (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties; (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other person, in each case in violation of applicable Anti-Corruption Laws.

(c)        As of the date hereof, to the Knowledge of the Company, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct by or on behalf of the Company or any of its Subsidiaries, or since April 24, 2019, any other such violation, disclosure or Proceedings or Orders alleging violation of any Trade Controls by or on behalf of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.22        Opinion of Financial Advisor.  The Company Board of Directors has received the opinion of Allen & Company LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration provided for in this Agreement is fair, from a financial point of view, to holders of Company Common Stock (other than, to the extent applicable, Parent, Parent Merger Subs and their respective affiliates).  The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

Section 3.23       Takeover Statutes.  Assuming the accuracy of Parent’s representations in Section 4.24, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Transactions) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Organizational Documents of the Company.

Section 3.24        Ownership of Parent Common Stock.  None of the Company or its Subsidiaries is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent at any time during the past three (3) years prior to the date of this Agreement.

Section 3.25        Organization of HoldCo and Merger Sub 1. The Company is the sole stockholder of HoldCo, and HoldCo is the sole stockholder of Merger Sub 1.  As of the date of this Agreement, (a) the authorized capital stock of HoldCo consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding, and (b) the authorized capital stock of Merger Sub 1 consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding.  Merger Sub 1 was formed solely for the purpose of engaging in the transactions contemplated hereby, and other than entry into this Agreement and the transactions contemplated hereby, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation and the transactions contemplated hereby.

Section 3.26       Brokerage.  None of the Company or its Subsidiaries has any Liability in connection with this Agreement, or the transactions contemplated hereby, that would result in the obligation of the Company, its Subsidiaries or any of its Affiliates, or Parent or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.27       No Other Representations and Warranties.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PARENT, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY, ITS SUBSIDIARIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PARENT OR ITS SUBSIDIARIES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY AND ITS SUBSIDIARIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PARENT OR ITS SUBSIDIARIES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.27 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT MERGER SUBS

Except as disclosed in (a)  the Parent SEC Documents filed or furnished since the Lookback Date, and publicly available prior to the date hereof (excluding any disclosures that are predictive, cautionary or forward looking in nature or any disclosures that are set forth in any “risk factor” or “forward-looking statements” sections or any similar precautionary sections), or (b) in the applicable section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (provided, that disclosure in any section of such Parent Disclosure Schedule shall apply only to the corresponding section of this Agreement, except to the extent that the relevance of such disclosure to another section or representation is reasonably apparent on its face), Parent and Parent Merger Subs represents and warrants to the Company, HoldCo and Merger Sub 1, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1          Organization; Authority; Enforceability.

(a)        Each of Parent and Parent Merger Subs is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each of Parent’s Subsidiaries is a corporation, limited liability company or other business entity, as the case may be, and each of Parent and its Subsidiaries is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        Each of Parent and its Subsidiaries has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)         Each of Parent and its Subsidiaries is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)         True and complete copies of the Organizational Documents of Parent have been made available to the Company, in each case, as amended and in effect as of the date of this Agreement.  The Organizational Documents of Parent are in full force and effect, and Parent is not in violation of any of its Organizational Documents, except as would not reasonably be expected to be material to the Parent and the Parent’s Subsidiaries, taken as a whole.  None of Parent’s Subsidiaries is in violation of any of its Organizational Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  None of Parent or its Subsidiaries is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the ordinary course of business) or similar Proceeding.

(e)        Each of Parent and Parent Merger Subs has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Transactions, to the Parent Stockholder Approval.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable.  This Agreement has been duly executed and delivered by Parent and constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(f)          Either (i) the approval of the Parent Share Issuance by a majority of the issued and outstanding shares of Parent Common Stock present in person or by proxy at the Parent Stockholder Meeting and entitled to vote on the proposal to approve the Parent Share Issuance or (ii) the written consent by a majority of the issued and outstanding shares of Parent Common Stock to the Parent Share Issuance (either, the “Parent Stockholder Approval”) would separately be the only approval of the holders of any class or series of Parent’s capital stock that is necessary under applicable Law and Parent’s Organizational Documents to adopt, approve or authorize this Agreement, for Parent to engage in the transactions contemplated by this Agreement and for Parent to consummate the Transactions.  The Parent Board of Directors (at a meeting duly called and held) on or prior to the date of this Agreement has unanimously (A) approved the terms of this Agreement and the Transactions, (B) determined that it is advisable to enter into this Agreement, (C) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, including the Parent Share Issuance, and (D) resolved to take all actions necessary to seek and obtain the Parent Stockholder Approval (x) by an irrevocable written consent of the Parent Significant Stockholders or (y) in the event the Stockholder Written Consent is not obtained and delivered in accordance with Section 5.8(a), and the Company does not terminate this Agreement in accordance with Section 7.1(j), pursuant to and in accordance with Section 5.8(e).

Section 4.2         Non-contravention.  Subject to the receipt of the Parent Stockholder Approval, the filing of the Certificates of Merger, Certificate of Conversion and the filings pursuant to the HSR Act and as set forth on Section 5.7(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby Parent or any of its Subsidiaries will: (a) conflict with or result in any breach of any material provision of the Organizational Documents of Parent or any of its Subsidiaries; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Parent Material Contract or Parent Material Lease (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries; or (e) violate in any material respect any Law, Order, or Lien applicable to Parent or any of its Subsidiaries, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3          Capitalization.

(a)          The authorized capital stock of Parent consists of 2,006,140,000 shares, consisting of 2,000,000,000 shares of Parent Common Stock, 5,140,000 shares of Class B common stock and 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”).  As of the close of business on January 3, 2025 (the “Parent Capitalization Date”), (i) 412,270,402 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding, (iv) 5,431,592 shares of Parent Common Stock were subject to outstanding Converted Parent RSU Awards, (v) 2,559,979 shares of Parent Common Stock were subject to outstanding Parent PSU Awards (assuming achievement of the applicable performance goals at the target level), (vi) outstanding Parent Options to acquire 25,598,834 shares of Parent Common Stock, (vii) 6,259,322 shares of Parent Common Stock were reserved for issuance but not yet granted pursuant to the Parent Equity Plans and (viii) no other shares of capital stock or other voting or equity securities or interests of Parent were issued, reserved for issuance or outstanding.  Except as set forth in this Section 4.3(a) and except for changes since the Capitalization Date resulting from the issuance of shares of Parent Common Stock pursuant to Parent Equity Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 5.2 or the Parent Equity Plans, no other shares of capital stock or other voting or equity securities or interests of the Parent are issued, reserved for issuance or outstanding and, there are no outstanding subscriptions, options, warrants, puts, calls, convertible securities, exchangeable securities or other equity or equity-based rights or similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (whether or not currently exercisable) (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale, or make any payment with respect to, any shares of capital stock or other equity securities or interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares or equity securities or interests, (2) grant, extend or enter into any such subscription, option, warrant, put, call, convertible security or equity or equity-based right or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity securities or interests or (4) make any payment to any person the value of which is derived from or calculated based on the value of the Parent Common Stock or Parent Preferred Stock, or (B) granting any right of first refusal, right of repurchase, right of participation, preemptive or antidilutive or similar rights with respect to any security or interest issued by Parent or its Subsidiaries.  All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock reserved for issuance with respect to Parent Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  No Subsidiary of Parent owns any Parent Common Stock or any other equity interests in Parent.  Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party (x) with respect to the voting or registration of the capital stock or other equity securities or interests of Parent or any of its Subsidiaries or (y) that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Parent Common Stock.  As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on Parent Common Stock or Parent Preferred Stock and Parent is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of Parent Common Stock.

(b)        Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities or interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity securities or interests are duly authorized, validly issued, fully paid and nonassessable.  Except for equity securities or interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity security or interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity security or interest in any person).  Neither Parent nor any of its Subsidiaries has any obligation to acquire any equity security or interest, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(c)          There is no stockholder rights plan, “poison pill,” anti-takeover plan or similar device in effect to which Parent is a party or otherwise bound.

Section 4.4          Financial Statements.

(a)         Each of Parent and its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”) since the Lookback Date.  As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents filed since the Lookback Date complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents filed since the Lookback Date contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Parent’s Subsidiaries is, or at any time since the Lookback Date has been, required to file any forms, reports or other documents with the SEC.  As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents and (ii) none of the Parent SEC Documents is, to the Knowledge of Parent, the subject of ongoing SEC review.

(b)         The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents filed since the Lookback Date (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act and subject to normal year-end audit adjustments and the absence of footnote disclosure) as in effect on the date of such statement, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries in all material respects and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.  The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)        Neither Parent nor any of its Subsidiaries is a party to, or has, any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d)         Since the Lookback Date, (i) none of Parent or any Subsidiary of Parent nor, to the Knowledge of Parent, any director or officer of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material complaint, allegation, assertion or claim from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a material violation of securities Laws, material breach of fiduciary duty or similar material violation by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to the Parent Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

Section 4.5          Internal Controls and Procedures.

(a)         Parent has established and maintains, and since December 31, 2023, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure, that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2023.  Based on such evaluation, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors or the audit committee of the Parent Board of Directors, if any, has been disclosed to the Company prior to the date hereof.

(b)        As of the date of this Agreement, Parent is in compliance in all material respects with all (i) the provisions of the Sarbanes-Oxley Act and (ii) current listing and corporate governance requirements of the NYSE applicable to Parent.

Section 4.6         No Undisclosed Liabilities.  There are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities as (and to the extent) reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (or in the notes thereto), (b) Liabilities incurred under this Agreement or in connection with the transactions contemplated hereby, including the Transactions, (c) Liabilities incurred in the ordinary course of business since December 31, 2023, and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7        No Parent Material Adverse Effect.  Since the Latest Parent Balance Sheet Date through the date of this Agreement there has been no Parent Material Adverse Effect.

Section 4.8         Absence of Certain Developments.  Since the Latest Parent Balance Sheet Date through the date of this Agreement, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to discussions and negotiations regarding alternative transactions to the transactions contemplated hereby, and other than as contemplated by or required by this Agreement, Parent and each of its Subsidiaries has conducted its business in the ordinary course of business in all material respects.

Section 4.9          Real Property.

(a)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of its Subsidiaries has good and marketable fee simple title to all material real property owned by Parent and its Subsidiaries (the “Parent Owned Real Property”) free and clear of all Liens, other than Permitted Liens.

(b)         With respect to each of the material leases, subleases, licenses or other occupancy agreements for real property to which Parent or any of its Subsidiaries is a party that are currently in effect, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (collectively, the “Leases,” and each, a “Lease”) (the real and personal property leased pursuant to the Leases, the “Leased Real Property”) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) none of the Leases has been assigned, amended or modified, and Parent or its applicable Subsidiary holds good and subsisting leasehold interests in the Leased Real Property, free and clear of all subtenancies and other occupancy rights and Liens, other than Permitted Liens; (ii) to the Knowledge of Parent such Lease is valid, legal and binding on Parent or its applicable Subsidiary and in full force and effect; (iii) to the Knowledge of Parent neither Parent nor its applicable Subsidiary is in default under, nor has any event occurred or, to the Knowledge of Parent, does any circumstance exist that, with notice of lapse of time or both would constitute a default by Parent or its applicable Subsidiary under such Lease; and (iv) to the Knowledge of Parent, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Lease.

Section 4.10        Tax Matters.

(a)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)         All Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) in accordance with applicable Laws, and all such Tax Returns are true, complete and correct;

(ii)        All Taxes due and payable by Parent or any of its Subsidiaries (whether or not shown as due and payable on any Tax Return) have been timely paid, and Parent and each of its Subsidiaries has timely and properly withheld and paid to the applicable Governmental Entity all Taxes required to have been withheld and paid by it;

(iii)       No claim has been made in writing by a Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that Parent or such Subsidiary is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction;

(iv)        There is no audit, examination, claim, assessment, contest or judicial or administrative Proceeding with respect to any Taxes or Tax Returns, in each case, of Parent or any of its Subsidiaries that is ongoing, pending or threatened in writing;

(v)         There is no Lien for Taxes on any of the assets of Parent or any of its Subsidiaries, other than Permitted Liens;

(vi)        None of Parent and its Subsidiaries has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or any Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired (in each case, other than automatic extensions of time to file income Tax Returns entered into in the ordinary course of business); and

(vii)      None of Parent and its Subsidiaries (a) has ever been a member of any affiliated, combined, unitary or other similar group (other than any such group the common parent of which is Parent or any of its Subsidiaries) or (b) has any liability for Taxes of any other person (other than Parent or any of its Subsidiaries) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), as a transferee or successor, by Contract (other than pursuant to a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise by operation of Law.

(b)        No closing agreement, private letter ruling, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to material Taxes or any material Tax Returns of Parent or any of its Subsidiaries.

(c)         None of Parent and its Subsidiaries are a party to any Tax allocation, Tax sharing, Tax protection or similar agreement, other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax.

(d)        During the three (3)-year period ending on the date hereof, none of Parent and its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction reported or intended to be governed by Section 355 or Section 361 of the Code.

(e)        None of Parent and its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).

(f)         After reasonable diligence, none of Parent and its Subsidiaries is aware of any facts, circumstances or plans, or has taken or agreed to take any action, that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.11         Parent Material Contracts.

(a)         Except for any Parent Employee Benefit Plan and the Contracts filed as exhibits to or incorporated by reference in the Parent SEC Documents filed or furnished since the date of Parent’s most recent Annual Report on Form 10-K that are available as of the date prior to the date of this Agreement, Section 4.11(a) of the Parent Disclosure Schedule sets forth a list of the following Contracts to which Parent or any of its Subsidiaries is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 4.11(a) of the Parent Disclosure Schedule, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 4.11(a) of the Parent Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Parent Material Contracts”).Except as set forth on Section 4.11(a) of the Parent Disclosure Schedule, none of Parent or its Subsidiaries is a party to, or bound by, and no asset of Parent or any of its Subsidiaries is bound by, any:

(i)          Contract under which Parent or any of its Subsidiaries has borrowed, guaranteed, assumed or incurred any Indebtedness for borrowed money (including any indenture, note or other instrument evidencing Indebtedness for borrowed money) having an outstanding or committed amount in excess of $1,000,000 (other than intercompany financing arrangements);

(ii)         Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of Parent or any of its Subsidiaries;

(iii)        Contract providing for Parent or any of its Subsidiaries to make (or agreeing to make), directly or indirectly, any loan, advance, or assignment of payment to any person or to make any capital contribution to, or other investment in, any person (excluding any intercompany financing arrangements), in each case in excess of five hundred thousand dollars ($500,000), except where such advances are in respect of royalty payments made to content partners;

(iv)      Contract providing for aggregate payments to or from Parent or any of its Subsidiaries in excess of two million and five-hundred thousand dollars ($2,500,000) in any calendar year, other than those that can be terminated without material penalty by Parent or its applicable Subsidiary upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the ordinary course of business, except where such payments are in respect of minimum guarantees on royalty payments made to content partners;

(v)         Contract that limits or restricts Parent or any of its Subsidiaries (or after the Closing, Parent or any of its Affiliates) from (A) engaging or competing in any line of business or business activity in any jurisdiction or (B) acquiring any material product or asset or receiving material services from any person or selling any product or asset or performing services for any person;

(vi)       any Contract under which Parent or any of its Subsidiaries is lessee of or holds or operates, in each case, any material tangible property (other than real property), owned by any other person necessary to operate the business of the Parent or any of its Subsidiaries;

(vii)      any Contract under which Parent or any of its Subsidiaries is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such of Parent or its Subsidiaries, except for any Contract under which the aggregate annual rental payments do not exceed two hundred and fifty thousand dollars ($250,000);

(viii)      any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by Parent or any of its Subsidiaries in an amount in excess of one million dollars ($1,000,000) annually or one million dollars ($1,000,000) over the term of the Contract;

(ix)        Contract requiring Parent or any of its Subsidiaries to guarantee the Liabilities of any person (other than any other of Parent or its Subsidiaries) or pursuant to which any person (other than Parent or any of its Subsidiaries) has guaranteed the Liabilities of Parent or any of its Subsidiaries;

(x)         material interest rate, currency, or other hedging Contracts;

(xi)       Contracts providing for indemnification by Parent or any of its Subsidiaries, except for any such Contract that is entered into in the ordinary course of business;

(xii)      Contract concerning: (A) confidentiality obligations other than in the ordinary course of business; and (B) non-solicitation obligations that are ongoing (other than (I) non-solicitation agreements with customers or prospective customers of Parent or its Subsidiaries or with any of Parent’s or its Subsidiaries’ current or former service providers or employees (including release agreements) entered into in the ordinary course of business), (II) settlement agreements entered into in the ordinary course of business, or (III) confidentiality or similar agreements with non-solicitation obligations entered into by Parent or any of its Subsidiaries with respect to potential transactions, including any capital raising transaction);

(xiii)     Contract (including licenses, sublicenses, and development, collaboration or research agreements (whether inbound, outbound, or otherwise)) (A) under which the Parent or any of its Subsidiaries (1) grants to any person any license, assignment, immunity from suit, right, or covenant not to assert under any Owned Intellectual Property of Parent or any of its Subsidiaries that is exclusive or otherwise material to the businesses of Parent and its Subsidiaries, taken as a whole, (2) is restricted from using any such material Owned Intellectual Property, or (3) receives any license, assignment, immunity from suit, right, or covenant not to assert under any Intellectual Property (or IT Assets) material to the conduct of the businesses of Parent and its Subsidiaries, taken as a whole, or (B) under which any Owned Intellectual Property that is material to the businesses of Parent and its Subsidiaries, taken as a whole, is or was created, conceived, or developed by or with any person, but, in each of clauses (A) and (B), excluding any Standard IP Agreements;

(xiv)      Contract that relates to any future or contemplated disposition or acquisition by Parent or any of its Subsidiaries of (A) any material business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for (1) any agreement related to the transactions contemplated hereby, or (2) any agreement for the purchase or sale of inventory or assets or services or licenses in the ordinary course of business; and

(xv)       Contract that binds or purports to bind Parent’s Affiliates, including after the Closing that would bind or would purport to bind the Company or its Affiliates (other than the Parent and its Subsidiaries), that contain provisions that (A) prohibit Parent or any of its Subsidiaries from competing in any material line of business or marketing or selling any material products or services or (B) grant a right of exclusivity to any person that prevents Parent or any Subsidiary of Parent from entering any material territory, market or field or freely engaging in business or marketing or selling any material products or services anywhere in the world, other than in each of clauses (A) and (B) that can be terminated without material penalty by Parent or its applicable Subsidiary upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms (other than with respect to such restrictions).

(b)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is in full force and effect and is valid, legal and binding on Parent or applicable Subsidiary thereof party thereto and, to the Knowledge of Parent, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.  Parent has delivered to, or made available for inspection by, the Company a complete and accurate copy of each Parent Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto).  With respect to all Parent Material Contracts, none of Parent or its Subsidiaries or, to the Knowledge of Parent any other party to any such Parent Material Contract, is in breach thereof or default thereunder, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  During the last twelve (12) months, none of Parent or its Subsidiaries has received any written, or to the Knowledge of Parent, oral claim or notice of breach of or default under any such Parent Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  To the Knowledge of Parent, no event has occurred, which individually or together with other events, would reasonably be expected to result in a breach of or a material default under any such Parent Material Contract by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  During the last twelve (12) months, none of Parent or its Subsidiaries has received written notice from any other party to any such Parent Material Contract that such party intends to terminate or not renew any such Parent Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12        Intellectual Property.

(a)         None of Parent, its Subsidiaries, or the former and current products, services or operation of the business of Parent and its Subsidiaries have since the Lookback Date infringed, misappropriated or otherwise violated, and nor currently infringe, misappropriate or otherwise violate, any Intellectual Property rights of any person, in each case, except for any such infringement, misappropriation or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  None of Parent or its Subsidiaries has since the Lookback Date received any material written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such of Parent or its Subsidiaries must (or is invited or offered to) license or refrain from using any Intellectual Property rights of any person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property of Parent or its Subsidiaries.  To the Knowledge of Parent, no person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property of Parent and its Subsidiaries, and none of Parent or its Subsidiaries has since the Lookback Date brought any material written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or other violation.

(b)         Each of Parent and its Subsidiaries owns, or has a valid right to use (as used in its business), all Intellectual Property that is (A) used in and material to the business of Parent and its Subsidiaries, taken as a whole, and (B) necessary for the business of Parent or its applicable Subsidiary as currently conducted, in each case, free and clear of any Liens other than Permitted Liens; provided, that, the foregoing is not, and shall not be deemed, a representation or warranty with respect to Intellectual Property infringement, misappropriation or violation, which representations and warranties are solely as set forth in Section 4.12(a).  Section 4.12(b) of the Parent Disclosure Schedule identifies each item of material Registered Intellectual Property (other than Copyrights) that is owned by or filed in the name of Parent or any of its Subsidiaries, other than registered Marks and pending applications to register Marks that are filed outside of the United States, which shall be provided by Parent to the Company within ten (10) Business Days after the date hereof.  All material Registered Intellectual Property of Parent and its Subsidiaries is subsisting, and, to the Knowledge of Parent, valid and enforceable.  Parent or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property purported to be owned by Parent or any of its Subsidiaries, free and clear of any Liens other than Permitted Liens, and such Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by Parent or applicable Subsidiary as used in the business of Parent and its Subsidiaries.  All material Registered Intellectual Property of Parent and its Subsidiaries has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where Parent or its applicable Subsidiary has made a reasonable business judgment to permit such registrations or applications that are not material to Parent’s or its Subsidiaries’ business to expire, be canceled or become abandoned.

(c)         Each of Parent and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets included in its Owned Intellectual Property and any other material confidential information owned or purported to be owned by Parent or its applicable Subsidiary (and any confidential information owned by any person to whom Parent or any of its Subsidiaries has a valid, enforceable confidentiality obligation with respect to such confidential information).  Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such material Trade Secret or material confidential information has been, to the Knowledge of Parent, disclosed (or authorized to be disclosed) by Parent or any of its Subsidiaries (and none of Parent or its Subsidiaries has a duty or obligation to disclose or authorize to disclose) to any person other than to persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such person.

(d)         No person (including any current or former founder, employee, contractor, director, officer, or consultant of Parent or any of its Subsidiaries) owns any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property of Parent and its Subsidiaries.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each person who has developed any material Owned Intellectual Property for Parent or any of its Subsidiaries has (i) presently assigned all right, title and interest in and to such Intellectual Property to Parent or its Subsidiaries by a valid written assignment (or ownership of such Intellectual Property vests in Parent or its Subsidiaries by operation of Law), and (ii) entered into a valid written Contract providing for the non-disclosure by such person of all Trade Secrets included in the Owned Intellectual Property of Parent and its Subsidiaries.  To the Knowledge of Parent, no person is in violation of any such non-disclosure or Intellectual Property assignment agreement.

(e)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Assets of Parent and its Subsidiaries are sufficient for the purposes for which such IT Assets are used in the current business operations of Parent and its Subsidiaries.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have in place industry standard disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of their IT Assets and all confidential data and information (including their Business Data) stored thereon, including from unauthorized access and infection by Malicious Code.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Assets of Parent and its Subsidiaries are free from any Malicious Code.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have maintained in the ordinary course of business all required licenses and service Contracts, including the purchase of a sufficient number of license seats for all Software, with respect to their IT Assets.

(f)         Each item of Intellectual Property owned or purported to be owned, or Intellectual Property licensed from a third party, by Parent or its Subsidiaries immediately prior to the Closing will be owned or available for use by Parent and its Subsidiaries immediately subsequent to the Closing on identical terms and conditions as owned or licensed for use by Parent and its Subsidiaries immediately prior to the Closing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  None of Parent or its Subsidiaries is a party to or bound by any Contract pursuant to which, immediately following the Closing, any rights under any of the Company’s or Company’s Subsidiaries’ (other than Parent or its Subsidiaries immediately prior to the Closing) Owned Intellectual Property will be granted, licensed or otherwise transferred to a third party, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Company or any of its controlled Affiliates.

(g)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the Parent and its Subsidiaries have not experienced any material Security Incidents since the Lookback Date and (ii) there have been no written notices or complaints delivered to Parent or its Subsidiaries or, to the Knowledge of Parent, oral notices or complaints from any person regarding such material Security Incident.  Since the Lookback Date, none of Parent or its Subsidiaries has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any person regarding any of Parent’s or its Subsidiaries’ processing of Personal Data or compliance with applicable Privacy and Security Requirements, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since the Lookback Date, none of Parent or its Subsidiaries has provided or has been obligated to provide notice under any Privacy and Security Requirements regarding any Security Incident, or other suspected unauthorized access to or use of any of their IT Assets, Business Data or Owned Intellectual Property, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have a valid, legal and binding right (whether contractually, by Law or otherwise) to access or use all Personal Data and Business Data that is subject to processing by or on behalf of Parent or its applicable Subsidiary in connection with the use or operation of its products, services and business, in the manner such Personal Data and Business Data is accessed or used by Parent and its Subsidiaries.  The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit Parent’s or its Subsidiaries’ right to own or process any Personal Data used in or necessary for the conduct of the business of Parent and its Subsidiaries, in any material respect.

(i)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and Parent and its Subsidiaries are in compliance with all such Privacy Policies.

(j)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented, and have directed their third party vendors to implement, reasonable physical, technical and administrative safeguards, including adequate policies and commercially reasonable security, designed to protect the confidentiality, integrity, and availability of Business Data in their possession or control, including from unauthorized access, disclosure, use, or disabling, by any person, including each of Parent’s and its Subsidiaries’ employees and contractors, and designed to ensure compliance with all applicable Privacy and Security Requirements.

(k)         No material source code that constitutes a material Trade Secret included within the Owned Intellectual Property of Parent or its Subsidiaries has been (or has been authorized to be) disclosed, licensed, released, escrowed, or made available to any third party, other than a contractor, consultant or developer pursuant to a written commercially reasonable confidentiality agreement.  No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such material source code be disclosed, licensed, released, escrowed, or made available to any third party, or that an escrow agent disclose or deliver any such material source code to any third party.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Software included in the Owned Intellectual Property of Parent or its Subsidiaries links to or integrates with or is used with any code licensed under Copyleft Terms in a manner that has or would require any public distribution of any Software, restrict in any material respect Parent’s or any of its Subsidiaries’ rights to use or license or otherwise exploit any Software included in the Owned Intellectual Property of Parent or its Subsidiaries, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

(l)         The key terms with respect to licensing of Intellectual Property (e.g., non-exclusive, royalty-free and perpetual term, restrictions on sublicensing) contained in the customer Contracts made available to the Company (or otherwise generally available on Parent’s or its Subsidiaries’ public-facing websites) are representative of the key terms with respect to licensing of Intellectual Property contained in such Contracts entered into by Parent and its Subsidiaries in the ordinary course of business.

Section 4.13       Information Supplied.  The information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 (including the Proxy Statement/Prospectus), any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the stockholders of the Company; or (d) the time of the Company Stockholder Meeting and the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)). Notwithstanding the foregoing provisions of this Section 4.13, no representation or warranty is made by the Parent with respect to information or statements made in the Form S-4 (including the Proxy Statement/Prospectus) or any amendment thereof or supplement thereto which were not supplied by or on behalf of the Parent.

Section 4.14       Litigation.  There are no (and have not been since the Lookback Date any) Proceedings pending or, to the Knowledge of Parent, threatened in writing against the Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Proceeding that is not criminal in nature and has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.15        Labor Matters.

(a)         Except as set forth in Schedule 4.15(a) of the Parent Disclosure Schedule, other than national, trade, industry-wide or sector-level agreements, none of Parent or its Subsidiaries is a party to or bound by any CBA (including generally applicable collective bargaining agreements) and, to the Knowledge of Parent, no employees of Parent or its Subsidiaries are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with Parent or its Subsidiaries.  Since the Lookback Date, no labor union or other labor organization, or group of employees of Parent or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification Proceedings presently pending or, to the Knowledge of Parent, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date hereof, there are no ongoing or, to the Knowledge of Parent, threatened union organizing activities with respect to employees of Parent or any of its Subsidiaries and no such activities have occurred since the Lookback Date.  Since the Lookback Date, except as has not had and would not reasonably be expected to, individually or in the aggregate,  have a Parent Material Adverse Effect, there has been no actual or, to the Knowledge of Parent, threatened, grievances, strikes, walkouts, work stoppages, lockouts, slowdowns, picketing, handbilling, arbitrations, unfair labor practice charges, or other labor disputes against Parent or any of its Subsidiaries.

(b)         Parent and its Subsidiaries are and, since the Lookback Date, have been in compliance with all applicable Laws relating to labor and employment, except as has not had and would not reasonably be expected to have, individually or in the aggregate,  a Parent Material Adverse Effect.

(c)        Since the Lookback Date, Parent and its Subsidiaries have reasonably investigated all sexual harassment or other discrimination or retaliation allegations of or against any employee of  Parent or its Subsidiaries at the level of Vice President or above (in each case, in their capacity as such), and of which Parent and its Subsidiaries was made aware. With respect to each such allegation with potential merit, Parent or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment.

Section 4.16        Employee Benefits.

(a)        Parent has made available (or within thirty (30) Business Days following the date hereof will make available) to the Company true and complete copies (or a summary of the material terms) of each material Parent Employee Benefit Plan.

(b)       (i) No Parent Employee Benefit Plan provides, and none of Parent or its Subsidiaries has any current or potential obligation to provide, retiree, post-service, or post-employment health or life insurance or any other similar welfare-type benefits to any person other than as required under Section 4980B of the Code or any similar state Law and for which the covered person pays the full cost of coverage, (ii) no Parent Employee Benefit Plan is, and none of Parent or its Subsidiaries sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) none of Parent or its Subsidiaries contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA.  No Parent Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  None of Parent or its Subsidiaries has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other person.

(c)        Each Parent Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of Parent, nothing has occurred that could reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Parent Employee Benefit Plan.  Each Parent Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of Parent, threatened, with respect to any Parent Employee Benefit Plan or against the assets of any Parent Employee Benefit Plan.

(d)         Except as set forth in Schedule 4.16(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly: (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of Parent or any of its Subsidiaries under a Parent Employee Benefit Plan or otherwise; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of Parent or any of its Subsidiaries under a Parent Employee Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Parent Employee Benefit Plan or otherwise; (iv) result in the forgiveness in whole or in part of any outstanding loans made by Parent or any of its Subsidiaries to any current or former officer, employee, director or individual independent contractor of Parent or any of its Subsidiaries; or (v) result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) or in the imposition of an excise Tax under Section 4999 of the Code.

Section 4.17       Insurance.  The insurance policies held by Parent provide adequate coverage for all normal risks incident to Parent and its Subsidiaries and the properties and assets of Parent and its Subsidiaries, except for any such failures to maintain such policies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.18        Compliance with Laws; Permits.

(a)         (i) Each of Parent and its Subsidiaries is and, since the Lookback Date has been, in compliance with all Laws and Orders applicable to the conduct of Parent and its Subsidiaries and (ii) since the Lookback Date, none of Parent or its Subsidiaries has received any written or oral notice from any Governmental Entity or any other person alleging a material violation of or noncompliance with any such Laws or Orders, except, in the case of each of the foregoing clauses (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries holds all permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, certificates and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) (collectively, “Parent Permits”) and is in compliance with all terms and conditions of such Parent Permits.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all of such Parent Permits are valid and in full force and effect and none of such Parent Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby.  None of Parent or its Subsidiaries is in default under any such Parent Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under such Parent Permit, and no Proceeding is pending or, to the Knowledge of Parent, threatened, to suspend, revoke, withdraw, modify or limit any such Parent Permit in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.19        Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) Each of Parent and its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws; (b) each of Parent and its Subsidiaries has since the Lookback Date timely obtained and maintained, and is, and since the Lookback Date has been, in compliance in all material respects with, all Parent Permits required by Environmental Laws (collectively, the “Environmental Parent Permits”); (c) none of Parent or its Subsidiaries has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) none of Parent or its Subsidiaries has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of Parent or its Subsidiaries under Environmental Laws; and (e) none of Parent or its Subsidiaries has assumed, undertaken or become subject to any material Liability of any other person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws.

Section 4.20        Related Party Transactions.  No present or former director or executive officer, or, to the Knowledge of Parent, any stockholder, partner, member, employee or Affiliate of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any of such person’s Affiliates or immediate family members, is a party to any Contract with or binding upon Parent or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since the Lookback Date, in each case, that is of a type that would be required to be disclosed in the Parent SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed

Section 4.21        Trade & Anti-Corruption Compliance.

(a)         Parent and all of its Subsidiaries have since April 24, 2019 been in compliance with applicable Trade Controls, in connection with the business of the Parent and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(b)         In the last five (5) years, in connection with or relating to the business of Parent, except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole, neither Parent nor any of its Subsidiaries, directors, officers or managers of Parent nor, to the Knowledge of Parent, any of its employees, agents or third party representatives acting on behalf of Parent or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback; (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties; (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other person, in each case in violation of applicable Anti-Corruption Laws.

(c)       As of the date hereof, to the Knowledge of Parent, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct by or on behalf of Parent or any of its Subsidiaries, or since April 24, 2019, any other such violation, disclosure or Proceedings or Orders alleging violation of any Trade Controls by or on behalf of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

Section 4.22        Opinion of Financial Advisor.  The Parent Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be paid by Parent in the Transactions is fair, from a financial point of view, to Parent.  Parent will make available to the Company a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

Section 4.23        Takeover Statutes.  Assuming the accuracy of the Company’s representations in Section 3.24, the Parent Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Transactions) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Organizational Documents of Parent.

Section 4.24        Ownership of Company Common Stock.  None of the Parent or its Subsidiaries is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time during the past three (3) years prior to the date of this Agreement.

Section 4.25      Organization of Parent Merger Subs.  Parent is the sole stockholder of Merger Sub 2 and the sole member of Merger Sub 3.  As of the date of this Agreement, (a) the authorized capital stock of Merger Sub 2 consists of 100 shares of common stock, par value $0.01 per share (“Merger Sub 2 Common Stock”), and 100 shares of Merger Sub 2 Common Stock are issued and outstanding, and (b) the capitalization of Merger Sub 3 consists solely of common membership interests (“Merger Sub 3 Common Interests”), and Parent is the sole member of Merger Sub 3.  Each of Merger Sub 2 and Merger Sub 3 was formed solely for the purpose of engaging in the transactions contemplated hereby, and other than entry into this Agreement and the transactions contemplated hereby, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation and the transactions contemplated hereby.

Section 4.26        Sufficient Funds. Parent will have at Closing immediately available funds sufficient for Parent to consummate the Transactions pursuant to the terms of this Agreement, including to (a) make all cash payments contemplated by this Agreement (including the Maximum Cash Election Consideration) to be paid at the Closing by Parent or the Parent Merger Subs, (b) repay, prepay, refinance or discharge (after giving effect to the Transactions) the Payoff Indebtedness and (c) pay all fees and expenses required to be paid at the Closing by Parent or the Parent Merger Subs in connection with the Transactions (the foregoing clauses (a) through (c), collectively, the “Financing Uses”).  Parent and the Parent Merger Subs expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Transactions, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Section 4.27       Brokerage. None of Parent or its Subsidiaries has any Liability in connection with this Agreement, or the transactions contemplated hereby, that would result in the obligation of Parent, its Subsidiaries or any of its Affiliates, or Parent or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.28        No Other Representations and Warranties.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER PARENT NOR ANY OTHER PERSON MAKES, AND PARENT EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PARENT AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PARENT AND ITS SUBSIDIARIES BY THE MANAGEMENT OR ON BEHALF OF PARENT, ITS SUBSIDIARIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ITS SUBSIDIARIES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF PARENT ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PARENT AND ITS SUBSIDIARIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ITS SUBSIDIARIES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.28 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1          Conduct of Business of the Company.  During the period from the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, (iii) as permitted by this Agreement or (iv)  as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business,  (B) maintain and preserve intact its business organization, (C) keep available the services of its executive officers, and (D) maintain satisfactory relationships with customers, suppliers and distributors having material business relationships with the Company.  Without limiting the foregoing, during the period from the date hereof until the earlier of the valid termination of this Agreement or the Effective Time, except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, (y) as permitted by this Agreement or (z) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(a)         amend (by merger, consolidation or otherwise) the Organizational Documents of the Company or any of its Subsidiaries (other than ministerial or immaterial changes to the Organizational Documents of the Company’s Subsidiaries), or otherwise take any action to exempt any person from any provision of the Organizational Documents of the Company or any of its Subsidiaries;

(b)        split, combine, subdivide, amend the terms of or reclassify any of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(c)         make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (i) dividends paid by any of the wholly owned Subsidiaries of the Company to the Company or to any other wholly owned Subsidiaries of the Company or (ii) the acceptance, surrender or withholding of shares of Company Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of Company Equity Awards in accordance with past practice and the terms of the Company Equity Plan as in effect on the date hereof;

(d)         (i) issue, sell, grant, pledge or otherwise permit to become outstanding, encumber or subject to any Lien any shares of its capital stock or other equity securities or interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity securities or interests or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other equity securities or interests, including any Company Equity Awards, except pursuant to the exercise or settlement of Company Equity Awards outstanding on the date hereof in accordance with their terms as in effect on the date hereof or pursuant to the grant of Company Equity Awards in accordance with Section 5.1(d) of the Company Disclosure Schedule, or (ii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity securities or interests;

(e)        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions between the Company and any direct or indirect wholly owned Subsidiary of the Company or between direct or indirect wholly owned Subsidiaries of the Company;

(f)          (i) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among the Company and wholly owned Subsidiaries of the Company or among wholly owned Subsidiaries of the Company, (B) Indebtedness for borrowed money incurred to modify, replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of the Company or any of the Subsidiaries of the Company, so long as the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the outstanding principal amount of the Indebtedness so modified, replaced, renewed, extended, refinanced or refunded except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid, and fees, premiums, penalties and expenses reasonably incurred, in connection with such refinancing, (C) guarantees by the Company of Indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of Indebtedness for borrowed money of Company or any wholly owned Subsidiaries of the Company, which Indebtedness is incurred in compliance with this Section 5.1(f); provided, that, Indebtedness incurred or guaranteed by the Company or its Subsidiaries pursuant to clause (i)(B) or clause (i)(C) of this Section 5.1(f) shall either (x) be, or be designated by the Company in writing as, “Payoff Indebtedness” on or prior to the incurrence or guarantee thereof or (y) to the extent not constituting Payoff Indebtedness, the terms of such Indebtedness shall not conflict with or prohibit any of the transactions contemplated by this Agreement and (D) indebtedness incurred under the Company Credit Agreement, as in effect on the date hereof; or (ii) incur any Lien on any of its material property or assets, except for Permitted Liens;

(g)          make any loans or advances to any other person;

(h)         (i) sell, transfer, mortgage, license, pledge, divest, surrender, cancel, abandon, allow to lapse, encumber or otherwise dispose of any of its material real or tangible properties or assets to any person other than to the Company or a wholly owned Subsidiary of the Company, other than sales of inventory or of obsolete equipment in the ordinary course of business, or (ii) cancel, release, waive, forgive or assign any Indebtedness of any person owed to it or any claims held by it against any person other than the release of immaterial claims held by it in the ordinary course of business;

(i)         (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any assets or properties of any other person (including any division or line of business thereof), or (ii) make any investment in or loan to any other person either by purchase of stock or securities, contributions to capital, or property transfers, except, in each case, for (A) the purchase of equipment and supplies in the ordinary course of business, (B) inbound paid-up licenses of Intellectual Property in the ordinary course of business, or (C) acquisition of content on terms and aggregate cost consistent with past practice in all material respects;

(j)        other than Standard IP Agreements and other non-exclusive licenses, sublicenses, covenants not to assert or other non-exclusive grants of rights, (i) sell, assign, transfer, license, sublicense, grant immunities from suit, covenant not to assert or otherwise dispose of any material Owned Intellectual Property of the Company or its Subsidiaries or (ii) allow any material Registered Intellectual Property of the Company or its Subsidiaries to lapse or go abandoned, other than at the end of its term;

(k)         materially downgrade the integrity or security of any IT Assets of the Company or any of its Subsidiaries;

(l)         (i) except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, disclose (or authorized to be disclosed) or become subject to any duty or obligation to disclose any material Trade Secret or material confidential information to any person other than to persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such person; or (ii) subject any material Software included in the Owned Intellectual Property of Company or its Subsidiaries to Copyleft Terms in a manner that has or would require any public distribution of any such Software, restrict in any material respect the Company’s or any of its Subsidiaries’ rights to use or license or otherwise exploit any such Software included in the Owned Intellectual Property of the Company or its Subsidiaries, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software;

(m)         during any fiscal year, make, or make any commitments (for such fiscal year) with respect to, capital expenditures in excess of the amount allocated for such year in the Company’s capital expenditure budget set forth on Section 5.1(m) of the Company Disclosure Schedule plus 20% (regardless of when the amounts would be paid);

(n)         other than in the ordinary course of business, (i) renew or terminate (other than upon the expiration of its term pursuant to the terms thereof as in effect as of the date hereof), materially amend, or waive, release or assign any material right under, any Company Material Contract or Company Material Lease or enter into any Contract that would constitute a Company Material Contract or Company Material Lease if it were in effect on the date of this Agreement, in each case, other than (A) Contracts for the acquisition of content on terms and aggregate cost consistent with past practice in all material respects or (B) Contracts relating to use of Owned Intellectual Property of the Company or its Subsidiaries in connection with machine learning or artificial intelligence applications, or (ii) waive, release or let lapse any material right or value in respect of any material Company Asset;

(o)         except as required by the terms of any Company Employee Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or individual independent contractors, other than in the ordinary course of business consistent with past practice, (ii) grant to any of its directors, officers, employees or individual independent contractors any new, or increase in, severance or termination pay, other than in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (A) with respect to cash awards, bonuses and incentive compensation, in the ordinary course of business consistent with past practice and (B) with respect to equity or equity-based incentives, in accordance with Section 5.1(d) of the Company Disclosure Schedule, (iv) establish, adopt, enter into, materially amend or terminate any material Company Employee Benefit Plan, other than offer letters that provide for no severance, retention or change of control benefits, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) terminate the employment or service of any employee or individual independent contractor, other than for cause or in the ordinary course of business consistent with past practice, or (vii) hire any employee or individual independent contractor, other than in the ordinary course of business consistent with past practice;

(p)         (i) modify, renew, extend, terminate or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(q)         implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by changes in GAAP;

(r)          settle or compromise any Proceeding (other than any such Proceeding commenced by the Company or its Subsidiaries), except for settlements or compromises that (i) involve solely monetary remedies with a value (net of insurance proceeds actually received) not in excess of $1,000,000 individually or $5,000,000 in the aggregate, (ii) do not impose any material restriction on the Company’s business or the business of any of the Company’s Subsidiaries and (iii) do not relate to any litigation by the Company’s stockholders in connection with this Agreement or the Transactions;

(s)         (i) make, change or revoke any material Tax election, (ii) change or adopt any Tax accounting period or material method of Tax accounting, (iii) file any amended Tax Return that would reasonably expected to result in a material increase in Tax liability, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or non-U.S. Law) or other material agreement with any taxing authority in respect of any material Tax Return or material amount of Taxes, (v) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file), (vi) settle or compromise any material Tax liability or any audit, assessment, investigation, examination or other Proceeding relating to a material Tax Return or material amount of Taxes, or surrender any right to claim a material refund of Taxes or (vii) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(t)          materially reduce the amount of insurance coverage under, or fail to renew any existing, insurance policies;

(u)         effect or permit a plant closing, mass layoff or similar event that would trigger the WARN Act;

(v)          (i) amend any Company Permits in any material respect (other than amendments in the ordinary course of business in a manner not adverse to the Company or its Subsidiaries), (ii) terminate, fail to diligently pursue any application for or allow to lapse, any material Company Permits, or (iii) take any action, or fail to take any action, that would reasonably be expected to result in the material loss, expiration, termination or surrender of, or would reasonably be expected to result in the loss of any material benefit under, or be reasonably expected to cause any Governmental Entity to institute Proceedings for the suspension, revocation or limitation of, any material Company Permits;

(w)        enter into any material new line of business outside of its existing business;

(x)        enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales Contracts or other similar financial instruments other than in the ordinary course of business;

(y)       enter into any Contract pursuant to which, immediately following the Closing, any rights under any of the Intellectual Property owned or licensed by Parent or Parent’s Affiliates (other than the Company or its Subsidiaries) will be granted, licensed or otherwise transferred to a third party; or

(z)          agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1.

Section 5.2        Conduct of Business of Parent.  During the period from the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, (iii) as permitted by this Agreement or (iv)  as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business, (B) maintain and preserve intact its business organization, (C) keep available the services of its executive officers, and (D) maintain satisfactory relationships with customers, suppliers and distributors having material business relationships with Parent.  Without limiting the foregoing, during the period from the date hereof until the earlier of the valid termination of this Agreement or the Effective Time, except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, (y) as permitted by this Agreement or (z) as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent shall not, and shall cause its Subsidiaries not to:

(a)         amend (by merger, consolidation or otherwise) the Organizational Documents of Parent or any of its Subsidiaries (other than ministerial or immaterial changes to the Organizational Documents of any Subsidiaries of Parent), or otherwise take any action to exempt any person from any provision of the Organizational Documents of Parent or any of its Subsidiaries;

(b)         split, combine, subdivide, amend the terms of or reclassify any of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Parent which remains a wholly owned Subsidiary of the Parent after consummation of such transaction;

(c)         make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (i) dividends paid by any of the wholly owned Subsidiaries of Parent to Parent or to any other wholly owned Subsidiaries of Parent or (ii) the acceptance, surrender or withholding of shares of Parent Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of Parent Equity Awards in accordance with past practice and the terms of the Parent Equity Plan as in effect on the date hereof;

(d)         (i) issue, sell, grant, pledge or otherwise permit to become outstanding, encumber or subject to any Lien any shares of its capital stock or other equity securities or interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity securities or interests or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other equity securities or interests, including any Parent Equity Awards, except pursuant to the exercise or settlement of Parent Equity Awards outstanding on the date hereof in accordance with their terms as in effect on the date hereof or pursuant to the grant of Parent Equity Awards in accordance with Section 5.2(d) of the Parent Disclosure Schedule, or (ii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity securities or interests;

(e)         adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions between the Parent and any direct or indirect wholly owned Subsidiary of the Parent or between direct or indirect wholly owned Subsidiaries of the Parent;

(f)          (i) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among Parent and wholly owned Subsidiaries of Parent or among wholly owned Subsidiaries of Parent, (B) Indebtedness for borrowed money incurred to modify, replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of Parent or any of the Subsidiaries of Parent, so long as the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the outstanding principal amount of the Indebtedness so modified, replaced, renewed, extended, refinanced or refunded except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid, and fees, premiums, penalties and expenses reasonably incurred, in connection with such refinancing, (C) guarantees by Parent of Indebtedness for borrowed money of wholly owned Subsidiaries of Parent or guarantees by wholly owned Subsidiaries of Parent of Indebtedness for borrowed money of Parent or any wholly owned Subsidiaries of Parent, which Indebtedness is incurred in compliance with this Section 5.1(f), (D) Indebtedness incurred under the Getty Images Credit Agreement and (E) Indebtedness incurred in connection with any Financing; or (ii) incur any Lien on any of its material property or assets, except for Permitted Liens or Liens arising out of any Financing;

(g)          make any loans or advances to any other person;

(h)         (i) sell, transfer, mortgage, license, pledge, divest, surrender, cancel, abandon, allow to lapse, encumber or otherwise dispose of any of its material real or tangible properties or assets to any person other than to Parent or a wholly owned Subsidiary of Parent, other than sales of inventory or of obsolete equipment in the ordinary course of business, or (ii) cancel, release, waive, forgive or assign any Indebtedness of any person owed to it or any claims held by it against any person other than the release of immaterial claims held by it in the ordinary course of business;

(i)          (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any assets or properties of any other person (including any division or line of business thereof), or (ii) make any investment in or loan to any other person either by purchase of stock or securities, contributions to capital, or property transfers, except, in each case, for (A) the purchase of equipment and supplies in the ordinary course of business, (B) inbound paid-up licenses of Intellectual Property in the ordinary course of business or (C) acquisition of content on terms and aggregate cost consistent with past practice in all material respects;

(j)         other than Standard IP Agreements and other non-exclusive licenses, sublicenses, covenants not to assert or other non-exclusive grants of rights, (i) sell, assign, transfer, license, sublicense, grant immunities from suit, covenant not to assert or otherwise dispose of any material Owned Intellectual Property of Parent or its Subsidiaries or (ii) allow any material Registered Intellectual Property of Parent or its Subsidiaries to lapse or go abandoned, other than at the end of its term;

(k)          materially downgrade the integrity or security of any IT Assets of any of Parent or any of its Subsidiaries;

(l)         (i) except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, disclose (or authorized to be disclosed) or become subject to any duty or obligation to disclose any material Trade Secret or material confidential information to any person other than to persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such person; or (ii) subject any such Software included in the Owned Intellectual Property of Parent or its Subsidiaries to Copyleft Terms in a manner that has or would require any public distribution of any such Software, restrict in any material respect the Parent’s or any of its Subsidiaries’ rights to use or license or otherwise exploit any material Software included in the Owned Intellectual Property of the Parent or its Subsidiaries, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software;

(m)        during any fiscal year, make, or make any commitments (for such fiscal year) with respect to, capital expenditures in excess of the amount allocated for such year in Parent’s capital expenditure budget set forth on Section 5.2(m) of the Parent Disclosure Schedule plus 20% (regardless of when the amounts would be paid);

(n)         other than in the ordinary course of business, (i) renew or terminate (other than upon the expiration of its term pursuant to the terms thereof as in effect as of the date hereof), materially amend, or waive, release or assign any material right under, any Parent Material Contract or Parent Material Lease or enter into any Contract that would constitute a Parent Material Contract or Parent Material Lease if it were in effect on the date of this Agreement, in each case, other than (A) Contracts for the acquisition of content on terms and aggregate cost consistent with past practice in all material respects or (B) Contracts relating to use of Owned Intellectual Property of Parent or its Subsidiaries in connection with machine learning or artificial intelligence applications, or (ii) waive, release or let lapse any material right or value in respect of any material assets of Parent;

(o)         except as required by the terms of any Parent Employee Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or individual independent contractors, other than in the ordinary course of business consistent with past practice, (ii) grant to any of its directors, officers, employees or individual independent contractors any new, or increase in, severance or termination pay, other than in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (A) with respect to cash awards, bonus and incentive compensation, in the ordinary course of business consistent with past practice and (B) with respect to equity or equity-based incentives, in accordance with Section 5.2(d) of the Parent Disclosure Schedule, (iv) establish, adopt, enter into, materially amend or terminate any material Parent Employee Benefit Plan, other than offer letters that provide for no severance, retention or change of control benefits, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) terminate the employment or service of any employee or individual independent contractor, other than for cause or in the ordinary course of business consistent with past practice, or (vii) hire any employee or individual independent contractor, other than in the ordinary course of business consistent with past practice;

(p)         (i) modify, renew, extend, terminate or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of Parent or its Subsidiaries as the bargaining representative for any employees of Parent or its Subsidiaries;

(q)         implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by changes in GAAP;

(r)        settle or compromise any Proceeding (other than any such Proceeding commenced by Parent or its Subsidiaries), except for settlements or compromises that (i) involve solely monetary remedies with a value (net of insurance proceeds actually received) not in excess of $1,000,000 individually or $5,000,000 in the aggregate, (ii)  do not impose any material restriction on Parent’s business or the business of any of Parent’s Subsidiaries, and (iii) do not relate to any litigation by Parent’s stockholders in connection with this Agreement or the Transactions;

(s)         (i) make, change or revoke any material Tax election, (ii) change or adopt any Tax accounting period or material method of Tax accounting, (iii) file any amended Tax Return that would reasonably expected to result in a material increase in Tax liability, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or non-U.S. Law) or other material agreement with any taxing authority in respect of any material Tax Return or material amount of Taxes, (v) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file), (vi) settle or compromise any material Tax liability or any audit, assessment, investigation, examination or other Proceeding relating to a material Tax Return or material amount of Taxes, or surrender any right to claim a material refund of Taxes or (vii) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(t)           materially reduce the amount of insurance coverage under, or fail to renew any existing, insurance policies;

(u)          effect or permit a plant closing, mass layoff or similar event that would trigger the WARN Act;

(v)         (i) amend any Parent Permits in any material respect (other than amendments in the ordinary course of business in a manner not adverse to Parent or its Subsidiaries), (ii) terminate, fail to diligently pursue any application for or allow to lapse, any material Parent Permits, or (iii) take any action, or fail to take any action, that would reasonably be expected to result in the material loss, expiration, termination or surrender of, or would reasonably be expected to result in the loss of any material benefit under, or be reasonably expected to cause any Governmental Entity to institute Proceedings for the suspension, revocation or limitation of, any material Parent Permits;

(w)         enter into any material new line of business outside of its existing business;

(x)         enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales Contracts or other similar financial instruments other than in the ordinary course of business;

(y)         enter into any Contract pursuant to which, immediately following the Closing, any rights under any of the Intellectual Property owned or licensed by the Company or the Company’s Affiliates (other than Parent or its Subsidiaries) will be granted, licensed or otherwise transferred to a third party; or

(z)          agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.2.

Section 5.3            Access.

(a)        During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, upon reasonable prior notice, the Company shall (at Parent’s sole cost and expense) (i) afford Parent and its Representatives that need to know such information, reasonable access in a manner that does not unreasonably interfere with the business of the Company and its Subsidiaries, during normal business hours, to the Company’s and its Subsidiaries personnel, properties, Contracts, books and records and (ii) furnish promptly to Parent all available information concerning its business as Parent may reasonably request, in the case of each of clause (i) and (ii), for the purpose of consummating the Transactions and Financing; provided, however, that the Company shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any obligation of the Company with respect to confidentiality or privacy; (B) jeopardize protections afforded the Company under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (C) violate any Laws; or (D) result in the disclosure of (v) any trade secrets of the Company, any Subsidiary of the Company or any third party, (w) competitively sensitive information, (x) information concerning the valuation of the Company or any of its Subsidiaries, (y) documents or information that is reasonably pertinent to any adverse Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, or (z) personal information that would expose the Company to the risk of liability; provided, that in each case (other than in the case of (iv)(y)) the Company shall inform Parent of the nature of the information being withheld and shall use its commercially reasonable efforts, at Parent’s sole cost and expense, to make alternative arrangements that would allow Parent (or its applicable Representative) access to such information.  Nothing in this Section 5.3 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information.  Neither the Company nor any of its Subsidiaries (or any other person) makes, has made, or shall be deemed to have made, any representation or warranty relating to any information provided pursuant to this Section 5.3.

(b)        During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, upon reasonable prior notice, Parent shall (at Company’s sole cost and expense) (i) afford the Company and its Representatives that need to know such information, reasonable access in a manner that does not unreasonably interfere with the business of the Parent and its Subsidiaries, during normal business hours, to Parent’s and its Subsidiaries personnel, properties, Contracts, books and records and (ii) furnish promptly to the Company all available information concerning its business as the Company may reasonably request, in the case of each of clause (i) and (ii), for the purpose of consummating the Transactions; provided, however, that Parent shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of Parent would: (A) violate any obligation of Parent with respect to confidentiality or privacy; (B) jeopardize protections afforded Parent under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (C) violate any applicable Laws; or (D) result in the disclosure of (v) any trade secrets of the Company, any Subsidiary of the Company or any third party, (w) competitively sensitive information, (x) information concerning the valuation of Parent or any of its Subsidiaries, (y) documents or information that is reasonably pertinent to any adverse Proceeding between the Parent and its Affiliates, on the one hand, and Company and its Affiliates, on the other hand, or (x) personal information that would expose Parent to the risk of liability; provided, that in each case (other than in the case of (iv)(y)) Parent shall inform the Company of the nature of the information being withheld, and shall use its commercially reasonable efforts, at Company’s sole cost and expense, to make alternative arrangements that would allow the Company (or its applicable Representatives) access to such information.  Nothing in this Section 5.3 shall be construed to require the Parent, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information.  Neither the Parent nor any of its Subsidiaries (or any other person) makes, has made, or shall be deemed to have made, any representation or warranty relating to any information provided pursuant to this Section 5.3.

(c)         To the extent that any of the information or material furnished pursuant to this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)         No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement. No exchange of information or investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

(e)         Each of Parent and the Company hereby agree that all information provided to it or its Representatives pursuant to this Section 5.3 shall be governed in accordance with the confidentiality agreement, dated as of October 11, 2024, by and between the Company and Parent (the “Confidentiality Agreement”); provided, that the term of the Confidentiality Agreement (other than Section 8 thereof, which shall terminate in accordance with its terms) shall be hereby deemed amended to the later of (i) the second (2nd) anniversary of the date of the Confidentiality Agreement and (ii) the date that is one year from the termination of this Agreement.

Section 5.4            No Solicitation by the Company; Company Adverse Recommendation Change.

(a)          During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as expressly permitted by this Section 5.4, the Company shall and shall cause each of its controlled Affiliates and its and their respective officers, directors and employees, and shall direct and use its reasonable best efforts to cause its other Representatives: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with (or provision of any information to) any persons (other than Parent or its Representatives) with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing information other than in compliance with Section 5.4(c)) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, proposal or offer to (i) refer the inquiring person to this Section 5.4 or (ii) seek to clarify and understand the terms and conditions of any Company Takeover Proposal (or amended proposal) and the person making such Company Takeover Proposal for the purpose of the Company Board of Directors informing itself about such Company Takeover Proposal to determine whether such Company Takeover Proposal constitutes, or would reasonably be expected to constitute, a Company Superior Proposal), or (C) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal.  The Company shall not, and shall cause its controlled Affiliates not to, release any third party from, or waive, amend, modify or terminate any provision of, or grant permission under, or fail to enforce, any confidentiality or, standstill provision in any agreement to which the Company or any of its controlled Affiliates is a party; provided, that, if the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that such action or the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware Law, the Company may, with prompt written notice to Parent thereafter, waive any such standstill provision solely to the extent necessary to permit a third party (if it has not been solicited in breach of this Section 5.4(a)) to make a Company Takeover Proposal to the Company Board of Directors.

(b)         The Company shall, and shall cause its controlled Affiliates to, promptly (and in any event within three (3) Business Days) (i) request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement at any time within the twelve (12) month period immediately prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives in accordance with such confidentiality or non-disclosure agreement and (ii) terminate access to any physical or electronic data rooms relating to any actual or potential Company Takeover Proposal by any such person and its Representatives.

(c)       Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, the Company or any of its Representatives receives a bona fide unsolicited written Company Takeover Proposal from any person that did not result from a material breach by the Company, its controlled Affiliates or their respective Representatives of this Section 5.4 and if the Company Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal and its Representatives; provided, that the Company shall, within forty-eight (48) hours of the delivery to such person provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within twenty four (24) hours) notify Parent if the Company Board of Directors makes a determination that a Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal or if the Company enters into discussions or negotiations as provided in this Section 5.4(c).

(d)         Without limiting the foregoing, the Company shall promptly (and in no event later than twenty four (24) hours after its receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal, and shall disclose to Parent the identity of the person making the Company Takeover Proposal, the material terms and conditions thereof and, if applicable, the nature of any information so requested (including an unredacted copy of such Company Takeover Proposal (including any related documents and correspondence) or, where such Company Takeover Proposal is not in writing, a written description of the financial and other material terms thereof).  The Company shall keep Parent reasonably informed on a prompt basis as to the status of (including any material developments related thereto) such Company Takeover Proposal and shall promptly (and in any event within twenty four (24) hours) notify Parent of any modifications to the financial or other material terms of any such Company Takeover Proposal (with any amendments or proposed amendments to economic terms being deemed material for this purpose).  The Company agrees that it and its controlled Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from complying with this Section 5.4.

(e)         Except as expressly permitted by this Section 5.4(e), the Company Board of Directors (including any committee thereof) shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement/Prospectus when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in either case, in a manner adverse to Parent, the Company Recommendation, (C) adopt, approve or recommend to stockholders of the Company, or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company, a Company Takeover Proposal, (D) if a Company Takeover Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an affiliate of Parent) has been publicly disclosed, fail to publicly recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the stockholders of the Company on or prior to the earlier of (x) three (3) Business Days prior to the date the Company Stockholder Meeting is held (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date the Company Stockholder Meeting is held) and (y) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, or (E) if a Company Takeover Proposal (other than pursuant to the foregoing clause (D)) has been publicly disclosed, fail to publicly reaffirm the Company Recommendation (or refer to the prior Company Recommendation) within five (5) Business Days after Parent’s written request that the Company do so (or, relating to any Company Takeover Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Company Takeover Proposal that are publicly disclosed within the last five (5) Business Days prior to the then-scheduled Company Stockholder Meeting, fail to take the actions referred to in this clause (E), with references to the applicable five (5) Business Day period being replaced with three (3) Business Days), it being understood and agreed that Parent shall be entitled to request a reaffirmation of the Company Recommendation on a maximum of one (1) occasion in respect of any Company Takeover Proposal, except that Parent shall be entitled to make an additional request upon any material change in the terms of such Company Takeover Proposal (any action by the Company described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its controlled Affiliates to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(b)) (a “Company Acquisition Agreement”).  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time that the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may, with respect to a bona fide, unsolicited Company Takeover Proposal that did not result from a material breach by the Company, its controlled Affiliates or its Representatives of this Section 5.4, (x) make a Company Adverse Recommendation Change or (y) cause the Company to terminate this Agreement pursuant to and in accordance with Section 7.1(g) in order to enter into a definitive agreement relating to such Company Superior Proposal if, and only if, prior to taking either such action the Company Board of Directors has determined in good faith (i) after consultation with the Company’s outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Delaware Law; provided, however, that, prior to making such Company Adverse Recommendation Change or terminating this Agreement pursuant to and in accordance with Section 7.1(g), (A) the Company has provided Parent at least five (5) Business Days’ prior written notice of its intention to take such action and has provided to Parent the identity of the person making such Company Takeover Proposal, a copy of any proposed Company Acquisition Agreements (together with all related schedules, exhibits and other documents) constituting such Company Takeover Proposal, and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the material terms thereof), (B) during such notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent and, following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement reflected in a binding and written proposal by Parent, and shall have determined, after consultation with the Company’s outside financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions reflected in a binding and written proposal by Parent were to be accepted by the Company and given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other change to the material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence, except that the five (5) Business Day notice period referred to in clause (A) above of this proviso shall instead end at the later of (1) 11:59 p.m., Eastern Time, on the third (3rd) Business Day immediately following Parent’s receipt of such notice and (2) the end of the original notice period, during which time the Company shall be required to comply with the requirements of clauses (B) and (C) above of this proviso.  The actions of the Company Board of Directors in making a determination that a Company Takeover Proposal constitutes a Company Superior Proposal and the Company’s authorizing and providing the notices to Parent required by this Section 5.4(e), if done in accordance with this Section 5.4(e), shall not, in and of itself, constitute a Company Adverse Recommendation Change or a violation of this Section 5.4.  Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(f)          Notwithstanding anything in this Agreement to the contrary, other than in connection with a Company Takeover Proposal, the Company may, at any time prior to, but not after, the date the Company Stockholder Approval has been obtained, make a Company Adverse Recommendation Change in response to a Company Intervening Event if prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with the Company’s outside financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Delaware Law; provided, however, that prior to making such Company Adverse Recommendation Change, (i) the Company has provided Parent at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Company Intervening Event, (ii) during such notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent and, following the end of such notice period, the Company Board of Directors shall have considered in good faith any binding and written proposals made by Parent to the Company to amend the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s outside financial advisor and outside legal counsel, that the failure to make such Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Delaware Law, and (iii) in the event of any material modification to such Company Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence, except that the five (5) Business Day notice period referred to in clause (i) above of this proviso shall instead end at the later of (A) 11:59 p.m., Eastern Time, on the third (3rd) Business Day immediately following Parent’s receipt of such notice and (B) the end of the original notice period, during which time the Company shall be required to comply with the requirements of clause (ii) above of this proviso; provided, further, that the actions of the Company Board of Directors in making such determination and the Company’s authorizing and providing of such notice pursuant to this Section 5.4(f), if done in accordance with this Section 5.4(f), shall not, in and of itself, constitute a Company Adverse Recommendation Change or a violation of this Section 5.4.

(g)          Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that no such action, position or disclosure that would amount to a Company Adverse Recommendation Change shall be permitted, made or taken other than in compliance with Section 5.4(d).

(h)        Any violation of the restrictions contained in this Section 5.4 by any of the Company’s controlled Affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 5.4 by the Company, and the Company shall not direct or instruct the Company Significant Stockholder to take any action that would breach any of the provisions of this Section 5.4 if taken by the Company.

Section 5.5            No Solicitation by Parent; Parent Adverse Recommendation Change.

(a)         During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as expressly permitted by this Section 5.5 Parent shall and shall cause each of its controlled Affiliates and its and their respective officers, directors and employees, and shall direct and use its reasonable best efforts to cause its other Representatives: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with (or provision of any information to) any persons (other than the Company or its Representatives) with respect to a Parent Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing information other than in compliance with Section 5.5(c)) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a Parent Takeover Proposal (other than, solely in response to an unsolicited inquiry, proposal or offer to (i) refer the inquiring person to this Section 5.5 or (ii) seek to clarify and understand the terms and conditions of any Parent Takeover Proposal (or amended proposal) and the person making such Parent Takeover Proposal for the purpose of the Parent Board of Directors informing itself about such Parent Takeover Proposal to determine whether such Parent Takeover Proposal constitutes, or would reasonably be expected to constitute, a Parent Superior Proposal), or (C) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Parent Takeover Proposal.  Parent shall not, and shall cause its controlled Affiliates not to, release any third party from, or waive, amend, modify or terminate any provision of, or grant permission under, or fail to enforce, any confidentiality or, standstill provision in any agreement to which Parent or any of its controlled Affiliates is a party; provided, that, if the Parent Board of Directors determines in good faith, after consultation with Parent’s outside legal counsel, that such action or the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware Law, Parent may, with prompt written notice to the Company thereafter, waive any such standstill provision solely to the extent necessary to permit a third party (if it has not been solicited in breach of this Section 5.5(a)) to make a Parent Takeover Proposal to the Parent Board of Directors.

(b)         Parent shall, and shall cause its controlled Affiliates to, promptly (and in any event within three (3) Business Days) (i) request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement at any time within the twelve (12) month period immediately prior to the date of this Agreement in connection with any actual or potential Parent Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives in accordance with such confidentiality or non-disclosure agreement and (ii) terminate access to any physical or electronic data rooms relating to any actual or potential Parent Takeover Proposal by any such person and its Representatives.

(c)          Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time after the date of this Agreement and prior to the time that the Parent Stockholder Approval is obtained, Parent or any of its Representatives receives a bona fide unsolicited written Parent Takeover Proposal from any person that did not result from a breach by Parent, its controlled Affiliates or their respective Representatives of this Section 5.5 and if the Parent Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel, that such Parent Takeover Proposal constitutes or would reasonably be likely to lead to a Parent Superior Proposal, then Parent and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries to the person who has made such Parent Takeover Proposal and its Representatives; provided, that Parent shall, within forty-eight (48) hours of the delivery to such person provide or make available to the Company any non-public information concerning Parent or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to the Company and (B) engage in or otherwise participate in discussions or negotiations with the person making such Parent Takeover Proposal and its Representatives regarding such Parent Takeover Proposal. Parent shall promptly (and in any event within twenty four (24) hours) notify the Company if the Parent Board of Directors makes a determination that a Parent Takeover Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal or if Parent enters into discussions or negotiations as provided in this Section 5.5(c).

(d)         Without limiting the foregoing, Parent shall promptly (and in no event later than twenty four (24) hours after its receipt) notify the Company in writing in the event that Parent or any of its Representatives receives a Parent Takeover Proposal and shall disclose to the Company the identity of the person making the Parent Takeover Proposal, the material terms and conditions thereof and a, if applicable, the nature of any information so requested (including an unredacted copy of such Parent Takeover Proposal (including any related documents and correspondence) or, where such Parent Takeover Proposal is not in writing, a written description of the financial and other material terms thereof).  Parent shall keep the Company reasonably informed on a prompt basis as to the status of (including any material developments related thereto) such Parent Takeover Proposal and shall promptly (and in any event within twenty four (24) hours) notify Parent of any modifications to the financial or other material terms of any such Parent Takeover Proposal (with any amendments or proposed amendments to economic terms being deemed material for this purpose).  Parent agrees that it and its controlled Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits Parent from  complying with, this Section 5.5.

(e)        Except as expressly permitted by this Section 5.5(e), the Parent Board of Directors (including any committee thereof) shall not (i) (A) fail to include the Parent Recommendation in the Proxy Statement/Prospectus when disseminated to Parent’s stockholders (unless the Parent Stockholder Approval has been obtained prior to such date), (B) change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in either case, in a manner adverse to the Company, the Parent Recommendation, (C) adopt, approve or recommend to stockholders of Parent, or publicly propose or announce its intention to adopt, approve or recommend to stockholders of Parent, a Parent Takeover Proposal, (D) if a Parent Takeover Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an affiliate of Parent) has been publicly disclosed, fail to publicly recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the stockholders of the Company on or prior to the earlier of (x) three (3) Business Days prior to the date the Company Stockholder Meeting is held (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date the Company Stockholder Meeting is held) and (y) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, or (E) if a Company Takeover Proposal (other than pursuant to the foregoing clause (D)) has been publicly disclosed, fail to publicly reaffirm the Parent Recommendation (or refer to the prior Company Recommendation) within five (5) Business Days after Parent’s written request that the Company do so (or, relating to any Parent Takeover Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Parent Takeover Proposal that are publicly disclosed within the last five (5) Business Days prior to the then-scheduled Parent Stockholder Meeting (if applicable), fail to take the actions referred to in this clause (E), with references to the applicable five (5) Business Day period being replaced with three (3) Business Days), it being understood and agreed that the Company shall be entitled to request a reaffirmation of the Parent Recommendation on a maximum of one (1) occasion in respect of any Parent Takeover Proposal, except that the Company shall be entitled to make an additional request upon any material change in the terms of such Parent Takeover Proposal (any action by Parent described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”), or (ii) authorize, cause or permit Parent or any of its controlled Affiliates to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Parent Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.5(b)) (a “Parent Acquisition Agreement”).  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time that the Parent Stockholder Approval is obtained, but not after, the Parent Board of Directors may, with respect to a bona fide, unsolicited Parent Takeover Proposal that did not result from a material breach by Parent, its controlled Affiliates or its Representatives of this Section 5.5, (x) make a Parent Adverse Recommendation Change or (y) cause Parent to terminate this Agreement pursuant to and in accordance with Section 7.1(g) in order to enter into a definitive agreement relating to such Parent Superior Proposal if, and only if, prior to taking either such action the Parent Board of Directors has determined in good faith (i) after consultation with Parent’s outside financial advisor and outside legal counsel, that such Parent Takeover Proposal constitutes a Parent Superior Proposal and (ii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Parent Board of Directors to the stockholders of Parent under Delaware Law; provided, however, that, prior to making such Parent Adverse Recommendation Change or terminating this Agreement pursuant to and in accordance with Section 7.1(g), (A) Parent has provided the Company at least five (5) Business Days’ prior written notice of its intention to take such action and has provided to the Company the identity of the person making such Parent Takeover Proposal, a copy of any proposed Parent Acquisition Agreements (together with all related schedules, exhibits and other documents) constituting such Parent Takeover Proposal, and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to Parent, a written summary of the material terms thereof), (B) during such notice period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company and, following the end of such notice period, the Parent Board of Directors shall have considered in good faith any revisions to the terms of this Agreement reflected in a binding and written proposal by the Company, and shall have determined, after consultation with Parent’s outside financial advisor and outside legal counsel, that the Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal if the revisions reflected in a binding and written proposal by the Company were to be accepted by Parent and given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other change to the material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence, except that the five (5) Business Day notice period referred to in clause (A) above of this proviso shall instead end at the later of (1) 11:59 p.m., Eastern Time, on the third (3rd) Business Day immediately following the Company’s receipt of such notice and (2) the end of the original notice period, during which time Parent shall be required to comply with the requirements of clauses (B) and (C) above of this proviso.  The actions of the Parent Board of Directors in making a determination that a Parent Takeover Proposal constitutes a Parent Superior Proposal and Parent’s authorizing and providing the notices to the Company required by this Section 5.5(e), if done in accordance with this Section 5.5(e), shall not, in and of itself, constitute a Parent Adverse Recommendation Change or a violation of this Section 5.5.  Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Subsidiaries shall enter into any Parent Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(f)          Notwithstanding anything in this Agreement to the contrary, other than in connection with a Parent Takeover Proposal, Parent may, at any time prior to, but not after, the date the Parent Stockholder Approval has been obtained, make a Parent Adverse Recommendation Change in response to a Parent Intervening Event if prior to taking such action, the Parent Board of Directors has determined in good faith, after consultation with Parent’s outside financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Parent Board of Directors to the stockholders of Parent under Delaware Law; provided, however, that prior to making such Parent Adverse Recommendation Change, (i) Parent has provided the Company at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Parent Intervening Event, (ii) during such notice period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company and, following the end of such notice period, the Parent Board of Directors shall have considered in good faith any binding and written proposals made by the Company to Parent to amend the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with Parent’s outside financial advisor and outside legal counsel, that the failure to make such Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties owed by the Parent Board of Directors to the stockholders of Parent under Delaware Law, and (iii) in the event of any material modification to such Parent Intervening Event, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence, except that the five (5) Business Day notice period referred to in clause (i) above of this proviso shall instead end at the later of (A) 11:59 p.m., Eastern Time, on the third (3rd) Business Day immediately following the Company’s receipt of such notice and (B) the end of the original notice period, during which time Parent shall be required to comply with the requirements of clause (ii) above of this proviso; provided, further, that the actions of the Parent Board of Directors in making such determination and Parent’s authorizing and providing of such notice pursuant to this Section 5.5(f), if done in accordance with this Section 5.5(f), shall not, in and of itself, constitute a Parent Adverse Recommendation Change or a violation of this Section 5.5.

(g)        Nothing contained in this Agreement shall prohibit Parent or the Parent Board of Directors from taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that no such action, position or disclosure that would amount to a Parent Adverse Recommendation Change shall be permitted, made or taken other than in compliance with Section 5.5(d).

(h)         Any violation of the restrictions contained in this Section 5.5 by any of Parent’s controlled Affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 5.5 by Parent, and Parent shall not direct or instruct the Parent Significant Stockholders to take any action that would breach any of the provisions of this Section 5.5 if taken by Parent.

Section 5.6            Employee Matters.

(a)        During the period commencing at Closing and ending on the first anniversary of Closing, Parent shall provide, or shall cause the HoldCo Surviving Company to provide, to each employee of the Company or its Subsidiaries who is employed by the Company or its Subsidiaries as of the Effective Time for the period of time following the Effective Time they are employees of Parent or the HoldCo Surviving Company or any of their respective Subsidiaries following Closing (collectively, the “Continuing Employees”) for so long as such Continuing Employee remains employed by Parent, the HoldCo Surviving Company or any of their respective Subsidiaries during such period, (i) a base salary or base wage rate no less than that provided to such Continuing Employee immediately prior to the Closing, (ii) a target annual cash bonus opportunity that is no less favorable than the target cash bonus opportunity provided to such Continuing Employee immediately prior to the Closing, (iii) equity incentive opportunities that are substantially comparable to those provided to such Continuing Employee immediately prior to the Closing, (iv) severance benefits that are no less favorable than those that the Continuing Employee is eligible to receive pursuant to the Company’s severance plan or individual employment arrangements, in each case, as in effect as of immediately prior to the Closing and (v) other compensation opportunities and employee benefits that are substantially comparable in the aggregate to either those provided to (A) similarly situated employees of Parent and its Subsidiaries or (B) in Parent’s discretion, Continuing Employees immediately prior to the Closing; provided, that Parent may satisfy its obligation under this Section 5.6(a)(v) for a transitional period by providing employee benefits on terms that no less favorable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Closing.

(b)         Following the Closing Date, Parent shall, or shall cause the HoldCo Surviving Company to, use commercially reasonable efforts to cause any employee benefit plans sponsored or maintained by Parent or the HoldCo Surviving Company or their Subsidiaries in which the Continuing Employees are eligible to participate following the Closing Date (collectively, the “Parent Benefit Plans”) to recognize the service of each Continuing Employee with the Company and its controlled Affiliates prior to the Closing Date for purposes of eligibility under such Parent Benefit Plans, in each case, to the same extent such service was recognized immediately prior to the Closing under a comparable Company Employee Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Closing; provided, that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, or (iii) apply for purposes of any plan, program or arrangement under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any Parent Benefit Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Closing, and (B) credit each Continuing Employee for an amount equal to any medical, dental or vision expenses incurred by such Continuing Employee in the plan year in which such Continuing Employee is first eligible to participate in such Parent Benefit Plan, for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Parent Benefit Plan to the extent such expenses would have been credited under the Company Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Closing.

(c)        If requested by Parent in writing not less than ten (10) Business Days before the Closing Date, the Company Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the tax-qualified defined contribution 401(k) retirement plan of the Company (the “Company 401(k) Plan”), effective as of the day prior to the Closing.  Following the Closing and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS regarding the termination of the Company 401(k) Plan (should Parent seek such a determination letter), the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s applicable tax-qualified defined contribution 401(k) retirement plan (the “Parent 401(k) Plan”), permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) (excluding loans) distributed to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(d)         Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the HoldCo Surviving Company or any of their controlled Affiliates, or shall interfere with or restrict in any way the rights of Parent, the HoldCo Surviving Company or any of their controlled Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or other service provider at any time for any reason whatsoever, with or without cause.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Employee Benefit Plan or any other compensation or employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the HoldCo Surviving Company, the Company or any of their Subsidiaries or controlled Affiliates; or (ii) alter or limit the ability of Parent, the HoldCo Surviving Company, the Company or any of their Subsidiaries or controlled Affiliates to amend, modify or terminate any Company Employee Benefit Plan or any other compensation or employee benefit plan, program, agreement or arrangement after the Closing Date.  Nothing in this Section 5.6 shall create any third-party beneficiary rights in any person other than the Parties, including any Continuing Employee or current or former service provider of the Company or its controlled Affiliates (or any beneficiaries or dependents thereof).

(e)        Prior to the Closing, both the Company and its Subsidiaries and Parent and its Subsidiaries shall timely satisfy any notice, information, consent, or consultation obligations, and other similar requirements in respect of any applicable CBA, or in accordance with applicable Law, to any union, works council, labor organization or similar employee representative that may be triggered by this Agreement or the transactions contemplated hereby.

(f)          Parent shall take the actions on Section 5.6(f) of the Parent Disclosure Schedule and the Company shall take the actions on Section 5.6(f) of the Company Disclosure Schedule.

Section 5.7            Regulatory Approvals; Efforts.

(a)         Subject to the terms and conditions herein provided, Parent, Parent Merger Subs, the Company, HoldCo and Merger Sub 1 shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable after the date hereof, including (i) the preparation and filing of all forms, registrations and notices required or considered advisable to be filed to consummate the Transactions and (ii) taking all actions necessary or advisable to obtain (and cooperating with each other in obtaining) any consent, authorization, Order, waiting period expiration or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act and the clearances and approvals set forth in Section 5.7(a) of the Company Disclosure Schedule), required or considered advisable to be obtained or made by Parent, Parent Merger Subs the Company, HoldCo, Merger Sub 1 or any of their respective Subsidiaries in connection with the Transactions.  In furtherance and not in limitation of the covenants contained in this Section 5.7, the Company and Parent shall use reasonable best efforts to (x) file, as promptly as practicable, but in any event no later than fifteen (15) Business Days after the date of this Agreement, unless otherwise agreed to by the parties, all notifications required under the HSR Act, and (y) make all other filings or submissions required or advisable under any Regulatory Law as promptly as practicable after the date hereof.

(b)       Parent and the Company shall each keep the other apprised of the status of, and work cooperatively in all respects in connection with, obtaining all consents, authorizations, Orders, waiting period expirations or approvals of, or any exemptions by, any Governmental Entity or contesting any administrative or judicial Proceeding undertaken pursuant to the provisions of this Section 5.7.  Subject to Section 5.7(d), the Parties shall jointly develop, and each of the Parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to the HSR Act or any other Regulatory Laws set forth on Section 5.7(a) of the Company Disclosure Schedule prior to their submission.  Each Party to this Agreement shall (i) promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any communication from or to any Governmental Entity regarding the Transactions, (ii) permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication with any such Governmental Entity, and (iii) to the extent permitted by any applicable Governmental Entity, provide the other Party a reasonable opportunity to attend and participate in any in-person meetings with such Governmental Entity regarding the Transactions.  Each Party shall furnish the other Parties with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of applicable filings or submissions of information to any such Governmental Entity; provided, however, that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7 as “Antitrust Counsel Only Material,” in which case such materials and the information contained therein shall be provided only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.  If any Party to this Agreement or any Representative of such Parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use reasonable best efforts to make, or cause to be made, as promptly as practicable an appropriate response in compliance with such request.  Anything to the contrary contained in this Section 5.7 notwithstanding, materials provided pursuant to this Section 5.7 may be redacted (x) to remove references concerning the valuation of Parent, the Company and the Transactions and other confidential information, (y) as necessary to comply with contractual arrangements in effect as of the date hereof, and (z) as necessary to address reasonable privilege concerns.

(c)         In furtherance and not in limitation of the foregoing, Parent and the Company shall use their respective reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity; provided, however, that nothing in this Section 5.7 or otherwise in this Agreement shall require Parent or the Company or any of their respective controlled Affiliates to agree to (i) any divestiture, sale, disposition or holding separate of any businesses, product lines (or portion of any business or product line) or assets of Parent or its controlled Affiliates, on the one hand, or the Company and its controlled Affiliates, on the other hand, (each, a “Divestiture”) that in either case generated more than $20,000,000 of the annual combined consolidated revenues of Parent or its controlled Affiliates or the Company and its controlled Affiliates, as applicable, during the twelve (12)-month period ending as of December 31, 2024, (ii) any other action that limits its freedom of action with respect to, or limits Parent’s, the Company’s, the HoldCo Surviving Company’s or any of their respective Subsidiaries’ ability to retain, any of the businesses or assets of Parent, the Company, the HoldCo Surviving Company or any their respective Subsidiaries (each, a “Remedy”) if such Remedy would be material, following the Closing, to Parent and its Subsidiaries (including the HoldCo Surviving Company and its Subsidiaries), taken as a whole, or (iii) take any action that would be material and adverse with respect to the Archive Content, taken as a whole (either (i), (ii) or (iii), a “Burdensome Condition”).  If any administrative or judicial Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, including the Transactions, as violative of any Regulatory Law, each of Parent and Company shall use reasonable best efforts to (x) contest and resist any such Proceeding and (y) (1) have vacated, lifted, reversed or overturned or (2) initiate any Proceeding necessary to avoid entry of, or to have overturned, vacated, resolved or lifted, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (z); provided, however, that nothing in the foregoing clauses (x) or (y) shall require Parent, the Company or their respective controlled Affiliates to take or commit to any Burdensome Condition.

(d)         Subject to the third sentence from the end of this Section 5.7(d), the parties shall jointly develop, and each of the parties shall consult and cooperate with one another, and consider in good faith the views of one another, including with respect to (i) the strategy, timing and form for obtaining any necessary or advisable approval of, for responding to any request from, inquiry or investigation by, or execution of any remedy required by, any Governmental Entity that has authority to enforce the HSR Act or any other Regulatory Laws set forth on Section 5.7(a) of the Company Disclosure Schedule or any other applicable Law (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with the subject matter of this Section 5.7), and (ii) the defense and settlement of any Action brought by or before any Governmental Entity that has authority to enforce the HSR Act or any other Regulatory Laws set forth on Section 5.7(a) of the Company Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, in the event of any disagreement between the Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, with respect to the subject matter of this Section 5.7 and all strategy, determinations and decisions (with the exception of the Express Consent Rights described herein) in connection with: (A) obtaining any consent, authorization, Order, waiting period expiration or consent or approval of, or any exemption by, any third party, including any Governmental Entity, including, with respect to all filings (including where to file, the timing of such filings and whether to withdraw and/or resubmit such filings), notifications, submissions, communications or meetings relating to any filing, notice, petition, statement, registration, submission of information, application or similar matter subject to this Section 5.7; or (B) initiating, contesting or settling any administrative or judicial Proceeding undertaken pursuant to this Section 5.7, the General Counsel of Parent and the General Counsel of the Company shall seek to resolve such disagreement reasonably and in good faith; provided, that if the General Counsels of the Parent and the Company cannot resolve any such disagreement within two (2) Business Days of written notice to the other (the “General Counsel Escalation Period”), the Chief Executive Officer of Parent and the Chief Executive Officer of the Company shall seek to resolve such disagreement reasonably and in good faith; provided, further, that if  the Chief Executive Officers of the Parent and the Company cannot resolve any such disagreement within two (2) Business Days of the expiration of the General Counsel Escalation Period, the strategy, determinations and decisions of the Chief Executive Officer of Parent shall prevail.  Notwithstanding the foregoing, Parent  may not commit to or agree with any Governmental Entity to voluntarily stay, toll, or extend any applicable HSR Act waiting period or enter into any timing agreement with any Governmental Entity on or after the Initial End Date with respect to a Regulatory Law, in each case without the Company’s prior written consent, which may not be unreasonably withheld, conditioned, or delayed (the “Express Consent Rights”).  Notwithstanding anything to the contrary in this Section 5.7, neither Parent nor the Company shall be required to propose, commit to or effect any action that is not conditioned upon the consummation of the Transactions.

(e)         In connection with and without limiting the foregoing, the Company shall provide any notices to third parties required under Contracts, and the Company shall, and shall cause each of the Subsidiaries of the Company to, use reasonable best efforts to obtain any third-party consents to any Contracts that are necessary, proper or advisable to consummate the transactions contemplated hereby.  Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third-party consents (except, in the case of the Company, if requested by Parent and either (i) promptly reimbursed by Parent or (ii) subject to and not to be incurred until the occurrence of the Effective Time).

Section 5.8      Parent Stockholder Written Consent; Preparation of Registration Statement, Information Statement and Proxy Statement/Prospectus; Stockholders Meetings.

(a)        Immediately after the execution of this Agreement, Parent shall use reasonable best efforts to obtain the Parent Stockholder Approval by an irrevocable written consent of the Parent Significant Stockholders in the form attached hereto as Exhibit B (the “Stockholder Written Consent”) in accordance with applicable Law and the Organizational Documents of Parent. As promptly as practicable after receipt of the Stockholder Written Consent, Parent shall deliver to the Company a copy of the executed Stockholder Written Consent.

(b)         As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, (ii) Parent shall prepare (with the Company’s reasonable cooperation) and cause to be filed with the SEC, a Registration Statement on Form S-4 (together with all amendments and supplements thereto, the “Form S-4”) with respect to the registration of the Parent Common Stock issuable in the Second Merger, which will include the Proxy Statement/Prospectus, and (iii) the Company and Parent, in consultation with the other, shall set a record date for the Company Stockholders Meeting and Parent Stockholders Meeting, as applicable, and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith.  Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Transactions.  Each of the Company and Parent shall furnish all information (including financial statements) concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party on any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments or other communications from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment or other communication from the SEC with respect to the Form S-4.  The foregoing notwithstanding, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by a Party or its Representatives (including giving due consideration to all reasonable additions, deletions or changes suggested thereto); except to the extent such disclosures relate to a Company Takeover Proposal or a Parent Takeover Proposal; provided, that, with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, this right to review and comment shall apply only with respect to information relating to the other Party or such other Party’s business, financial condition or results of operations or this Agreement and the transactions contemplated hereby.  Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(c)          If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company.  Nothing in this Section 5.8(c) shall limit the obligations of any Party under Section 5.8(a).  For purposes of this Section 5.8(c), any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)) will be deemed to have been provided by Parent.

(d)      The Company shall take, in accordance with applicable Law and the Organizational Documents of the Company, all action necessary to mail the Proxy Statement/Prospectus to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective by the SEC and to convene a meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement/Prospectus, with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be within, subject to adjournment or postponement as provided below, thirty five (35) days following the mailing of the Proxy Statement/Prospectus.  The Company shall, through the Company Board of Directors, make the Company Recommendation, include such Company Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except, in each case, during such time as a valid Company Adverse Recommendation Change is in effect, and shall not submit any other proposal (other than matters of procedure and matters required by applicable Law to be voted on by the Company stockholders in connection with the authorization of this Agreement) to such holders in connection with the Company Stockholder Meeting without the prior written consent of Parent.  The Company shall not adjourn or postpone the Company Stockholder Meeting without Parent’s prior written consent, except that (i) the Company may make one or more successive adjournments or postponements of the Company Stockholder Meeting without Parent’s prior written consent (and shall do so at Parent’s request) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Company Stockholder Approval, and (ii) the Company shall have the right, without the prior consent of Parent but after providing not less than twenty-four (24) hours prior written notice to Parent, to make one or more successive postponements or adjournments of the Company Stockholder Meeting (A) to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under applicable Law is timely provided to the stockholders of the Company within a reasonable amount of time, in advance of the Company Stockholder Meeting, (B) if required by applicable Law or a formal request from the SEC or its staff or (C) if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present; provided, that (1) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement and in any event shall not exceed ten (10) Business Days and (2) in the case of clause (i) or (ii)(C), the Company Stockholder Meeting shall not be postponed to later than the date that is twenty (20) Business Days after the date for which the Company Stockholder Meeting was originally scheduled. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or the Company’s Organizational Documents (in which case the new record date shall be determined in compliance with Section 5.8(a)).  Subject to the immediately preceding sentence, the Company Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby and nothing herein, including, for the avoidance of doubt, the announcement, public proposal, public disclosure or communication of a Company Takeover Proposal or the making of any Company Adverse Recommendation Change, shall be deemed to relieve the Company of its obligations under this Section 5.8(d).

(e)          Parent shall take, in accordance with applicable Law and the Organizational Documents of Parent, all action necessary to mail the Proxy Statement/Prospectus to the Parent’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective by the SEC and, in the event the Stockholder Written Consent is not delivered to the Company pursuant to Section 5.8(a) and the Company has not terminated this Agreement in accordance with Section 7.1(j), to convene a meeting of the Parent’s stockholders for the purpose of obtaining the Parent Stockholder Approval (the “Parent Stockholder Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement/Prospectus, with a record date and meeting date to be selected after reasonable consultation with the Company, which meeting date shall be within, subject to adjournment or postponement as provided below, thirty five (35) days following the mailing of the Proxy Statement/Prospectus.  Parent shall, through the Parent Board of Directors, make the Parent Recommendation, include such Parent Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except, in each case, during such time as a valid Parent Adverse Recommendation Change is in effect, and shall not submit any other proposal (other than matters of procedure and matters required by applicable Law to be voted on by Parent stockholders in connection with the authorization of this Agreement) to such holders in connection with the Parent Stockholder Meeting without the prior written consent of the Company.  Parent shall not adjourn or postpone the Parent Stockholder Meeting without the Company’s prior written consent, except that (i) Parent may make one or more successive adjournments or postponements of the Parent Stockholder Meeting without the Company’s prior written consent (and shall do so at the Company’s request) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent has not received proxies representing a sufficient number of shares necessary to obtain the Parent Stockholder Approval, and (ii) Parent shall have the right, without the prior consent of the Company but after providing not less than twenty-four (24) hours prior written notice to the Company, to make one or more successive postponements or adjournments of the Parent Stockholder Meeting (A) to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under applicable Law is timely provided to the stockholders of Parent within a reasonable amount of time, in advance of the Parent Stockholder Meeting, (B) if required by applicable Law or a formal request from the SEC or its staff or (C) if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present; provided, that (1) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement and in any event shall not exceed ten (10) Business Days and (2) in the case of clause (i) or (ii)(C), the Parent Stockholder Meeting shall not be postponed to later than the date that is twenty (20) Business Days after the date for which the Parent Stockholder Meeting was originally scheduled. Once Parent has established a record date for the Parent Stockholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or Parent’s Organizational Documents (in which case the new record date shall be determined in compliance with Section 5.8(a)).  Subject to the immediately preceding sentence, the Parent Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of Parent at the Parent Stockholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby and nothing herein, including, for the avoidance of doubt, the announcement, public proposal, public disclosure or communication of a Company Takeover Proposal or the making of any Parent Adverse Recommendation Change, shall be deemed to relieve Parent of its obligations under this Section 5.8.

(f)         The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)) as closely together in time as practicable and on the same date.  Notwithstanding anything to the contrary in the foregoing, if the Company Stockholder Meeting or the Parent Stockholder Meeting is adjourned or postponed, the Company or Parent, respectively, shall be permitted to cause the Company Stockholder Meeting or the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)), respectively, to also be adjourned such that the meetings occur on the same date.

Section 5.9           Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations becomes applicable to the Transactions or any of the other transactions contemplated by this Agreement or the Voting and Support Agreements and (b) if any such Law may become, or may purport to be, applicable to the Transactions or any of the other transactions contemplated by this Agreement or the Voting and Support Agreements, to grant such approvals and take such actions as are reasonably necessary so that the Transactions and the transactions contemplated by this Agreement and the Voting and Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting and Support Agreements and otherwise eliminate or minimize the effects of such Law on the transactions contemplated by this Agreement and the Voting and Support Agreements.

Section 5.10        Public Announcements.  The Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except (a) as may be required by Law or by the rules and regulations of the NYSE (in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such public announcement or statement in advance and, if applicable, shall give due consideration to all reasonable additions, deletions or changes suggested thereto), or (b) to enforce its rights and remedies under this Agreement; provided, that (i) each of the Company and Parent may make press releases or public announcements concerning this Agreement or the Transactions to the extent that the information therein relating to this Agreement or the Transactions consists solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 5.10 and (ii) each of the Company and Parent may make any public statements relating to this Agreement or the Transactions in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 5.10.  Neither the Company nor Parent shall be required to provide any review or comment to Parent or the Company, as applicable, regarding any statement, release or disclosure in response to the receipt and existence of a Company Takeover Proposal or its making of a Company Adverse Recommendation Change or a Parent Takeover Proposal or its making of a Parent Adverse Recommendation Change, as applicable, and following any public statement, release or disclosure by the Company or Parent, as applicable, in respect of any of the foregoing matters, Parent or the Company, as applicable, shall not be required to provide any review or comment to the Company or Parent, as applicable, regarding any statement, release or disclosure made by Parent or the Company, as applicable, with respect to such matters.  The foregoing shall not be deemed to limit any customary disclosure made by Parent or any of its Affiliates to the Debt Financing Sources and rating agencies in connection with efforts or activities by the Parent to obtain any Financing (so long as such disclosure is in accordance with customary confidentiality practices for syndicated credit facilities).  The Company and Parent agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.

Section 5.11          Indemnification and Insurance.

(a)         Parent shall and shall cause the HoldCo Surviving Company to, take all action necessary or appropriate to ensure that all rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time and related advancement of expenses now existing in favor of any present and former director, officer and employee of the Company or any of its Subsidiaries and each such person who served as a director, officer, employee, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) as provided in the Organizational Documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement or any indemnification agreements between such Company Indemnified Parties and the Company in existence as of, and disclosed to Parent prior to, the date hereof, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties for a period of six (6) years after the Closing unless required by applicable Law.  The foregoing notwithstanding, if any Proceeding (whether arising before, at or after the Closing) is made against any Company Indemnified Party with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of Closing, Parent shall cause the HoldCo Surviving Company to take such action as may be necessary to ensure that the rights to indemnification and exculpation from Liabilities and advance of expenses referenced in the preceding sentence shall continue in effect until the final disposition of such Proceeding.

(b)         For a period of six (6) years from and after the Closing, the HoldCo Surviving Company shall, and Parent shall cause the HoldCo Surviving Company to, indemnify and hold harmless each Company Indemnified Party against any reasonable and reasonably documented costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or Liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of the fact that such person was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken prior to or at the Effective Time, including with respect to this Agreement and the Transactions, in accordance with applicable Law and as provided in the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement or any indemnification agreements between such Company Indemnified Parties and the Company in existence as of, and disclosed to Parent prior to, the date hereof, and the HoldCo Surviving Company shall, and Parent shall cause the HoldCo Surviving Company to, also advance expenses to the Company Indemnified Parties as incurred in accordance with applicable Law and as provided in the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement or any indemnification agreements between such Company Indemnified Parties and the Company in existence as of, and disclosed to Parent prior to, the date hereof; provided, that the Company Indemnified Party to whom expenses are advanced provides a written undertaking to repay all such advances if it is ultimately determined by a final and nonappealable adjudication that such Company Indemnified Party is not entitled to indemnification under this Section 5.11 or otherwise.

(c)         For a period of six (6) years after Closing, the HoldCo Surviving Company shall, and Parent shall cause the HoldCo Surviving Company to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the HoldCo Surviving Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insureds) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the HoldCo Surviving Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed three hundred  percent (300%) of the annual premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the HoldCo Surviving Company shall cause to be maintained policies of insurance which, in the HoldCo Surviving Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, the Company, after consultation with Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to Closing a six (6)-year prepaid “tail” policy(ies) providing equivalent coverage to that described in the preceding sentence; provided, that if the total cost for such prepaid “tail” policy(ies) would exceed the Premium Cap, then the HoldCo Surviving Company shall obtain a prepaid “tail” policy(ies) with the maximum coverage available for a total cost of the Premium Cap.  If such prepaid policy(ies) has been obtained prior to the Closing, the Company shall, and Parent shall cause the HoldCo Surviving Company to, maintain such policy(ies) in full force and effect, and continue to honor the obligations thereunder.

(d)        In the event that the HoldCo Surviving Company (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

(e)       The rights of each Company Indemnified Party pursuant to this Section 5.11 shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Organizational Documents of the Company or any of its Subsidiaries or under applicable Law.  The provisions of this Section 5.11 shall survive the Transactions and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.

Section 5.12      Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock ) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company and subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13        Transaction Litigation.  Each of Parent and the Company shall provide prompt written notice to the other Party of any Proceeding brought or threatened by any Governmental Entity, stockholder of such Party (on their own behalf or on behalf of such Party) or any third-party claim against such Party, any of its Subsidiaries or any of its or their directors or officers (in their capacity as such) relating to the Transactions, this Agreement or any of the transactions contemplated hereby (“Transaction Litigation”).  Each of Parent and the Company shall: (a) give the other Party the opportunity to participate (but not control) (at the other Party’s expense) in the defense, prosecution or settlement of any such Transaction Litigation and will consider in good faith the other Party’s advice with respect to such Transaction Litigation.  Neither Party shall offer or agree to settle any such Proceeding without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, without limiting the foregoing, each Party shall use reasonable best efforts so that any such settlement includes a full release of the other Party and its Affiliates and does not impose any material injunction or other material equitable relief after the Effective Time upon Parent, HoldCo Surviving Company or any of their respective Affiliates. In the event, and to the extent of, any conflict or overlap between the provisions of this Section 5.13 and Section 5.1 or Section 5.2, the provisions of this Section 5.13 shall control.

Section 5.14        Stock Exchange Matters.  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, or do or cause to be done all things necessary, proper or advisable under applicable Law to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE no later than the Effective Time, subject to official notice of issuance.  Parent and the Company agree to cooperate in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act, in each case, as promptly as practicable after the Effective Time; provided, that such delisting and termination shall not be effective until after the Effective Time.  The Company shall reasonably cooperate in good faith with Parent in connection with the actions contemplated by this Section 5.14.

Section 5.15         Tax Matters.

(a)         Each of Parent and the Company shall, and shall cause each of its respective controlled Affiliates to, use its reasonable best efforts to (i) cause the First Merger and the LLC Conversion, taken together, to qualify as a Qualified F Reorg, and (ii) cause the Second Merger and the Third Merger, taken together, to qualify as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321 that is treated as a “reorganization” within the meaning of Section 368(a) of the Code (together with clause (i), the “Intended Tax Treatment”), and to not take (and to prevent any controlled Affiliate of such party from taking) any actions that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment, including by not taking any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal and applicable state and local Tax purposes unless otherwise required by a change in applicable Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Tax law); provided, that none of Parent, the Company or any of their respective Subsidiaries shall have any liability or obligation to any holder of Company Common Stock in the event that the Transactions fail to qualify for the Intended Tax Treatment.

(b)       Each of Parent and the Company shall use reasonable best efforts and reasonably cooperate with one another in connection with the issuance to Parent or the Company of any opinion relating to the Intended Tax Treatment (including using reasonable best efforts to obtain, and reasonably cooperating with one another in connection with, each of the opinion described in Section 6.3(e) and the Qualified F Reorg Tax Opinion), including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Parent or of the Company or HoldCo, as applicable) that contain customary representations reasonably necessary or appropriate for such counsel to render such opinions.
(c)         Each of Parent and the Company will notify the other party promptly after becoming aware of any reason to believe that the Transactions, taken together, may not qualify for the Intended Tax Treatment. Notwithstanding anything to the contrary in this Agreement, in the event that (i) the Company cannot receive a tax opinion from White & Case LLP that the First Merger and the LLC Conversion, taken together, will qualify as a Qualified F Reorg (the “Qualified F Reorg Tax Opinion”) or (ii) the First Merger and the LLC Conversion would cause, or would reasonably be expected to cause, a condition in Article VI not to be satisfied (including, for clarity, the condition set forth in Section 6.3(e)), then, in the case of clause (i), the Company may elect, in good faith, not to pursue the First Merger and the LLC Conversion and the Parties shall implement the Alternative Transaction Structure and, in the case of clause (ii), the Parties shall not proceed with the First Merger and the LLC Conversion and implement the Alternative Transaction Structure, in either case, in accordance with this Section 5.15(c). The Company shall deliver a notice informing Parent in writing if the Company elects not to pursue the First Merger and the LLC Conversion pursuant to clause (i) of the foregoing sentence at least thirty (30) days prior to the anticipated Closing Date (the “Revised Structure Notice”). Upon delivery of the Revised Structure Notice or a determination that the First Merger and the LLC Conversion would cause, or would reasonably be expected to cause, a condition in Article VI not to be satisfied, the First Merger and the LLC Conversion shall be eliminated, and the structure of the Second Merger shall be modified such that for all purposes hereunder the Second Merger shall consist of Merger Sub 2 merging with and into the Company, with the separate existence of Merger Sub 2 ceasing and the Company surviving as the surviving corporation in the Second Merger as a wholly owned subsidiary of Parent and the Third Merger shall be modified such that for all purposes hereunder the Third Merger shall consist of the surviving corporation in the Second Merger merging with and into Merger Sub 3, with the separate existence of the surviving corporation in the Second Merger ceasing and Merger Sub 3 continuing as the surviving limited liability company in the Third Merger as a wholly owned subsidiary of Parent (the “Alternative Transaction Structure”). If the Alternative Transaction Structure is adopted in accordance with the preceding sentence, the Second Merger and the Third Merger shall occur on the Closing Date and the Parties shall enter into an amendment to this Agreement implementing the Alternative Transaction Structure.

(d)          This Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations.

Section 5.16        Additional Agreements.  In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the HoldCo Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Transactions, the officers of the HoldCo Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.17         Registration Rights Agreement. Parent shall, at the Closing, execute and deliver the Amended and Restated Registration Rights Agreement.

Section 5.18      Termination of Stockholders Agreement. Parent shall use reasonable best efforts to terminate the Stockholders Agreement, dated as of December 9, 2021, by and among Parent and the other parties thereto (the “Existing Stockholders Agreement”), with such termination to be effective as of immediately prior to the Effective Time.

Section 5.19       Director and Officer Resignations.  As requested by Parent, the Company shall use reasonable best efforts to cause to be delivered to Parent prior to the Closing resignations executed by directors and officers of the Company and its Subsidiaries, in each case to be effective upon the Effective Time.

Section 5.20        Prohibited Transfer.

(a)         The Company shall instruct its transfer agent not to register the transfer of any Shares (as defined in the Voting and Support Agreement) made or attempted to be made in violation of the Voting and Support Agreement.

(b)         Parent shall instruct its transfer agent not to register the transfer of any Shares (as defined in the Letter Agreements) made or attempted to be made in violation of the Letter Agreements.  Parent shall not, without the prior written consent of the Company, amend, waive or terminate the Letter Agreements.

Section 5.21        Parent Merger Subs, HoldCo and Merger Sub 1 Stockholder Vote.

(a)         During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, the Parent Merger Subs, HoldCo and Merger Sub 1 shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(b)        (i) Parent shall ensure that each of the Parent Merger Subs duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of each of the Parent Merger Subs under this Agreement, and Parent shall be jointly and severally liable with the Parent Merger Subs for the due and timely performance and satisfaction of each such covenant, obligation and liability and (ii) the Company shall ensure that each of HoldCo and Merger Sub 1 duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of each of HoldCo and Merger Sub 1, as applicable, under this Agreement, and the Company shall be jointly and severally liable with the HoldCo and Merger Sub 1 for the due and timely performance and satisfaction of each such covenant, obligation and liability.

(c)          Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Merger Sub 2, a written consent adopting this Agreement.

(d)       Immediately following the execution of this Agreement, the Company shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of HoldCo, a written consent adopting this Agreement.

(e)          Immediately following the execution of this Agreement, HoldCo shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Merger Sub 1, a written consent adopting this Agreement.

Section 5.22        Existing Debt Modifications; Parent Financing Cooperation.

(a)         Parent shall, at the sole expense of Parent, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary (including arranging, obtaining and consummating the applicable Permanent Financing) to ensure it will have at Closing immediately available funds sufficient for the Financing Uses.

(b)        Upon the reasonable request of the Company, Parent shall keep the Company informed as promptly as practicable in reasonable detail of the status of its efforts to arrange, obtain and consummate any Financing the proceeds of which will be used for the Financing Uses, except, in each case, to the extent such information would jeopardize the attorney-client privilege, attorney work-product protections or similar protections or conflict with confidentiality requirements applicable to Parent or any of its Subsidiaries (as reasonably determined in good faith by Parent); provided that Parent shall use its reasonable best efforts to provide such information (or a portion thereof) in a manner that would not jeopardize such foregoing protections.

(c)          From the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement in accordance with Article VII, Parent shall, at the sole expense of Parent, use reasonable best efforts to, as soon as reasonably practicable after the date hereof:

(i)          obtain either (A) an amendment (such amendment as follows, the “Getty Images Credit Agreement Amendment”) to extend the Maturity Date (as defined in the Getty Images Credit Agreement as in effect on the date hereof) with respect to the Initial Term Loans (as defined in the Getty Images Credit Agreement as in effect on the date hereof) to a date that is no earlier than February 19, 2028 (the “Required Extended Maturity Date”), the effectiveness of which occurs on or prior to the earlier of the Closing Date and such Maturity Date (as defined in the Getty Images Credit Agreement as in effect on the date hereof) or (B) obtain binding debt commitments that provide for the funding of new Indebtedness at or prior to Closing to refinance the Initial Term Loans (as defined in the Getty Images Credit Agreement as in effect on the date hereof), which new Indebtedness has a “maturity date” no earlier than the Required Extended Maturity Date (such binding debt commitments, the “Parent Term Loan Refinancing Commitments”); provided, that if the Getty Images Credit Agreement Amendment is not effective on or prior to the Maturity Date (as defined in the Getty Images Credit Agreement as in effect on the date hereof), then Parent shall cause such refinancing of the Initial Term Loans (as defined in the Getty Images Credit Agreement as in effect on the date hereof) pursuant to the Parent Term Loan Refinancing Commitments to be consummated on or prior to the earlier of the Closing and such Maturity Date (as defined in the Getty Images Credit Agreement as in effect on the date hereof); and

(ii)      amend the Existing Notes to have a maturity date no earlier than the Required Extended Maturity Date or redeem the Existing Notes (the “Notes Redemption”); provided, that, any indebtedness incurred by Parent or any of its Subsidiaries in exchange for the Existing Notes or the proceeds of which are used to finance all or any portion of the Notes Redemption (the “Notes Redemption Indebtedness”) shall have a maturity date no earlier than the Required Extended Maturity Date; provided, further, that the Notes Redemption may be conditioned upon the occurrence of the Closing.

Section 5.23        Financing Cooperation.

(a)         From the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement in accordance with Article VII, the Company agrees to, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide all reasonable and customary cooperation that may be reasonably requested by Parent in connection with arranging, obtaining and consummating any Financing.  Without limiting the generality of the foregoing, such cooperation shall include:

(i)          as promptly as reasonably practicable (A) furnishing Parent with the Required Information, which shall be Compliant, and other information regarding the Company and its Subsidiaries that is reasonably required by Parent to consummate any Financing, and (B) informing Parent if a restatement of any financial statements (included in the Required Information or otherwise) is probable or under active consideration in order for such financial statements to comply with GAAP;

(ii)        at reasonable times and upon reasonable advance notice by Parent, causing appropriate members of the Company’s management team to participate in a reasonable number of meetings, conference calls, road shows, presentations, due diligence sessions (including accounting due diligence sessions), and sessions with rating agencies and prospective financing sources;

(iii)      reasonably assisting Parent and the Debt Financing Sources with, and furnishing Parent with reasonable information and materials with respect to the Company to be used in, the preparation of customary (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations, road show presentations, and similar customary documents, in each case, as may be reasonably required by Parent for consummation of any Financing;

(iv)       reasonably assisting Parent with, and furnishing Parent with reasonable information and materials with respect to the Company to be used in, the preparation of pro forma financial information and pro forma financial statements reflecting the transactions contemplated hereby and any Financing, to the extent necessary or reasonably requested by Parent or the Debt Financing Sources to be included in any marketing materials of the type required in connection with any Financing, it being agreed that Parent shall be responsible for the preparation of any such pro forma financial statements, pro forma financial information and marketing materials;

(v)         exercising reasonable best efforts to cause (including providing any customary representation letters requested by the Company’s independent auditors) the Company’s independent auditors (A) to participate, consistent with customary practice, in drafting sessions and due diligence session with Parent and the Debt Financing Sources, (B) to provide, consistent with customary practice, customary auditors consents (including consents of accountants for use of their reports in any materials relating to any Financing) and (C) to provide, consistent with customary practice, customary “comfort” letters (including “negative assurance” comfort and change period comfort) as reasonably requested by the Debt Financing Sources with respect to financial information relating to the Company included in the offering documentation for any Financing;

(vi)        subject in all respects to clause (b)(iv) below, promptly executing and delivering to Parent and the Debt Financing Sources at least five (5) Business Days prior to the Closing Date all documentation and other information with respect to the Company and its Subsidiaries that is required by the Debt Financing Sources in connection with consummating any Financing, to comply with applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the requirements of 31 C.F.R. §1010.230 and that has been requested of the Company by or on behalf of Parent at least eight (8) Business Days prior to the Closing Date;

(vii)      subject in all respects to clause (b)(iv) below, executing and delivering as of the Closing Date customary closing documents and any definitive financing documents with respect to any Financing (including any credit agreements, currency or interest rate hedging arrangements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents and other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to any Financing as may be required in connection with the consummation of any Financing);

(viii)      subject in all respects to clause (b)(iv) below, reasonably assisting in facilitating the pledging of collateral and the granting of security interests in respect of any Financing (including using reasonable best efforts to deliver any original stock certificates and related powers and any original promissory notes and related powers, in each case, subject to any applicable grace periods to be set forth in the applicable Definitive Debt Financing Agreement);

(ix)        cooperating with the reasonable due diligence requests of any Debt Financing Source and providing reasonable access to documents and other information in connection with customary due diligence investigations;

(x)         providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources, including that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and as to the accuracy of the information contained in the disclosure and marketing materials related to any Financing; and

(xi)        cooperating in connection with obtaining customary payoff and related releases in respect of any Payoff Indebtedness (to the extent not provided pursuant to Section 5.24).

(b)          Notwithstanding anything in this Section to the contrary:

(i)          such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the Company or its Subsidiaries;

(ii)        nothing in this Section shall require cooperation of the Company, any of its Subsidiaries, controlled Affiliates or representatives to the extent that it would (A) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any personal liability (as opposed to liability in his or her capacity as a director, manager, officer or employee of such person), (B) reasonably be expected to conflict with, violate or result in a default or breach under the Company’s or its Subsidiaries’ Organizational Documents, any applicable material Law or material binding agreements or (C) cause any condition to the consummation of the Closing set forth in Article VI not to be satisfied (or materially less likely to be satisfied);

(iii)        prior to the Closing Date, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other expense, liability or obligation or make any other payment or agree to provide any indemnity in connection with any Financing, in each case, that has not been or will not be reimbursed or indemnified by Parent or those that will only be effective as of the Effective Time;

(iv)         none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document, certificate or instrument, including any Definitive Debt Financing Agreement, with respect to any Financing that is not contingent upon the consummation of the Closing or that would be effective prior to the Closing Date (other than representation letters and authorization letters referred to above) and none of the directors and officers of the Company or the Company’s Subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any Financing is obtained prior to the Closing Date unless Parent shall have determined that such directors and officers are to remain as directors and officers of the Company or the Company’s Subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing Date; and

(v)         nothing in this Section shall oblige the Company to provide any information which (A) would result in the loss or waiver of any attorney-client privilege of the Company or any of its Subsidiaries or (B) would contravene any applicable Law, rule, regulation or order (provided, that the Company shall use reasonable best efforts to make substitute arrangements or permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege).

(c)         The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any Financing; provided, that such logos are used solely in a manner that is not intended to harm or disparage the Company or its Subsidiaries in any respect.

(d)        The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K in accordance with the time periods required by the Exchange Act and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the Securities and Exchange Commission pursuant to the Exchange Act prior to the Closing Date.  In addition, to the extent necessary to arrange, obtain or consummate any Financing, and subject to the limitations set forth in this Section, if, in connection with any marketing materials or disclosure related to any Financing, Parent reasonably requests the Company to file a Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company or its Subsidiaries or their securities, which information Parent determines upon advice from its Debt Financing Sources (and the Company does not reasonably object after being provided a reasonable opportunity to review and comment) to include in marketing materials for any Financing, then the Company shall file such Form 8-K.

(e)         Parent shall indemnify, defend and hold harmless each of the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs and expenses suffered or incurred by them in connection with their cooperation in arranging any Financing and the performance of their respective obligations under this Section and the provision of any information utilized in connection therewith (other than information provided by or on behalf of the Company or any of its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, any of its Subsidiaries or any of their respective representatives (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Parent shall, promptly upon written request of the Company reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the cooperation required by this Section.

(f)        Notwithstanding anything to the contrary contained herein, Parent and each Parent Merger Sub acknowledges and agrees that its obligations to consummate the Transactions are not contingent upon Parent or the Merger Subs obtaining any Financing.

Section 5.24        Payoff Letters. The Company shall use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date executed copies of payoff letters with respect to the Company Credit Agreement or any other Payoff Indebtedness for which the underlying documentation is in the form of a credit agreement or similar agreement, in each case, in a customary form. With respect to any existing letters of credit listed in Section 5.24 of the Company Disclosure Schedule (the “Existing L/Cs”), prior to the Closing Date, the Company shall use its reasonable best efforts to take all actions reasonably requested by Parent to back-stop, “rollover” or terminate the Existing L/Cs (including the release and discharge of all related Liens and security interests).

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 6.1          Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each Party to effect the Transactions shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)          Stockholder Approval.  The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained, and, if the Stockholder Written Consent was obtained, the Information Statement shall have been cleared by the SEC and mailed to the stockholders of Parent (in accordance with Regulation 14C under the Exchange Act) at least twenty (20) Business Days prior to the Closing.

(b)         Registration Statement.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Proceedings for that purpose shall have been initiated or threatened by the SEC unless subsequently withdrawn.

(c)         No Legal Prohibition.  No Governmental Entity of competent jurisdiction shall have entered or issued or have filed a legal action that is pending seeking an Order or adopted or enacted a Law in each case that is then in effect and has the effect of restraining, prohibiting, enjoining or rendering illegal the consummation of the Transactions (an “Adverse Law or Order”).

(d)        Regulatory Approval.  (i) Any waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated and (ii) those clearances and approvals set forth on Section 5.7(a) of the Company Disclosure Schedule, along with any other consents or approvals by any Governmental Entity that are required by any Regulatory Law to consummate the Transactions or which the failure to obtain would be, following the Closing, material to Parent and its Subsidiaries (including the HoldCo Surviving Company and its Subsidiaries), taken as a whole shall have been obtained.

(e)         Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2          Conditions to Obligations of Parent and Parent Merger Subs.  The respective obligations of Parent and Parent Merger Subs to effect the Transactions shall be subject to the fulfillment (or waiver by Parent, to the extent permissible under applicable Law) at or prior to the Closing of the following additional conditions:

(a)        Representations and Warranties.  The representations and warranties of the Company, HoldCo and Merger Sub 1 set forth in (i) Article III (other than in Section 3.1(a) (the first sentence only), Section 3.1(d) (the second sentence only), Section 3.1(e), Section 3.1(f), Section 3.2(a), Section 3.3, Section 3.7, and Section 3.26) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Company Material Adverse Effect and similar qualifications contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.1(a) (the first sentence only), Section 3.1(d) (the second sentence only), Section 3.1(e), Section 3.1(f), Section 3.2(a), Section 3.3 (other than Section 3.3(a) (the first three sentences only)), and Section 3.26 shall be true and correct (without regard to materiality, Company Material Adverse Effect and similar qualifications contained in such representations and warranties) in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 3.3(a) (the first three sentences only) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date other than inaccuracies that are in the aggregate de minimis as compared to the total number of shares of Company Common Stock subject to Section 3.3(a), and (iv) Section 3.7 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.

(b)          Performance of Obligations of the Company.  The Company, HoldCo and Merger Sub 1 shall have performed or complied in all material respects with all covenants required by the Agreement to be performed or complied with by them prior to the Closing.

(c)          No Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)         Closing Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a), and Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3        Conditions to Obligations of the Company, HoldCo and Merger Sub 1.  The obligations of the Company, HoldCo and Merger Sub 1 to effect the Transactions shall be subject to the fulfillment (or waiver by the Company, HoldCo or Merger Sub 1, to the extent permissible under applicable Law) at or prior to the Closing of the following additional conditions:

(a)          Representations and Warranties.  The representations and warranties of Parent and Parent Merger Subs set forth in (i) Article IV (other than in Section 4.1(a) (the first sentence only), Section 4.1(d) (the second sentence only), Section 4.1(e), Section 4.1(f), Section 4.2(a), Section 4.3, Section 4.7, and Section 4.27) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Parent Material Adverse Effect and similar qualifications contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.1(a) (the first sentence only), Section 4.1(d) (the second sentence only), Section 4.1(e), Section 4.1(f), Section 4.2(a), Section 4.3 (other than Section 4.3(a) (the first three sentences only)), and Section 4.27 shall be true and correct (without regard to materiality, Parent Material Adverse Effect and similar qualifications contained in such representations and warranties) in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 4.3(a) (the first three sentences only) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date other than inaccuracies that are in the aggregate de minimis as compared to the total number of shares of Parent Common Stock subject to Section 4.3(a), and (iv) Section 4.7 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.

(b)        Performance of Obligations of Parent and Parent Merger Subs.  Parent and Parent Merger Subs shall have performed or complied in all material respects with all covenants required by the Agreement to be performed or complied with by them prior to the Closing.

(c)          No Material Adverse Effect: No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(d)        Closing Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e)        U.S. Federal Income Tax Opinion.  The Company shall have received the opinion of White & Case LLP (or, if White & Case LLP is unable to deliver such tax opinion, of Skadden, Arps, Slate, Meagher & Flom LLP that, in such case, is addressed to Parent), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Second Merger and the Third Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon, and otherwise assume the accuracy of, representations contained in certificates of officers of Parent, HoldCo and the Company required to be delivered to such counsel pursuant to Section 5.15(b), reasonably satisfactory in form and substance to such counsel, and such other information as such counsel reasonably deems relevant.

(f)           Existing Debt Modifications. Parent shall have consummated each of the Existing Debt Modifications.

ARTICLE VII

TERMINATION

Section 7.1          Termination or Abandonment.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval), as follows:

(a)          by the mutual written consent of the Company and Parent;

(b)         by either the Company or Parent, if the Effective Time shall not have occurred on or prior to 11:59 p.m., Eastern Time, on January 6, 2026 (the “Initial End Date”); provided, however, that if on the Initial End Date all of the conditions to Closing, other than the conditions set forth in Section 6.1(c), as it relates to a Regulatory Law, or Section 6.1(d) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions are capable of being then satisfied were the Closing to occur at such time), the Initial End Date will automatically be extended to 11:59 p.m., Eastern Time, on April 6, 2026 (the “Extended End Date”); provided, further, however, that if on the Extended End Date all of the conditions to Closing, other than the conditions set forth in Section 6.1(c), as it relates to a Regulatory Law, or Section 6.1(d) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions are capable of being then satisfied were the Closing to occur at such time), the Extended End Date will automatically be extended to 11:59 p.m., Eastern Time, on July 6, 2026 (the “Second Extended End Date”) provided, further, however, that if on the Second Extended End Date all of the conditions to Closing, other than the conditions set forth in Section 6.1(c), as it relates to a Regulatory Law, or Section 6.1(c) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions are capable of being then satisfied were the Closing to occur at such time) and there is a Proceeding pending with respect to a Regulatory Law, the Second Extended End Date will automatically be extended to 11:59 p.m., Eastern Time, on October 6, 2026 (the “Outside End Date”); and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party (treating Parent and Parent Merger Subs as one party and the Company, HoldCo and Merger Sub 1 as one party for this purpose) (i) whose material breach of any obligation under this Agreement was the primary cause of or primarily resulted in the Effective Time not occurring prior to the End Date and (ii) who is not then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Article VI);

(c)         by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have entered or issued a final and nonappealable Order that remains in effect or shall have adopted or enacted a Law that is final and nonappealable and remains in effect, in either case that permanently restrains, enjoins or makes illegal the consummation of the Transactions; provided, that the Party (treating Parent and Parent Merger Subs as one party and the Company, HoldCo and Merger Sub 1 as one party for this purpose) seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used reasonable best efforts to prevent the entry of, and to remove, such Adverse Law or Order in accordance with Section 5.7; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party (treating Parent and Parent Merger Subs as one party and the Company, HoldCo and Merger Sub 1 as one party for this purpose) whose material breach of any obligation under this Agreement was the primary cause of or primarily resulted in such Order (or such Order becoming final and nonappealable);

(d)         by either the Company or Parent, (i) if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken or (ii) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)) or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(e)          by the Company (provided, that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Section 6.2(a) or (b)), if Parent or any of the Parent Merger Subs has breached any representation, warranty, covenant or other agreement contained in this Agreement (other than pursuant to Section 4.26), which breach (i) would result in the conditions in Article VI not being satisfied and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from the Company to Parent describing such breach or failure in reasonable detail and indicating its intent to terminate pursuant to this Section 7.1(e);

(f)          by Parent (provided, that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Section 6.3(a) or (b)), if the Company, HoldCo or Merger Sub 1 have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach (i) would result in the conditions in Article VI not being satisfied; and (ii) is not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail and indicating its intent to terminate pursuant to this Section 7.1(f);

(g)        (i) by the Company, prior to the receipt of the Company Stockholder Approval, in accordance with Section 5.4 in order to accept a Company Superior Proposal, subject to the prior or substantially concurrent payment of the Company Termination Fee to Parent pursuant to Section 7.3(d) or (ii) by Parent, prior to the receipt of the Parent Stockholder Approval, in accordance with Section 5.5 in order to accept a Parent Superior Proposal, subject to the prior or substantially concurrent payment of the Parent Termination Fee to the Company pursuant to Section 7.4(d);

(h)         (i) by Parent, prior to receipt of the Company Stockholder Approval, at any time following a Company Adverse Recommendation Change or (ii) by the Company, prior to the receipt of the Parent Stockholder Approval, at any time following a Parent Adverse Recommendation Change;

(i)          by the Company (provided, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that has been the primary cause of any Financing or the Existing Debt Modifications not being obtained), within three (3) Business Days after the expiration of the Marketing Period, if (x) Parent has not obtained each of the Existing Debt Modifications at such time or (y) Parent’s representation in Section 4.26 is not true and correct at such time; provided, that if the Company is then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Article VI on the date on which the three (3) Business Day period during which the Company is entitled to terminate this Agreement would otherwise begin pursuant to this Section 7.1(i), then the Company’s termination right pursuant to this Section 7.1(i) shall be unavailable until, and such three (3) Business Day period shall be tolled until and shall begin on, the date, if any, on which the Company is no longer then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Article VI); and; and

(j)          by the Company at any time prior to the Parent Stockholder Meeting if the Stockholder Written Consent is not delivered by Parent to the Company within forty eight (48) hours after the execution and delivery of this Agreement.

The party seeking to terminate this Agreement pursuant to this Section 7.1 shall provide written notice of such termination to the other parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.2         Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of this Section 7.2, Section 7.3, Section 7.4 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, HoldCo or Merger Sub 1, on the one hand, or Parent or Parent Merger Subs, on the other hand, to the other except (i) as provided in Section 7.3 or Section 7.4 or (ii) Liability arising out of or resulting from fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (which liability it is expressly acknowledged is not limited to reimbursement of expenses or out-of-pocket costs and may include damages based on loss of the economic benefits of the transactions contemplated by this Agreement, which may include loss of premium to which the holders of Company Common Stock and Company Equity Awards would have been entitled) (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

Section 7.3          Company Termination Fee.

(a)           If this Agreement is validly terminated:

(i)         (A) by Parent or the Company pursuant to Section 7.1(b) (End Date), (B) a Company Takeover Proposal shall have been publicly announced or publicly disclosed or made to the Company Board of Directors after the date of this Agreement and not withdrawn at least three (3) Business Days prior to termination, and (C) (1) the Parent Stockholder Approval shall have been obtained, (2) the Company Stockholder Approval shall not have been obtained and (3) all other conditions set forth in Section 6.1 and Section 6.3 were satisfied or capable of being satisfied at the time of such termination;

(ii)        (A) by Parent or the Company pursuant to Section 7.1(d)(i) (Company Stockholder Approval Not Obtained) and (B) a Company Takeover Proposal shall have been publicly announced or publicly disclosed after the date of this Agreement and not withdrawn at least three (3) Business Days prior to the date of the Company Stockholder Meeting; or

(iii)      (A) by Parent pursuant to Section 7.1(f) (Company Terminable Breach) and (B) a Company Takeover Proposal shall have been publicly announced or publicly disclosed or made to the Company Board of Directors after the date of this Agreement and not withdrawn at least three (3) Business Days prior to the date of the breach giving rise to such right of termination;

and in the case of each of the foregoing clauses (i) through (iii), at any time on or prior to the twelve (12)-month anniversary of the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction included within the definition of a Company Takeover Proposal with any person (a “Company Takeover Transaction”), the Company shall pay or cause to be paid to Parent (or Parent’s designee) the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, concurrently with the consummation of any such Company Takeover Transaction (whether or not within such twelve (12) month period); provided, that for the purposes of this Section 7.3(a) only, all references in the definition of Company Takeover Proposal to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%).”

(b)          If (i) Parent terminates this Agreement pursuant to Section 7.1(h)(i) (Company Adverse Recommendation Change) or (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(d)(i) (Company Stockholder Approval Not Obtained) following any time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(h)(i) (Company Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent (or Parent’s designee) the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, within two (2) Business Days after such termination.

(c)        If the Company terminates this Agreement pursuant to Section 7.1(g)(i) (Company Superior Proposal), the Company shall pay or cause to be paid to Parent (or Parent’s designee) the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, prior to or substantially concurrently with such termination.

(d)      “Company Termination Fee” means thirty two million seven hundred thousand dollars ($32,700,000), in cash.  Anything to the contrary in this Agreement notwithstanding, if this Agreement is terminated and such termination gives rise to the obligation of the Company to pay the Company Termination Fee in accordance with this Section 7.3, from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3, the Company and its Affiliates and Representatives shall have no further Liability of any kind for any reason in connection with this Agreement or the termination hereof other than as provided under this Section 7.3, except in the case of fraud or a Willful Breach of this Agreement.  Each of the Parties acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is due and payable and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  In no event shall Parent be entitled to more than one payment of the Company Termination Fee in connection with a termination of this Agreement pursuant to which such Company Termination Fee is payable.

(e)          The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, Parent and Parent Merger Subs would not enter into this Agreement.  Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) the Company shall reimburse Parent (or Parent’s designee) for all costs and expenses (including reasonable disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Proceedings commenced where there is a judgement against the Company for the Company Termination Fee, and (ii) the Company shall pay or cause to be paid to Parent (or Parent’s designee) interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made.

(f)        Notwithstanding anything to the contrary contained in this Agreement, Parent's right to receive payment of the Company Termination Fee pursuant to this Section 7.3 constitutes the sole and exclusive remedy of Parent or any of its Affiliates against the Company, or any of its Affiliates or any of their respective partners, members, shareholders or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Company Termination Fee in accordance with this Section 7.3, none of the Company or any of its Affiliates or any of their respective partners, members, shareholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Transactions or the other transactions contemplated hereby.

Section 7.4          Parent Termination Fee.

(a)          If this Agreement is validly terminated:

(i)        (A) by Parent or the Company pursuant to Section 7.1(b) (End Date), (B) a Parent Takeover Proposal shall have been publicly announced or publicly disclosed or made to the Parent Board of Directors after the date of this Agreement and not withdrawn at least three (3) Business Days prior to termination, and (C) (1) the Company Stockholder Approval shall have been obtained, (2) the Parent Stockholder Approval shall not have been obtained and (3) all other conditions set forth in Section 6.1 and Section 6.2 were satisfied or capable of being satisfied at the time of such termination;

(ii)        (A) by Parent or the Company pursuant to Section 7.1(d)(ii) (Parent Stockholder Approval Not Obtained) and (B) a Parent Takeover Proposal shall have been publicly announced or publicly disclosed after the date of this Agreement and not withdrawn at least three (3) Business Days prior to the date of the Parent Stockholder Meeting; or

(iii)        (A) by Company pursuant to Section 7.1(e) (Parent Terminable Breach) and (B) a Parent Takeover Proposal shall have been publicly announced or publicly disclosed or made to the Parent Board of Directors after the date of this Agreement and not withdrawn at least three (3) Business Days prior to the date of the breach giving rise to such right of termination;

and in the case of each of the foregoing clauses (i) through (iii), at any time on or prior to the twelve (12)-month anniversary of the date of such termination, Parent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction included within the definition of a Parent Takeover Proposal with any person (a “Parent Takeover Transaction”), Parent shall pay or cause to be paid to the Company (or the Company’s designee) the Parent Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds, concurrently with the consummation of any such Parent Takeover Transaction (whether or not within such twelve (12) month period); provided, that for the purposes of this Section 7.4(a) only, all references in the definition of Parent Takeover Proposal to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%).”

(b)         If (i) the Company terminates this Agreement pursuant to Section 7.1(h)(ii) (Parent Adverse Recommendation Change), (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(d)(i) (Company Stockholder Approval Not Obtained) following any time when the Company is entitled to terminate this Agreement pursuant to Section 7.1(h)(ii) (Parent Adverse Recommendation Change), or (iii) the Company terminates this Agreement pursuant to Section 7.1(j), Parent shall pay or cause to be paid to the Company (or the Company’s designee) the Parent Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds, within two (2) Business Days after such termination.

(c)         If Parent terminates this Agreement pursuant to Section 7.1(g)(ii) (Parent Superior Proposal), Parent shall pay or cause to be paid to the Company (or the Company’s designee) the Parent Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds, prior to or substantially concurrently with such termination.

(d)          If the Company terminates this Agreement pursuant to Section 7.1(i) (Parent Existing Debt Modification Failure or Insufficient Funds), Parent shall pay or cause to be paid to the Company (or the Company’s designee) the Parent Additional Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds, within three (3) Business Days after notice of such termination.

(e)          “Parent Termination Fee” means thirty two million seven hundred thousand dollars ($32,700,000), in cash. “Parent Additional Termination Fee” means forty million dollars ($40,000,000), in cash.  Anything to the contrary in this Agreement notwithstanding, if this Agreement is terminated and such termination gives rise to the obligation of Parent to pay the Parent Termination Fee or Parent Additional Termination Fee in accordance with this Section 7.4, from and after such termination and payment of the Parent Termination Fee or Parent Additional Termination Fee in full pursuant to and in accordance with this Section 7.4, Parent and its Affiliates and Representatives shall have no further Liability of any kind for any reason in connection with this Agreement or the termination hereof other than as provided under this Section 7.4, except in the case of fraud or a Willful Breach of this Agreement.  Each of the Parties acknowledges that the Parent Termination Fee and Parent Additional Termination Fee are not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee or Parent Additional Termination Fee, as applicable, is due and payable and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  In no event shall the Company be entitled to more than one payment of the Parent Termination Fee, the Parent Additional Termination Fee or both payment of the Parent Termination Fee and the Parent Additional Termination Fee in connection with a termination of this Agreement pursuant to which such Parent Termination Fee or Parent Additional Termination Fee is payable.

(f)        Parent and Parent Merger Subs acknowledge that the agreements contained in this Section 7.4 are an integral part of the Transactions, and that, without these agreements, the Company, HoldCo and Merger Sub 1 would not enter into this Agreement.  Accordingly, if Parent fails to pay in a timely manner any amount due pursuant to this Section 7.3 then (i) Parent shall reimburse the Company (or the Company’s designee) for all costs and expenses (including reasonable disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Proceedings commenced where there is a judgement against the Parent for the Parent Termination Fee, the Parent Additional Termination Fee or both the Parent Termination Fee and the Parent Additional Termination Fee, and (ii) Parent shall pay or cause to be paid to the Company (or the Company’s designee) interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made.

(g)         Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to receive payment of the Parent Termination Fee or Parent Additional Termination Fee pursuant to this Section 7.4 constitutes the sole and exclusive remedy of the Company or any of its Affiliates against the Parent, the Debt Financing Sources or any of their respective Affiliates or any of their respective partners, members, shareholders or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Parent Termination Fee in accordance with this Section 7.4, none of the Parent, the Debt Financing Sources or any of its Affiliates or any of their respective partners, members, shareholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Financing, the Transactions or the other transactions contemplated hereby or thereby and none of the Debt Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Financing or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for payment of the Parent Termination Fee or Parent Additional Termination Fee upon payment of such amount.

ARTICLE VIII

MISCELLANEOUS

Section 8.1       No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, schedule or other document delivered pursuant to this Agreement shall survive the Transactions, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2          Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with the Transactions, this Agreement and the other transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses, except that expenses incurred in connection with the filing fee for the Form S-4 and printing and mailing the Proxy Statement / Prospectus and the Form S-4 shall be shared equally by Parent and the Company. All filing fees incurred in connection with any filing made pursuant to any Regulatory Laws shall be borne solely by Parent.

Section 8.3           Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4          Governing Law.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, that in any Proceeding involving a Debt Financing Source that is in any way related to this Agreement or the Transactions, including any dispute arising out of or relating in any way to any Financing, shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state).

Section 8.5         Jurisdiction; Specific Enforcement.  The Parties agree that irreparable damage would occur, no adequate remedy at law would exist (including monetary damages) and damages would not be able to be determined in the event that any of the provisions of this Agreement were not performed (including failure to take such actions as are required of a Party hereunder to consummate the Transactions), or were threatened to not be performed, in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall (a) be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Company seeking to cause Parent to comply with its obligations pursuant to Section 5.22) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without the necessity of proving the inadequacy of money damages as a remedy and (b) shall not oppose the granting of, or raise any objections to the availability or granting of, the equitable remedy of specific enforcement or other equitable relief on the basis that (i) the other party has an adequate remedy at law (including monetary damages) or (ii) an award of specific enforcement is not an appropriate remedy for any reason at law or equity, and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3 and Section 7.4.  The Parties further agree that no Party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument.  In addition, each of the Parties irrevocably agrees that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement and the rights and obligations arising hereunder brought by another Party or its successors or assigns, shall be brought, tried and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement, the transactions contemplated hereby or the Transactions in any court other than the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the above named courts, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.  The Parties agree that a final judgment in any Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by applicable Law.

Section 8.6         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION CONTEMPLATED HEREBY OR THE MERGERS.

Section 8.7           Notices.  All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed provided: (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by email to the Party to be notified; provided, that notice provided by email shall not be effective if a bounceback or similar “undeliverable” message is received by such sender (excluding “out of office” or similar automated replies); or (c) when delivered if sent by a courier (with confirmation of delivery), in each case to the Party to be notified at the following address (or to such other address as any Party shall specify by written notice so provided in accordance with this Section 8.7):

If to Parent or Parent Merger Subs, to:
Getty Images Holdings, Inc.
605 5th Avenue S.
Suite 400
Seattle, WA 98104
Attention:             Kjelti Kellough
Email:                   kjelti.kellough@gettyimages.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:             Todd E. Freed
 Jon A. Hlafter

Email:                  todd.freed@skadden.com
 jon.hlafter@skadden.com

If to the Company, HoldCo or Merger Sub 1, to:

Shutterstock, Inc.
350 Fifth Avenue, 20th Floor
New York, NY 10118
Attention:             General Counsel
Email:                   counsel@shutterstock.com

with copies (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:             Kimberly C. Petillo-Décossard
 Ross E. Sturman
 Joseph F. Rosati

Email:                   kimberly.petillo-decossard@whitecase.com
 ross.sturman@whitecase.com
 joseph.rosati@whitecase.com

Section 8.8          Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties.  Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns; provided, that Parent (or one or more of its Affiliates) shall have the right, without the prior written consent of the Company or any of its Affiliates, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after the date of this Agreement, to any Debt Financing Source pursuant to terms of any Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of such Financing.  Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, then such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10        Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof and thereof.

Section 8.11        Amendments; Waivers.  Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may only be amended, modified or supplemented in a writing signed on behalf of each of Parent and the Company; provided, that after receipt of the Company Stockholder Approval or Parent Stockholder Approval, no amendment to this Agreement shall be made that by Law requires further approval by the Company’s or Parent’s stockholders, as applicable, without obtaining such further approval.  At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Parent Merger Subs, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Parent Merger Subs, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Parent Merger Subs, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein.  The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary in this Agreement, no modifications, supplements, amendments or waivers to any Specified Provision (and any provision of this Agreement to the extent a modification, supplement or amendment of such provision would modify the substance of any Specified Provision) shall be permitted in a manner materially adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 8.12        Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13        No Third-Party Beneficiaries. Except (a) for Section 5.11 (which, from and after the Effective Time, shall be for the benefit of the Company Indemnified Parties), (b) as set forth on Section 5.6(f) of the Parent Disclosure Schedules, (c) for Section 8.15 (which shall be for the benefit of the Related Parties) and (d) unless the Closing occurs, the right of the Company, on behalf of holders of Company Common Stock to pursue claims for damages for any Willful Breach of this Agreement by Parent or Parent Merger Subs, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the transactions contemplated by this Agreement to holders of Company Common Stock to receive the Merger Consideration, including loss of premium offered to such holders) and any damages, settlements, or other amounts recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, as applicable, be (a) distributed, in whole or in part, by the Company to the holders of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of the holders of Company Common Stock in any manner the Company deems fit, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement is intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder; provided, that each Debt Financing Source shall be an intended third-party beneficiary of the Specified Provisions (and any provision of this Agreement to the extent a modification, supplement, amendment or waiver of such provision would modify the substance of any Specified Provision) and shall be entitled to enforce such Specified Provisions directly; it being understood that the foregoing provisions may not be amended or waived in a manner adverse to the Debt Financing Sources without their prior written consent. Notwithstanding anything to the contrary in this Agreement, Parent and Parent Merger Subs expressly agree, following the termination of this Agreement at or after the time at which the Company Stockholder Approval shall have been obtained, the Company shall have the right, on behalf of its stockholders, and is hereby appointed as representative of its stockholders for such purposes, to pursue damages against any Parent or Parent Merger Subs for the loss of the Merger Consideration, including, for the avoidance of doubt, damages based on the loss of the premium offered to each such holder, in the event of any Willful Breach by Parent or Parent Merger Subs.

Section 8.14      Lender Related Parties.  Notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement, on behalf of itself and each of its controlled Affiliates, hereby (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any Proceeding involving the Debt Financing Sources, arising out of or relating to, this Agreement, any Financing or any of the agreements (including each Definitive Debt Financing Agreement) entered into in connection with any Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) agrees that any such Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), (iii) agrees that service of process upon such person in any such Proceeding shall be effective if notice is provided in accordance with Section 8.7 and (iv) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, ANY FINANCING, ANY DEFINITIVE DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER.  This Section shall not limit the rights of the parties to any Financing under any Definitive Debt Financing Agreement.

Section 8.15    Non-Recourse Parties. Notwithstanding anything that may be expressed or implied herein or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party to this Agreement may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Related Parties, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument or as otherwise set forth therein. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon or arising out of this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Related Party is intended as a third-party beneficiary of this Section 8.15.

Section 8.16         Interpretation.

(a)         When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date.  The word “extent” in the phrase “to the extent” means only the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  All terms defined in this Agreement shall have the defined meanings included in this Agreement when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “shall” and “will” may be used interchangeably herein and shall have the same meaning.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of the defined terms and to the masculine as well as to the feminine and neuter genders of such defined terms.  References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  References herein to a person are also to such person’s successors and permitted assigns.  All references in this Agreement to “$” or other monetary amounts refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” shall be deemed not to be exclusive.  References to days mean calendar days unless otherwise specified.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  The phrases “delivered” or “made available,” when used in this Agreement, shall mean that the information referred to has been posted and made accessible at least two (2) Business Days prior to the date hereof and has remained posted and accessible through the date hereof in the respective “Project Grammy” virtual “data rooms” established by the Company or its Representatives or Parent or its Representatives, as applicable.

(b)         Each of the Parties has participated in the drafting and negotiation of this Agreement, and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

(c)        The disclosures and information in the Company Disclosure Schedule and Parent Disclosure Schedule shall not constitute a representation or warranty and shall not expand any representation or warranty in Article III or Article IV; provided, that the Company Disclosure Schedule and Parent Disclosure Schedule are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  The specification of any dollar amount or percentage threshold or the inclusion of any item in the representations and warranties contained in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as, or are, material or threatened or as having, or having had, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Company Disclosure Schedule or Parent Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement, the Company Disclosure Schedule or Parent Disclosure Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as, or are, material or threatened or as having, or having had, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable), is within or outside of the ordinary course of business or is or is not material to the business or operations of the Company, Parent or either of their Subsidiaries, as applicable.  The information contained in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and any other schedules, exhibits or annexes hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to constitute an acknowledgment that the information is required to be disclosed or an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract), or to otherwise imply that such information (or any non-disclosed item or information of comparable or greater significance) represents a material exception or effect, that such information has had a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or that such information actually constitutes noncompliance with, or a breach or violation of, any Law, Contract or other topic to which such information is applicable.

Section 8.17        Definitions.

(a)       General Definitions.  References in this Agreement to “Subsidiaries” of any person means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock, or other equity securities or interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries, (ii) at least a majority of the equity economic interests are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries, or (iii) with respect to a partnership or limited liability company, such person or any Subsidiary of such person is a general partner or managing member of such partnership or limited liability company (as the case may be).  References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such first person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity.

(b)          Certain Specified Definitions.  As used in this Agreement:

(i)           “Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable than those that are applicable to the Company or Parent, as applicable, than those that are contained in the Confidentiality Agreement (excluding standstill restrictions); provided, that such confidentiality agreement shall not prohibit compliance by the Company or Parent with any of the provisions of Sections 5.4 and 5.5, as applicable.

(ii)         “Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

(iii)      “Archive Content” means Owned Intellectual Property consisting of (a) photographs, illustrations, or other visual representations, (b) moving visual content, including film, video tape, digital files, animation and clips and (c) font, audio file and any other work protected by copyright, in all cases, generated by any means and in any format or medium, including any reproductions and any modifications and derivative works thereof created on or prior to December 31, 2000.

(iv)        “Audited Financial Information” means (a) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2022 and December 31, 2023, and as of and for the last day of any subsequent fiscal year ended at least sixty (60) calendar days before the Closing Date and (b) respective related audited combined statements of income, shareholder’s equity and cash flows of the Company and its Subsidiaries, for the fiscal years ended December 31, 2022 and December 31, 2023, and as of and for the last day of any subsequent fiscal year ended at least sixty (60) calendar days before the Closing Date, in each case together with an “unqualified” audit opinion issued with respect to such audited financial statements by the Company and its Subsidiaries’ independent auditor.

(v)         “Business Data” means, with respect to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, all proprietary or confidential data or information collected, generated or used in the conduct of such party, including all Personal Data in the possession, custody or control of such party, or otherwise held or processed on such party’s behalf.

(vi)       “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

(vii)        “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(viii)       “Company Assets” means all of the assets, properties (real or personal), permits, rights, licenses, waivers or consents (whether contractual or otherwise) of the Company and its Subsidiaries.

(ix)         “Company Credit Agreement” means that certain Credit Agreement, dated as of July 22, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Company, as borrower, the guarantors party from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer.

(x)      “Company Employee Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance or termination pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether oral or written, funded or unfunded, or insured or self-insured, (x) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by the Company or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability, in each case, excluding any plans, programs or arrangements sponsored or maintained by any Governmental Entity.

(xi)        “Company Equity Awards” means, collectively, the Company RSU Awards, Company PSU Awards and Company Options.

(xii)        “Company Equity Plans” means, collectively, the Shutterstock Amended and Restated 2022 Omnibus Equity Incentive Plan and Shutterstock Amended and Restated 2021 Omnibus Equity Incentive Plan.

(xiii)       “Company Intervening Event” means any positive Effect first occurring or arising after the date hereof that is material to the Company and its Subsidiaries (taken as a whole) and that (a) was not known to or reasonably foreseeable by, or, if known or reasonably foreseeable, the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable by, the Company Board of Directors as of the date of this Agreement and (b) does not relate to any Company Takeover Proposal; provided, however, that in no event shall the following constitute or be taken into account for purposes of determining whether a Company Intervening Event has occurred: (i) the receipt, existence or terms of a Company Takeover Proposal or any matter relating thereto or consequence thereof, (ii) changes in the price or trading volume of the Company Common Stock, Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds or fails to meet internal or published estimates, projections, forecasts or predictions for any period, (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Company Intervening Event has occurred), (iii) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or (iv) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(xiv)        “Company Material Adverse Effect” means (a) any Effect that, individually or in the aggregate with any other Effect has had or would reasonably be likely to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (b) any Effect that, individually or in the aggregate with any other Effect prevents or materially impairs the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby (including the Transactions) on or before the End Date; provided, however, that in the case of clause (a) only, no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (i) any changes in general economic conditions in the United States or any other country or region, including any changes affecting financial, credit, securities, foreign exchange or capital market conditions, including (1) changes in interest rates or credit ratings generally in the United States or any other country, (2) changes in exchange rates generally for the currencies of any country or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (ii) any changes in general conditions in the industry in which the Company and its Subsidiaries operate, (iii) any changes or proposed changes after the date hereof in accounting standards or principles (including GAAP) or any guidance (including from the SEC or any other Governmental Entity) relating thereto or the interpretation of the foregoing, (iv) any changes or proposed changes after the date hereof in applicable Law, regulatory policies or interpretation thereof, (v) any failure by the Company to meet (1) any public analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (2) any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (vi) any changes in national or international political conditions, acts of terrorism (including cyberterrorism), war, or the commencement, continuation or escalation of a war or acts of armed hostility, (vii) weather conditions, natural disasters, epidemics, disease outbreaks or pandemics (including COVID-19) (or the worsening thereof), or any Law, directive, guidelines or recommendations issued by the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Entity or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, (viii) the execution and delivery of this Agreement, the pendency of this Agreement or the Transactions, any action taken or omitted to be taken by the Company or any Subsidiary of the Company at the express written direction or request of Parent, or the public announcement of this Agreement or the transactions contemplated hereby (including the identity of Parent), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with suppliers, customers, partners or vendors (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (ix) any change in the price or trading volume of the Company Common Stock or any other publicly traded securities of the Company or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur), (x) any reduction in the credit rating of the Company or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur) and (xi) any Transaction Litigation against the Company, any of its Affiliates and/or any of its or their directors or officers (in their capacity as such); provided, that with respect to the exceptions set forth in clauses (i), (ii), (iii), (iv) and (vi), to the extent such Effect has had a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which the Company and its Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur.

(xv)        “Company Material Lease” means a Company Lease with current annual rental payments of over five hundred thousand dollars ($500,000).

(xvi)      “Company Superior Proposal” means a bona fide, written Company Takeover Proposal that did not result from a material breach of Section 5.4 and that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account such factors as the Company Board of Directors considers in good faith to be appropriate and relevant, including the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, all other financial, legal, regulatory, tax, financing (including sources and terms, financing market conditions and the absence of financing conditions) and other aspects of such proposal and the person making such Company Takeover Proposal, is more favorable to the stockholders of the Company from a financial point of view than the Merger after giving effect to any changes to this Agreement proposed in writing by Parent in response to such Company Takeover Proposal.  For purposes of the references to “Company Takeover Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Company Takeover Proposal” will be deemed to be references to “fifty percent (50%).”

(xvii)       “Company Significant Stockholder” means Jonathan Oringer.

(xviii)      “Company Takeover Proposal” means any proposal or offer from any person (other than Parent, its Subsidiaries and the Parent Significant Stockholders) relating to, in a single transaction or series of related transactions (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the issuance, acquisition of, or the disposition of, fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of the Company, (b) any acquisition of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), (c) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole (as measured by fair market value), (d) any tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, revenues or net income of the Company and its Subsidiaries and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is fifteen percent (15%) or more.

(xix)       “Compliant” means, as of any time of determination, with respect to the Required Information, that (a) such Required Information, taken as a whole, at such time does not contain any untrue statement of a material fact with respect to the Company and its Subsidiaries or omit to state any material fact with respect to the Company and its Subsidiaries required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained therein are made, not misleading with respect to the Company and its Subsidiaries, (b) the independent auditors of the Company and its Subsidiaries have not objected to the use of, withdrawn or otherwise modified any audit opinion with respect to the financial statements contained in the Required Information and have confirmed they are prepared to issue a customary comfort letter, including as to customary negative assurances and change period, in order to consummate any Financing (subject to their completion of customary procedures) on any day during the Marketing Period, (c) with respect to any interim financial statements, such interim financial statements have been SAS 100 reviewed by the independent auditors of the Company and its Subsidiaries, (d) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of securities on Form S-1 (other than financial statements and other information required by Rule 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X (and in each case any successor thereto), the compensation discussion and analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and other information or financial data customarily excluded from a Rule 144A offering memorandum), and (e) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are, and remain throughout the Marketing Period, sufficient to permit the Company and its Subsidiaries’ independent accountants to issue comfort letters, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue (it being understood and agreed by the Parties that any financial statements required pursuant to the terms hereof shall be in substantially the same scope and level of detail as the Required Information, except that only annual financial statements will be subject to audit procedures, with any interim periods subject to SAS 100 review).

(xx)         “Contract” means any written or oral contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

(xxi)      “COVID-19” means SARS-CoV-2 or COVID-19, and any evolution or variant thereof or any related or associated epidemic, pandemic, or disease outbreak.

(xxii)      “Data Protection Law” means all applicable Laws relating to the protection or processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction.

(xxiii)    “Debt Financing Sources” means, collectively, the financial institutions and any other person that provides, or has entered into, or in the future enters into, any binding agreement with Parent or any of its Affiliates in connection with, or that is otherwise acting as a lender, investor, arranger, bookrunner, underwriter, manager, placement agent, initial purchaser, agent or any other similar representative in respect of, all or any part of any Financing, together with any of such person’s Affiliates and any of such person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, managers, members, partners, controlling persons, attorneys, directors, officers, employees, agents, advisors, other representatives and their respective successors or assignees; provided, that neither Parent nor any Affiliate of Parent shall be a Debt Financing Source.

(xxiv)      “Definitive Debt Financing Agreements” means the definitive documentation relating to any Financing.

(xxv)       “DPA” means Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, and the regulations at 31 C.F.R. Parts 800-802.

(xxvi)      “Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

(xxvii)    “End Date” means the Initial End Date or, if extended pursuant to Section 7.1(b), the Extended End Date, Second Extended End Date or Outside End Date, as applicable.

(xxviii)  “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials.

(xxix)      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxx)       “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xxxi)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(xxxii)     “Existing Notes” means the 9.750% Senior Notes due 2027.

(xxxiii)    “Existing Debt Modifications” means, collectively, (a) the Getty Images Credit Agreement Amendment or Parent Term Loan Refinancing Commitments, as applicable, in each case consummated on the terms and conditions set forth in Section 5.22(c) and (b) the Notes Redemption, including the incurrence of Notes Redemption Indebtedness (if any), consummated on the terms and conditions set forth in Section 5.22(c).

(xxxiv)    “Ex-Im Laws” means all applicable export, import, customs and trade, and anti-boycott Laws administered, enacted or enforced by any Governmental Entity, including: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or trade Laws in any relevant jurisdiction to the extent they are applicable.

(xxxv)     “Financing” means any or all of the Existing Debt Modifications and the Permanent Financing, as applicable.

(xxxvi)   “Getty Images Credit Agreement” means that certain Credit Agreement, dated as of February 19, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Getty Investment Holdings, Inc., a Delaware corporation, Getty Images, Inc., a Delaware corporation, Getty Midco (DE) LLC, a Delaware limited liability company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer.

(xxxvii)  “Getty Family Stockholders” means Getty Investments LLC, The October 1993 Trust, The Options Settlement, and Mark Getty.

(xxxviii) “Government Contract” means any prime Contract, subcontract, basic ordering agreement, letter Contract, purchase order, delivery order, change order, grant, incentive, loan, benefit, qualification, subsidy, award, participation, exemption, status, funding, arrangement or other commitment or benefit of any kind between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand, or granted to the Company or any Subsidiary of the Company by any Governmental Entity or prime contractor or subcontractor to a Governmental Entity.

(xxxix)   “Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitrator or arbitral body (public or private), regulatory, administrative agency, commission or body or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

(xl)      “Hazardous Materials” means all materials or substances listed, defined, designated, or classified as hazardous, radioactive, toxic, or a waste, pollutant or contaminant, or words of similar import, or that otherwise can form the basis of liability, under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum, petroleum products, petroleum byproducts or breakdown products, asbestos or asbestos-containing material, polychlorinated biphenyls, and lead paint.

(xli)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(xlii)       “IFRS” means International Financial Reporting Standards and Interpretations as issued by the International Accounting Standards Board.

(xliii)      “Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (a) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of assets, properties, equipment, rights, businesses or services (including any obligations under any seller notes and all potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations), (d) all lease obligations of such person that are required to be capitalized or categorized as “finance” leases in accordance with GAAP on the books and records of such person, (e) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (f) all obligations of such person under any swap, hedging, derivative or similar agreement or arrangement that would be payable to terminate such arrangements, calculated, as of the date Indebtedness is determined, as the amount of any payments that would be required to be paid by such person, as applicable, to the counterparty banks in the event of an early unwind or early termination of such instruments transactions on such date less any amount payable to such person in connection with such unwind or termination, (g) all reimbursement obligations of such person in respect of letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar credit transactions, to the extent drawn upon or will be drawn upon as a result of the consummation of the transactions contemplated by this Agreement, and (h) all guarantees (or any other arrangement having the economic effect of a guarantee) and keepwell arrangements of such person of any Indebtedness of any other person.

(xliv)     “Information Statement” means a written information statement of the type contemplated by Rule 14c-2 under the Exchange Act, including the related preliminary information statement, and any amendment or supplement thereto, relating to the Stockholder Written Consent, the Transactions and this Agreement.

(xlv)      “Intellectual Property” means any and all intellectual property together with all common law or statutory rights anywhere in the world arising thereunder or associated therewith, including any and all: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, slogans,  and other designations of origin together with all goodwill symbolized by any of the foregoing (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (d) copyrights and any other equivalent rights in works of authorship (including such rights in Software, databases, and designs) and any other related rights of authors, including moral or similar rights, and mask work rights (“Copyrights”); (e) rights of privacy and publicity; (f) rights in data, databases and data compilations; (g) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information (“Trade Secrets”); and (h) other similar or equivalent intellectual property rights anywhere in the world.

(xlvi)      “Interested Party” means, with respect to any person, any officer, director, employee, partner, member, manager of, or direct or indirect equity holder of such person or its Affiliates or any Affiliate or family members of the foregoing.

(xlvii)    “IT Assets” means any and all technology devices, computers, Software, hardware, systems, workstations, servers, networks, workstations, routers, hubs, circuits, switches, platforms and cloud services (including software-as-a-service, platform-as-a-service and infrastructure-as-a-service), data communications lines and all other information technology assets, systems, services, or equipment, and all data stored therein or processed thereby, and all associated documentation.

(xlviii)    “Knowledge of Parent” means with respect to Parent and its Subsidiaries, the knowledge, after reasonable inquiry, of the individuals listed on Section 8.17(b)(xlviii) of the Parent Disclosure Schedule.

(xlix)       “Knowledge of the Company” means with respect to the Company and its Subsidiaries, the knowledge, after reasonable inquiry, of the individuals listed on Section 8.17(b)(xlix) of the Company Disclosure Schedule.

(l)            “Latest Company Balance Sheet Date” means September 30, 2024.

(li)           “Latest Parent Balance Sheet Date” means September 30, 2024.

(lii)        “Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities.

(liii)      “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

(liv)        “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal, license, easement, servitude or transfer restriction.

(lv)          “Lookback Date” means January 1, 2023.

(lvi)        “Malicious Code” means computer code designed to perform an unauthorized function on, or permit unauthorized access to, an information system and cause harm to such system, including computer viruses, trojan horses, worms, and time or logic bombs.

(lvii)       “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date on which (a) all of the conditions to Closing (other than the condition set forth in Section 6.3(f)) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions would be satisfied or validly waived were the Closing to occur at such time), but (x) Parent shall not have obtained each of the Existing Debt Modifications or (y) Parent has not obtained the applicable Permanent Financing necessary to satisfy the Financing Uses, and (b) the Company shall have delivered to Parent the Required Information (and throughout and at the end of which the Required Information delivered to Parent prior to the beginning of such period remains Compliant); provided, that once the Marketing Period shall have commenced, it shall be deemed to have terminated on the date on which (x) Parent shall have obtained each of the Existing Debt Modifications and (y) Parent has obtained the applicable Permanent Financing necessary to satisfy the Financing Uses. Notwithstanding anything in the preceding sentence of this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period: (i) (A) the Company or any of its Affiliates has determined it is required to materially restate any of the financial statements contained in the Required Information, and, in such case, the Marketing Period shall not commence unless and until such restatement has been completed, the applicable Required Information has been amended and, to the extent such financial statements had previously been audited, an “unqualified” audit opinion is issued with respect to such restated financial statements; or (ii) the Company’s independent auditor shall have withdrawn any audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new “unqualified” audit opinion is issued with respect to such financial statements or any restatement thereof or such financial statements are no longer Required Information.

(lviii)      “NYSE” means the New York Stock Exchange.

(lix)      “Order” means any order, writ, injunction, judgment, decree, ruling, directive or award of a Governmental Entity, whether civil, criminal or administrative and whether formal or informal.

(lx)       “Organizational Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a person other than a corporation or limited liability company, the documents by which such person (other than an individual) establishes its legal existence or which govern its internal affairs.

(lxi)       “Owned Intellectual Property” means with respect to an entity, all Intellectual Property that, in whole or in part, are owned or purported to be owned by, exclusively licensed to, or purported to be owned by or exclusively licensed to such entity.

(lxii)      “Parent Assets” means all of the assets, properties (real or personal), permits, rights, licenses, waivers or consents (whether contractual or otherwise) of Parent and its Subsidiaries.

(lxiii)      “Parent Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Parent.

(lxiv)    “Parent Employee Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance or termination pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether oral or written, funded or unfunded, or insured or self-insured, (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Parent or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of Parent or any of its Subsidiaries or (b) for which Parent or any of its Subsidiaries has any direct or indirect liability, in each case, excluding any plans, programs or arrangements sponsored or maintained by any Governmental Entity.

(lxv)        “Parent Equity Awards” means, collectively, the Parent RSU Awards, Parent PSU Awards and Parent Options.

(lxvi)       “Parent Equity Plans” means, collectively, the Getty Images 2022 Equity Incentive Plan and the Getty Images Earn Out Plan.

(lxvii)     “Parent Intervening Event” means any positive Effect first occurring or arising after the date hereof that is material to the Parent and its Subsidiaries (taken as a whole) and that (a) was not known to or reasonably foreseeable by, or, if known or reasonably foreseeable, the material consequences of which (based on facts known to members of the Parent Board of Directors as of the date of this Agreement) were not reasonably foreseeable by, the Parent Board of Directors as of the date of this Agreement and (b) does not relate to any Parent Takeover Proposal; provided, however, that in no event shall the following constitute or be taken into account for purposes of determining whether a Parent Intervening Event has occurred: (i) the receipt, existence or terms of a Parent Takeover Proposal or any matter relating thereto or consequence thereof, (ii) changes in the price or trading volume of the Company Common Stock, Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds or fails to meet internal or published estimates, projections, forecasts or predictions for any period, (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Parent Intervening Event has occurred), (iii) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), or (iv) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(lxviii)    “Parent Material Adverse Effect” means, (a) any Effect that, individually or in the aggregate with any other Effect has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole or (b) any Effect that, individually or in the aggregate with any other Effect prevents or materially impairs the ability of Parent and its Subsidiaries to consummate the transactions contemplated hereby (including the Transactions) on or before the End Date; provided, however, that in the case of clause (a) only, no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (i) any changes in general economic conditions in the United States or any other country or region, including any changes affecting financial, credit, securities, foreign exchange or capital market conditions, including (1) changes in interest rates or credit ratings generally in the United States or any other country, (2) changes in exchange rates generally for the currencies of any country or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (ii) any changes in general conditions in the industry in which Parent and its Subsidiaries operate (iii) any changes or proposed changes after the date hereof in accounting standards or principles (including GAAP) or any guidance (including from the SEC or any other Governmental Entity) relating thereto or the interpretation of the foregoing, (iv) any changes or proposed changes after the date hereof in applicable Law, regulatory policies or interpretation thereof, (v) any failure by Parent to meet (1) any public analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (2) any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (vi) any changes in national or international political conditions, acts of terrorism (including cyberterrorism), war, or the commencement, continuation or escalation of a war or acts of armed hostility, (vii) weather conditions, natural disasters, epidemics, disease outbreaks or pandemics (including COVID-19) (or the worsening thereof), or any Law, directive, guidelines or recommendations issued by the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Entity or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, (viii) the execution and delivery of this Agreement, the pendency of this Agreement or the Transactions, any action taken or omitted to be taken by Parent or any Subsidiary of Parent at the express written direction or request of the Company, or the public announcement of this Agreement or the transactions contemplated hereby (including the identity of the Company), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with suppliers, customers, partners or vendors, (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (ix) any change in the price or trading volume of Parent Common Stock or any other publicly traded securities of Parent or any of its Subsidiary in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur), (x) any reduction in the credit rating of Parent or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur), and (xi) any Transaction Litigation against Parent, any of its Affiliates and/or any of its or their directors or officers (in their capacity as such); provided, that, with respect to the exceptions set forth in clauses (i), (ii), (iii), (iv), and (vi), to the extent such Effect has had a disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur.

(lxix)     “Parent Material Lease” means a Lease with current annual rental payments of over five hundred thousand dollars ($500,000).

(lxx)        “Parent Option” means an option to purchase shares of Parent Common Stock granted under the Parent Equity Plans.

(lxxi)     “Parent PSU Awards” means a restricted stock unit award granted under the Parent Equity Plans whose vesting is conditioned in full or in part based on the achievement of performance goals or metrics.

(lxxii)     “Parent RSU Awards” means a restricted stock unit award granted under the Parent Equity Plans, other than a Parent PSU Award.

(lxxiii)    “Parent Superior Proposal” means a bona fide, written Parent Takeover Proposal that did not result from a material breach of Section 5.4 and that the Parent Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account such factors as the Parent Board of Directors considers in good faith to be appropriate and relevant, including the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, all other financial, legal, regulatory, tax, financing (including sources and terms, financing market conditions and the absence of financing conditions) and other aspects of such proposal and the person making such Parent Takeover Proposal, is more favorable to the stockholders of Parent from a financial point of view than the Transactions after giving effect to any changes to this Agreement proposed in writing by the Company in response to such Parent Takeover Proposal.  For purposes of the references to “Parent Takeover Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Parent Takeover Proposal” will be deemed to be references to “fifty percent (50%).”

(lxxiv)     “Parent Significant Stockholders” means (a) the Getty Family Stockholders and (b) Koch Icon Investments, LLC.

(lxxv)      “Parent Takeover Proposal” means any proposal or offer from any person (other than the Company, its Subsidiaries and the Company Significant Stockholder) relating to, in a single transaction or a series of related transactions, (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the issuance, acquisition of, or the disposition of, fifteen percent (15%) or more of the outstanding Parent Common Stock or securities of Parent representing more than fifteen percent (15%) of the voting power of Parent (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Parent, (b) any acquisition of fifteen percent (15%) or more of the outstanding Parent Common Stock or securities of Parent representing more than fifteen percent (15%) of the voting power of Parent (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), (c) any acquisition (including the acquisition of stock in any Subsidiary of Parent) of assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, revenues or net income of Parent and its Subsidiaries, taken as a whole (as measured by fair market value), (d) any tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the outstanding Parent Common Stock or securities of Parent representing more than fifteen percent (15%) of the voting power of Parent (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, revenues or net income of Parent and its Subsidiaries and Parent Common Stock (or voting power of securities of Parent other than the Parent Common Stock) involved is fifteen percent (15%) or more.

(lxxvi)    “Payoff Indebtedness” means all Indebtedness of the Company and its Subsidiaries (a) with respect to the Company Credit Agreement or (b) designates as “Payoff Indebtedness” by the Company pursuant to Section 5.1(f).

(lxxvii)    “Permanent Financing” means any committed debt securities, loan financing or other debt financing pursued by Parent or any of its Subsidiaries (a) to finance the transactions contemplated hereby (including the Financing Uses and the Existing Debt Modifications) or (b) to refinance existing Indebtedness of the Parent and its Subsidiaries.

(lxxviii)  “Permitted Lien” means (a) any Lien for Taxes (i) not yet due and payable or (ii) the validity of which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) except with respect to Intellectual Property, statutory liens in favor of vendors, mechanics, materialmen, carriers, workers, landlords, repairmen, warehousemen, and contractors and other similar statutory Liens (not securing Indebtedness) arising or incurred in the ordinary course of business and not yet due and payable (or, if due, not yet delinquent or being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the Company Financial Statements or the Parent Financial Statements, as applicable, in accordance with GAAP), (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) with respect to Leased Real Property, any Liens that are placed on the fee title of the real property constituting Leased Real Property of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries (in each case, other than Liens that are placed as a result of any actions taken by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable), as applicable, which do not, individually or in the aggregate, materially impair the value or use of such Leased Real Property, (e) with respect to Owned Real Property, easements, covenants, conditions, restrictions, reservations, rights, claims, rights-of-way, servitudes, and other immaterial title exceptions or defects disclosed in policies of title insurance made available to Parent or the Company, as applicable, which do not, individually or in the aggregate, materially and adversely interfere with the ownership, operation or use of such Owned Real Property, the Company’s or its Subsidiaries’, or Parent’s or its Subsidiaries’, as applicable, operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company’s or its Subsidiaries’ or Parent’s or its Subsidiaries’, as applicable, current business operations at such location or value of the property affected thereby, or (f) licenses, immunities from suit, or covenants not to assert under any Intellectual Property.

(lxxix)     “Personal Data” means any information about an identifiable natural person or device that alone or in combination with other information identifies, or could be used to identify, a natural person, household, or device, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law.

(lxxx)      “Privacy and Security Requirements” means, with respect to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, all (a) applicable Data Protection Laws, (b) any internal or externally-facing written policies to the extent relating to privacy, data protection or data security (including written privacy policies or notices) (“Privacy Policies”); and (c) contractual requirements that impose obligations with respect to privacy, data protection or data security.

(lxxxi)    “Proceeding” means (a) any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) before any Governmental Entity or (b) a books and records demand pursuant Section 220 of the DGCL.

(lxxxii)    “Proxy Statement/Prospectus” means the prospectus of Parent related to the registration of the Parent Common Stock to be issued in the Merger, which shall include (a) the proxy statement of the Company, related to the Company Stockholder Meeting and (b) if the Parent Stockholder Meeting is held, the proxy statement of the Parent, related to the Parent Stockholder Meeting, or, if the Stockholder Written Consent is obtained, the Information Statement.

(lxxxiii) “Registered Intellectual Property” means all U.S., international or foreign (a) issued Patents and pending Patent applications, (b) registered Marks and pending applications to register Marks, (c) registered Copyrights and pending applications for Copyright registration, (d) domain name registrations and (e) any other Intellectual Property that are subject to any registration or issuance by any Governmental Entity or other public or quasi-public legal authority (including domain name registrars).

(lxxxiv)  “Amended and Restated Registration Rights Agreement” means the amended and restated registration rights agreement, by and between the Parent, the Company Significant Stockholder and the Parent Significant Stockholders and any other party designated therein, substantially in the form attached hereto as Exhibit B.

(lxxxv)   “Regulatory Laws” means any statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, or (b) prohibit, restrict, screen or regulate foreign investments.

(lxxxvi)  “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, financing sources, lenders and other agents, advisors and representatives of such person and its Subsidiaries.

(lxxxvii) “Required Information” means, collectively, (a) the Audited Financial Information, (b) the unaudited consolidated balance sheets and the related unaudited consolidated interim statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent interim financial period (other than any fourth fiscal quarter) ended more than forty (40) days prior to the Closing Date (and the corresponding period of the prior fiscal year), in each case, prepared in accordance with GAAP and (c) such other customary information regarding the Company and its Subsidiaries that is reasonably necessary to complete any Financing and of the type and form customarily included in a confidential offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act (including information necessary for Purchaser’s preparation of customary pro forma financial statements to be included therein), consistent with the information set forth in the following clause (d) and (d) (i) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the two most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, in each case prepared in accordance with U.S. GAAP, and (ii) the unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least forty-five (45) days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided pursuant to clause (d)(i) above, in each case prepared in accordance with U.S. GAAP.

(lxxxviii)“Sanctions” means any and all economic or financial sanctions and trade embargoes, including those administered by the United States government (including through the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the European Union, and His Majesty’s Treasury of the United Kingdom, or any other government authority with jurisdiction over the Parent, Company or its respective Subsidiaries.

(lxxxix)  “SEC” means the U.S. Securities and Exchange Commission.

(xc)          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xci)       “Security Incident” means any actual unauthorized access to or acquisition, use, disclosure, destruction, disabling, or other security breach impacting the integrity, availability, or confidentiality, of any IT Asset or Business Data.

(xcii)      “Software” means (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (c) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (d) artificial intelligence or machine learning technologies, and (e) documentation, user manuals, and training manuals documenting the functionality or use of any of the foregoing.

(xciii)    “Specified Provisions” means Section 7.4(g), the final proviso to Section 8.8, the last sentence of Section 8.11, the proviso to Section 8.13, Section 8.14 and the definition of “Debt Financing Sources”.

(xciv)     “SRO” means (a) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or Contract market.

(xcv)    “Standard IP Agreements” means, collectively, (a) inbound licenses or services agreements for “click-wrap”, “shrink-wrap” and other uncustomized, commercially-available, off-the-shelf Software or IT Assets, (b) non-exclusive, end-user license agreements or customer agreements entered into in the ordinary course of business, (c) non-disclosure agreements entered into in the ordinary course of business, (d) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; (e) nonexclusive licenses granted in the ordinary course of business to vendors and service providers to provide services to Parent, Company or their respective Subsidiaries, as applicable; and (f) standard agreements entered into in the ordinary course of business with employees, contractors, directors, executives, customers, or contributors in all material respects with terms relating to Intellectual Property that are consistent with past practice.

(xcvi)     “Tax” means any federal, state, provincial, local or non-U.S. tax, including any net income, gross receipts, capital, sales, use, goods and services, ad valorem, value added, transfer, franchise, premiums, windfall or other profits, net worth, wealth, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, stamp, occupation, real or personal property, alternative or add-on minimum and estimated tax and any other similar taxes of any kind whatsoever (however denominated), together with any interest, penalty or addition to tax imposed with respect to such amounts.

(xcvii)    “Tax Return” means any return, report, information return, election, claim for refund, form, estimated tax filing or declaration or other document (including any attached schedules, supplements and additional or supporting material) with respect to Taxes that is required to be filed with a Governmental Entity, including any amendments with respect to any of the foregoing.

(xcviii)   “Taxing Authority” means any Governmental Entity having (or purporting to have) jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

(xcix)      “Treasury Regulations” means the regulations promulgated under the Code, as may be amended from time to time.

(c)         “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state, local, or non-U.S. Law.

(ci)          “Willful Breach” means a breach that is the result of a willful or intentional act or failure to act where the breaching party knows, or would reasonably be expected to have known, that such act or failure to act is, or would reasonably be expected to result in a material breach.

Index of Defined Terms

Section

.pdf	Section 8.3
Acceptable Confidentiality Agreement	Section 8.17(b)(i)
Affiliates	Section 8.17(a)
Agreement	Preamble
Anti-Corruption Laws	Section 8.17(b)(ii)
Book-Entry Shares	Section 2.1(d)(i)(C)
Business Data	Section 8.17(b)(v)
Business Day	Section 8.17(b)(vi)
Cancelled Shares	Section 2.1(d)(ii)
Cash Election	Section 2.1(d)(i)(B)
Cash Election Consideration	Section 2.1(d)(i)(B)
Cash Election Shares	Section 2.1(d)(i)(B)
Certificate	Section 2.1(d)(i)(C)
Certificates of Merger	Section 1.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 8.17(b)(vii)
Company	Preamble
Company 401(k) Plan	Section 5.6(c)
Company Acquisition Agreement	Section 5.4(d)
Company Adverse Recommendation Change	Section 5.4(d)
Company Assets	Section 8.17(b)(viii)
Company Board of Directors	Recitals
Company Capitalization Date	Section 3.3(a)
Company Common Stock	Recitals, Recitals
Company Credit Agreement	Section 8.17(b)(ix)
Company Disclosure Schedule	Article III
Company Employee Benefit Plan	Section 8.17(b)(x)
Company Equity Awards	Section 8.17(b)(xi)
Company Equity Plans	Section 8.17(b)(xii)
Company ESPP	Section 2.3(g)

Company Financial Statements	Section 3.4(b)
Company Indemnified Parties	Section 5.11(a)
Company Intervening Event	Section 8.17(b)(xiii)
Company Lease	Section 3.9(b)
Company Leased Real Property	Section 3.9(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 8.17(b)(xiv)
Company Material Contracts	Section 3.11(a)
Company Material Lease	Section 8.17(b)(xv)
Company Option	Section 2.3(c)
Company Owned Real Property	Section 3.9(a)
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Recitals
Company RSU Award	Section 2.3(b)(i)
Company SEC Documents	Section 3.4(a)
Company Significant Stockholder	Section 8.17(b)(xvii)
Company Stockholder Approval	Section 3.1(f)
Company Stockholder Meeting	Section 5.8(d)
Company Superior Proposal	Section 8.17(b)(xvi)
Company Takeover Proposal	Section 8.17(b)(xviii)
Company Takeover Transaction	Section 7.3(a)
Company Termination Fee	Section 7.3(d)
Confidentiality Agreement	Section 5.3(e)
Continuing Employees	Section 5.6(a)
Contract	Section 8.17(b)(xx)
Converted Parent Option	Section 2.3(c)
Converted Parent RSU Award	Section 2.3(b)(ii)
Copyrights	Section 8.17(b)(xlv)
Covid-19	Section 8.17(b)(xxi)
Data Protection Law	Section 8.17(b)(xxii)
Debt Financing Sources	Section 8.17(b)(xxiii)
Delaware Secretary	Section 1.3(a)
DGCL	Recitals
DGCL 262	Section 2.1(f)
Dissenting Shares	Section 2.1(f)
DPA	Section 8.17(b)(xxv)
Effect	Section 8.17(b)(xxvi)
Effective Time	Section 1.3(a), Section 1.3(a)
Election	Section 2.2(b)(i)
Election Deadline	Section 2.2(b)(iv)
Election Period	Section 2.2(b)(iii)
End Date	Section 8.17(b)(xxvii)
Environmental Law	Section 8.17(b)(xxviii)
Environmental Parent Permits	Section 4.19
Equity Election	Section 2.1(d)(i)(C)
ERISA	Section 8.17(b)(xxix)

ERISA Affiliate	Section 8.17(b)(xxx)
Exchange Act	Section 8.17(b)(xxxi)
Exchange Agent	Section 2.2(c)
Exchange Fund	Section 2.2(d)
Exchange Ratio	Section 2.1(d)(i)(C)
Extended End Date	Section 7.1(b)
First Certificate of Merger	Section 1.3(a), Section 1.3(a)
Form of Election	Section 2.2(b)(ii)
Form S-4	Section Error! Reference source not found.
Fractional Shares Cash Amount	Section 2.1(h)
GAAP	Section 3.4(b)
General Counsel Escalation Period	Section 5.7(b)
Getty Credit Agreement	Section 8.17(b)(xxxvi)
Getty Family Stockholders	Section 8.17(b)(xxxvii)
Government Contract	Section 8.17(b)(xxxviii)
Governmental Entity	Section 8.17(b)(xxxix)
Hazardous Materials	Section 8.17(b)(xl)
HoldCo Surviving Corporation Shares	Section 2.1(d)(iii)
Holder	Section 2.2(b)
HSR Act	Section 8.17(b)(xli)
IFRS	Section 8.17(b)(xlii)
Indebtedness	Section 8.17(b)(xliii)
Initial End Date	Section 7.1(b)
Intellectual Property	Section 8.17(b)(xlv)
Intended Tax Treatment	Section 5.15(a)
Interested Party	Section 8.17(b)(xlvi)
IT Assets	Section 8.17(b)(xlvii)
Knowledge of Parent	Section 8.17(b)(xlviii)
Knowledge of the Company	Section 8.17(b)(xlix)
Latest Company Balance Sheet Date	Section 8.17(b)(l)
Latest Parent Balance Sheet Date	Section 8.17(b)(li)
Laws	Section 8.17(b)(lii)
Lease	Section 4.9(b)
Leases	Section 4.9(b)
Letter of Transmittal	Section 2.2(e)
Liability	Section 8.17(b)(liii)
Lien	Section 8.17(b)(liv)
Lookback Date	Section 8.17(b)(lv)
Malicious Code	Section 8.17(b)(lvi)
Marks	Section 8.17(b)(xlv)
Maximum Cash Election Consideration	Section 2.1(d)(i)(C)
Maximum Stock Election Consideration	Section 2.1(d)(i)(C)
Merger Consideration	Section 2.1(d)(i)(C)
Merger Sub 2	Preamble
Merger Sub 2 Common Stock	Section 4.25
Merger Sub 3	Preamble

Merger Sub 3 Common Interests	Section 4.25
Mixed Election	Section 2.1(d)(i)(A)
Mixed Election Consideration	Section 2.1(d)(i)(A)
Mixed Election Exchange Ratio	Section 2.1(d)(i)(C)
Mixed Election Per Share Cash Consideration	Section 2.1(d)(i)(C)
Mixed Election Shares	Section 2.1(d)(i)(A)
NYSE	Section 8.17(b)(lviii)
Order	Section 8.17(b)(lix)
Organizational Documents	Section 8.17(b)(lx)
Outside End Date	Section 7.1(b)
Owned Intellectual Property	Section 8.17(b)(lxi)
Parent	Preamble
Parent 401(k) Plan	Section 5.6(c)
Parent Acquisition Agreement	Section 5.5(d)
Parent Adverse Recommendation Change	Section 5.5(d)
Parent Assets	Section 8.17(b)(lxii)
Parent Benefit Plans	Section 5.6(b)
Parent Board of Directors	Recitals
Parent Capital	Section Section 4.3(a)
Parent Closing Stock Price	Section 2.1(d)(i)(C)
Parent Common Stock	Section 8.17(b)(lxiii)
Parent Disclosure Schedule	Article IV
Parent Employee Benefit Plan	Section 8.17(b)(lxiv)
Parent Equity Awards	Section 8.17(b)(lxv)
Parent Equity Plans	Section 8.17(b)(lxvi)
Parent Financia	Section Section 4.4(b)
Parent Intervening Event	Section 8.17(b)(lxvii)
Parent Material Adverse Effect	Section 8.17(b)(lxviii)
Parent Material Lease	Section 8.17(b)(lxix)
Parent Merger Subs	Preamble
Parent Option	Section 8.17(b)(lxx)
Parent Permits	Section 4.18(b)
Parent Pre	Section Section 4.3(a)
Parent PSU Awards	Section 8.17(b)(lxxi)
Parent Recommendation	Recitals
Parent RSU Awards	Section 8.17(b)(lxxii)
Parent S	Section Section 4.4(a)
Parent Share Issuance	Recitals
Parent Significant Stockholders	Section 8.17(b)(lxxiv)
Parent Stockholder Meeting	Section 5.8(e)
Parent Superior Proposal	Section 8.17(b)(lxxiii)
Parent Takeover Proposal	Section 8.17(b)(lxxv)
Parent Takeover Transaction	Section 7.4(a)
Parent Termination Fee	Section 7.4(e)
Parties	Preamble
Party	Preamble

Patents	Section 8.17(b)(xlv)
Payoff Indebtedness	Section 8.17(b)(lxxv)
Per Share Cash Consideration	Section 2.1(d)(i)(C)
Permitted Lien	Section 8.17(b)(lxxviii)
person	Section 8.17(a)
Personal Data	Section 8.17(b)(lxxix)
Premium Cap	Section 5.11(c)
Privacy and Security Requirements	Section 8.17(b)(lxxx)
Privacy Policies	Section 8.17(b)(lxxx)
Proceeding	Section 8.17(b)(lxxxi)
Proxy Statement/Prospectus	Section 8.17(b)(lxxxii)
Registered Intellectual Property	Section 8.17(b)(lxxxiii)
Registration Rights Agreement	Section 8.17(b)(lxxxiv)
Regulatory Laws	Section 8.17(b)(lxxxv)
Representatives	Section 8.17(b)(lxxxvi)
Sanctions	Section 8.17(b)(lxxxviii)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 8.17(b)(lxxxix)
Second Merger	Recitals
Securities Act	Section 8.17(b)(xc)
Security Incident	Section 8.17(b)(xci)
Software	Section (xcii)
Specified Provisions	Section 8.17(b)(xciii)
SRO	Section 8.17(b)(xciv)
Stock Election Consideration	Section 2.1(d)(i)(C)
Stock Election Shares	Section 2.1(d)(i)(C)
Subsidiaries	Section 8.17(a)
Surviving Corporation	Recitals
Tax	Section 8.17(b)(xcvi)
Tax Return	Section 8.17(b)(xcvii)
Taxing Authority	Section 8.17(b)(xcviii)
Third Certificate of Merger	Section 1.3(d)
Third Merger	Recitals
Third Merger Effective Time	Section 1.3(d)
Trade Controls	Section 3.21(a)
Trade Secrets	Section 8.17(b)(xlv)
Treasury Regulations	Section 8.17(b)(xcix)
Voting and Support Agreement	Recitals
Voting and Support Agreements	Recitals
WARN Act	Section 8.17(b)(c)
Willful Breach	Section 8.17(b)(ci)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SHUTTERSTOCK, INC.

By:	/s/ Paul Hennessy
Name: Paul Hennessy
Title: Chief Executive Officer

GRAMMY HOLDCO, INC.

By:	/s/ Rik Powell
Name: Rik Powell
Title: President

GRAMMY MERGER SUB ONE, INC.

By:	/s/ Rik Powell
Name: Rik Powell
Title: President

[Signature Page to Agreement and Plan of Merger]

GETTY IMAGES HOLDINGS, INC.

By:	/s/ Kjelti Kellough
Name: Kjelti Kellough
Title: Senior Vice President, General Counsel, and Corporate Secretary

GRAMMY MERGER SUB 2, INC.

By:	/s/ Kjelti Kellough
Name: Kjelti Kellough
Title: Secretary

GRAMMY MERGER SUB 3, LLC

By:	/s/ Kjelti Kellough
Name: Kjelti Kellough
Title: Secretary

[Signature Page to Agreement and Plan of Merger]